UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Intersect ENT, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share (the “common stock”)
	(2)	Aggregate number of securities to which transaction applies:

As of the close of business on August 20, 2021, there were (i) 33,346,182 shares of common stock, (ii) 6,309,459 shares of common stock reserved for issuance upon conversion of the Deerfield Convertible Notes (with a conversion price of $15.54), (iii) 3,372,641 shares of common stock issuable upon the exercise of Company Options (which Company Options have a weighted average exercise price of $22.24), (iv) 427,147 shares of common stock subject to Performance Options (which Performance Options have a weighted average exercise price of $20.44), (v) 535,966 shares of common stock underlying Company Restricted Stock Units and (vi) 408,065 shares of common stock underlying Company Performance Stock Units (assuming the achievement of all performance metrics at maximum).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (i) 33,346,182 shares of common stock multiplied by $28.25 per share; (ii) 6,309,459 shares of common stock reserved for issuance upon conversion of the Deerfield Convertible Notes multiplied by $12.71 (the difference between $28.25 and the conversion price of $15.54 per share); (iii) 3,372,641 shares of common stock issuable upon the exercise of Company Options multiplied by $6.01 (the difference between $28.25 and the weighted average exercise price of $22.24 per share); (iv) 427,147 shares of common stock subject to Performance Options multiplied by $7.81 (the difference between $28.25 and the weighted average exercise price of $20.44 per share); (v) 535,966 shares of common stock underlying Company Restricted Stock Units multiplied by $28.25 per share; and (vi) 408,065 shares of common stock underlying Company Performance Stock Units (assuming the achievement of all performance metrics at maximum) multiplied by $28.25 per share.

	(4)	Proposed maximum aggregate value of transaction:

$1,072,497,331.62
	(5)	Total fee paid:

$117,009.46
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying $1,072,497,331.62 by 0.0001091.
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED AUGUST [•], 2021—SUBJECT TO COMPLETION

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
[ ], 2021
Dear Intersect ENT Stockholder:
You are cordially invited to attend a virtual special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Intersect ENT, Inc. (“Intersect ENT”) to be held virtually on [ ], at [ ] Pacific time. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/XENT2021SM, where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual Special Meeting in person. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of coronavirus disease 2019 (“COVID-19”).
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated August 6, 2021 (the “Merger Agreement”), by and among Intersect ENT, Medtronic, Inc. (“Parent”), and Project Kraken Merger Sub, Inc. (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intersect ENT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Intersect ENT, with Intersect ENT continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).
If the Merger is completed, you will be entitled to receive $28.25 in cash, without interest thereon and less any applicable withholding taxes, for each share of common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately: (1) 15.2% to $24.52, the closing price of Intersect ENT’s common stock on August 5, 2021, the last full trading day prior to public announcement of Intersect ENT’s entry into the Merger Agreement; and (2) approximately 45.1% to the 30-day volume weighted average price of Intersect ENT common stock of $19.46, ending on July 30, 2021.
The Intersect ENT board of directors (the “Intersect ENT Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger and the transactions contemplated by the Merger Agreement (the “Transactions”) are fair to and in the best interests of Intersect ENT and its stockholders, (ii) approved and declared it advisable, to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at the Special Meeting; and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend, on behalf of Intersect ENT, that all Intersect ENT stockholders to approve the adoption of the Merger Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Intersect ENT Board recommends, on behalf of Intersect ENT, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Intersect ENT Board in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote online, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders a majority of the shares of Intersect ENT’s common stock that are issued and outstanding as of the close of business on the Record Date.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com
On behalf of the Intersect ENT Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

/s/ Thomas A. West
Thomas A. West President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [ ], 2021 and, together with the enclosed form of proxy card, is first being mailed on or about [ ], 2021.

PRELIMINARY PROXY STATEMENT DATED AUGUST [•], 2021—SUBJECT TO COMPLETION

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
[ ], 2021
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ]
Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Intersect ENT, Inc., a Delaware corporation (“Intersect ENT”), to be held virtually on [ ], at [ ] Pacific time. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/XENT2021SM, where you will be able to listen to the meeting live and vote online. We are holding the special meeting for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated August 6, 2021, (the “Merger Agreement”), by and among Intersect ENT, Medtronic, Inc. (“Parent”), and Project Kraken Merger Sub, Inc. (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Intersect ENT, with Intersect ENT continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intersect ENT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only stockholders of record as of the close of business on [ ], are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Intersect ENT Board unanimously recommends, on behalf of Intersect ENT, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting online, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote online, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
By Order of the Intersect ENT Board,

/s/ Thomas A. West
Thomas A. West
President and Chief Executive Officer
Dated: [ ], 2021

PRELIMINARY PROXY STATEMENT DATED AUGUST [•], 2021—SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ONLINE, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a stockholder of record, voting online at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote online at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

i

Annexes
ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Project Kraken Merger Sub, Inc. with and into Intersect ENT, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Intersect ENT,” “we,” “our,” “us” and similar words refer to Intersect ENT, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Medtronic, Inc. as “Medtronic” or “Parent” and Project Kraken Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated August 6, 2021, by and among Intersect ENT, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.001 per share as “common stock” and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Intersect ENT, Inc.
Headquartered in Menlo Park, California, Intersect ENT is a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care. Intersect ENT’s common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “XENT”. The principal executive offices of Intersect ENT are located at 1555 Adams Drive, Menlo Park, California 94025, and its telephone number is (650) 641-2100.
Medtronic, Inc.
Medtronic is among the world’s largest medical technology, services and solutions companies. Headquartered in Dublin, Ireland, Medtronic was founded in 1949 and serves hospitals, physicians, clinicians, and patients in more than 150 countries worldwide. The common stock of Medtronic plc, the ultimate parent of Medtronic, is listed on the New York Stock Exchange under the symbol “MDT”.
Project Kraken Merger Sub, Inc.
Merger Sub is a wholly-owned subsidiary of Parent and was formed on July 28, 2021, solely for the purpose of engaging in the Transactions, and has not engaged in any business activities other than in connection with the Transactions.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Intersect ENT, with Intersect ENT continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Intersect ENT’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, Intersect ENT’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Intersect ENT will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration
Intersect ENT Common Stock and Company Series D Preferred Stock
At the Effective Time, each then outstanding share of Intersect ENT common stock (other than shares of common stock (i) owned by Intersect ENT as treasury stock, (ii) owned by Parent or Merger Sub or (iii) held by an Intersect ENT stockholder who properly demands appraisal for such dissenting shares) will be cancelled and retired, and automatically converted into the right to receive cash in an amount equal to $28.25 in cash (the “Per Share Merger Consideration”), without interest thereon and less any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the Per Share Merger Consideration multiplied by a factor of 1,000 (the “Preferred Stock Merger Consideration”).
At or immediately prior to the Effective Time, Parent will deposit sufficient funds to pay the aggregate Per Share Merger Consideration and Preferred Stock Merger Consideration (the “Merger Consideration”) with a designated payment agent for payment of each share of common stock owned by each stockholder and for each share of Company Series D Preferred Stock owned by each stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
Treatment of Company Options, Performance Options, Company RSUs and Company PSUs
At the Effective Time, each:
(i)
option to purchase Intersect ENT common stock that is not subject to performance-based vesting conditions and is not granted under the Intersect ENT 2014 Amended and Restated Employee Stock Purchase Plan (each, a “Company Option”) that is unexercised and outstanding immediately prior to the Effective Time and for which the Per Share Merger Consideration exceeds the exercise price of such Company Option, and without regard to whether such Company Option is vested or unvested, shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of unexercised shares then subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over such Company Option’s per share exercise price;

(ii)
option to purchase Intersect ENT common stock that is subject to performance-based vesting (each, a “Performance Option”), to the extent outstanding and not vested immediately prior to the Effective Time, shall be automatically cancelled without consideration; provided that each such Performance Option that is unexercised and outstanding and that becomes vested prior to or upon the Effective Time and for which the Per Share Merger Consideration exceeds the exercise price of such Performance Option (each, a “Vested Performance Option”), shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of unexercised shares then subject to such Vested Performance Option, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over such Vested Performance Option’s per share exercise price;

(iii)
restricted stock unit that is subject to vesting conditions based solely on continued employment with or service to Intersect ENT (each, a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive an amount in cash equal to the product of (A) the Per Share Merger Consideration and (B) the aggregate number of shares then underlying such Company RSU; and

(iv)
restricted stock unit that is subject to performance-based vesting conditions (each, a “Company PSU”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled without consideration; provided that each such Company PSU that is outstanding and becomes vested prior to or upon the Effective Time (each, a “Vested Company PSU”) shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares then subject to such Vested Company PSU, multiplied by (B) the Per Share Merger Consideration.
Company Options and vested Performance Options are collectively referred to as “Options” herein. Each Option for which, as of the Effective time, the Per Share Merger Consideration does not exceed the exercise price of such Option shall be automatically cancelled as of the Effective Time for no consideration.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Options, Performance Options, Company RSUs and Company PSUs.”
Treatment of Purchase Rights under the 2014 Employee Stock Purchase Plan
The Merger Agreement generally provides that no new offering periods or purchase periods will begin under Intersect ENT’s 2014 Amended and Restated Employee Stock Purchase Plan (the “ESPP”) after August 6, 2021, any outstanding offering period will end no later than five days before the Effective Time, and the ESPP will terminate as of the Effective Time. In addition, with respect to any offering periods in effect on August 6, 2021, as of such date, no new participants will be permitted in the ESPP and existing participants will not be allowed to increase payroll contribution rates. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Purchase Rights under the Employee Stock Purchase Plan.”
Material U.S. Federal Income Tax Consequences of the Merger
For U.S. federal income tax purposes, the receipt of cash by Intersect ENT stockholders in exchange for shares of Intersect ENT common stock in the Merger will generally be a taxable transaction for Intersect ENT stockholders who are U.S. Holders (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). Such receipt of cash by each of our stockholders who is a U.S. Holder generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between (1) the amount of cash that such U.S. Holder receives in the Merger per share and (2) such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger by such stockholder.
Intersect ENT stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Intersect ENT stockholders, including stockholders who are not U.S. Holders, should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Appraisal Rights
If the Merger is consummated and certain conditions are met, Intersect ENT stockholders who continuously hold shares of Intersect ENT common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). This means that Intersect ENT stockholders may be entitled to have their shares of Intersect ENT common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Intersect ENT common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, Intersect ENT stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Intersect ENT stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Intersect ENT common stock.

To exercise appraisal rights, Intersect ENT stockholders must: (i) submit a written demand for appraisal to Intersect ENT before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of Intersect ENT common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Intersect ENT unless certain stock ownership conditions are satisfied by the Intersect ENT stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Regulatory Approvals Required for the Merger
Under the Merger Agreement, the Merger cannot be completed until, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”
On August 23, 2021, Intersect ENT made the filings required to be made under the HSR Act.
Closing Conditions
The obligations of Intersect ENT, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the absence of any laws or court orders prohibiting the Merger;
•	the adoption of the Merger Agreement by the requisite affirmative vote of Intersect ENT stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act and certain other foreign antitrust or competitions laws, or, where applicable, the receipt of approval thereunder;
•
in the case of Parent and Merger Sub, (i) the absence of any continuing event, circumstance, change or effect at Intersect ENT that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to Intersect ENT’s or its subsidiaries’ business, financial condition or results of operations, taken as a whole; and (ii) the absence of any pending lawsuit against Intersect ENT, Parent or its respective subsidiaries by a governmental entity seeking to prohibit the Merger or impose material limitations on any assets or operations of the parties in connection with the Transactions;

•
the accuracy of the representations and warranties of Intersect ENT, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; and

•
the performance in all material respects by Intersect ENT, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.

Required Stockholder Approval
The affirmative vote of the holders of a majority of the shares of Intersect ENT’s common stock that are issued and outstanding as of the close of business on the Record Date (as defined below) is required to adopt the Merger Agreement. As of the Record Date, [•] votes constitute a majority of the voting power of the outstanding shares of common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intersect ENT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the Transactions (the “Compensation Proposal”) and the proposal to adjourn the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present online or represented by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of common stock, representing approximately [•]% of the shares of common stock outstanding as of the Record Date (and approximately [•]% of the shares of common stock outstanding when taking into account Options, Company RSUs and Company PSUs held, in the aggregate, by our directors and executive officers), and approximately [•]% of the voting power of the shares of common stock outstanding as of the Record Date (and approximately [•]% of the voting power when taking into account Options and Company RSUs held, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.
The Special Meeting
Date, Time and Place
A special meeting of Intersect ENT stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held virtually on [  ], at [  ] Pacific time (the “Special Meeting”). The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/XENT2021SM, where you will be able to listen to the meeting live and vote online.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on [•] (the “Record Date”). Each holder of common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [•] shares of common stock outstanding and entitled vote at the Special Meeting. The holders of a majority of the voting power of the common stock issued and outstanding and entitled to vote thereat, present online or represented by proxy, will constitute a quorum at the Special Meeting.
Recommendation of the Intersect ENT Board
The Intersect ENT Board, after considering various factors described under the caption, “The Merger—Recommendation of the Intersect ENT Board and Reasons for the Merger,” has unanimously: (i) determined that the Merger and the Transactions are fair to and in the best interests of Intersect ENT and its stockholders, (ii) approved and declared it advisable, to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at the Special Meeting; and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend, on behalf of Intersect ENT, that all Intersect ENT stockholders approve the adoption of the Merger Agreement and approve the Merger in accordance with the DGCL.
Accordingly, the Intersect ENT Board also unanimously recommends, on behalf of Intersect ENT, that Intersect ENT stockholders vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Prior to the adoption of the Merger Agreement by stockholders, under certain circumstances, the Intersect ENT Board may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would violate the Intersect ENT Board’s fiduciary duties to stockholders under applicable law. However, the Intersect ENT Board cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five-calendar day period so that a failure to make an Intersect ENT Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Intersect ENT Board’s Recommendation; Intersect ENT Board Recommendation Change”) would no longer violate the Intersect ENT Board’s fiduciary duties to stockholders under applicable law. The termination of the Merger Agreement by Parent following the withdrawal by the Board of Directors of its recommendation that stockholders adopt the Merger Agreement will result in the payment by Intersect ENT of a termination fee to Parent in the amount of $29.25 million. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Intersect ENT Board’s Recommendation; Intersect ENT Board Recommendation Change.”
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Intersect ENT Board that, as of August 5, 2021 and based upon and subject to the factors and assumptions set forth therein, the $28.25 in cash per share of Intersect ENT common stock to be paid to the holders (other than Medtronic and its affiliates) of the outstanding shares of Intersect ENT common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 5, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Intersect ENT Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Intersect ENT common stock should vote with respect to the Merger or any other matter.
Pursuant to an engagement letter between Intersect ENT and Goldman Sachs, Intersect ENT has agreed to pay Goldman Sachs a transaction fee of approximately $18 million, all of which is contingent upon consummation of the Merger.
For a description of the opinion that the Intersect ENT Board received from Goldman Sachs, see the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs & Co. LLC”.
Interests of Intersect ENT’s Directors and Executive Officers in the Merger
When considering the foregoing recommendation of the Intersect ENT Board that you vote to approve the proposal to adopt the Merger Agreement, Intersect ENT’s stockholders should be aware that Intersect ENT’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Intersect ENT stockholders more generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger and (iii) recommending that the Merger Agreement be adopted by stockholders, the Intersect ENT Board was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time of the Merger, each Company Option, Performance Option, Company RSU, and Company PSU will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger—Treatment of Series D Preferred Stock, Company Options, Performance Options, Company RSUs and Company PSUs”;

•
continued eligibility of Intersect ENT’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under their employment agreements with Intersect ENT, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger—Payments Upon Termination At or Following Change in Control”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by Intersect ENT directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger.”

Alternative Acquisition Proposals
No Solicitation of Other Acquisition Proposals
Under the Merger Agreement, from the date of the Merger Agreement (the “Agreement Date”) until the Effective Time, Intersect ENT may not: (i) initiate, solicit, or knowingly encourage or facilitate, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal (as defined below) (ii) provide any non-public information to any person relating to an Acquisition Proposal (iii) enter, or propose to enter, into any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger or the Transactions.
Notwithstanding the foregoing restrictions, under specified certain circumstances, from the Agreement Date until the adoption of the Merger Agreement by Intersect ENT stockholders, Intersect ENT may provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from any material breach of Intersect ENT’s obligations, as described in the immediately preceding paragraph) if (and only if) the Intersect ENT Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would reasonably be expected to violate the Intersect ENT Board’s fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers.”
After the Agreement Date but prior to the adoption of the Merger Agreement by Intersect ENT stockholders, Intersect ENT is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five calendar day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the Transactions, as amended pursuant to such negotiations.
If Intersect ENT terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal after the Agreement Date but prior to the adoption of the Merger Agreement by Intersect ENT stockholders, Intersect ENT must pay a termination fee of $29.25 million to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Intersect ENT Board’s Recommendation; Intersect ENT Board Recommendation Change.”
Termination of the Merger Agreement
In addition to the circumstances described above, Parent and Intersect ENT have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise permanently prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by August 8, 2022 (unless as of such date, the Antitrust Condition (as defined in the Merger Agreement) has not been satisfied but all other closing conditions have been satisfied or waived, then the End Date may be extended to February 6, 2023 at the election of Parent), and if the Intersect ENT stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under some circumstances, Intersect ENT is required to pay Parent a termination fee equal to $29.25 million. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Effect on Intersect ENT if the Merger is Not Completed
If the Merger Agreement is not adopted by Intersect ENT stockholders, or if the Merger is not completed for any other reason:
i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
ii.
(A) Intersect ENT will remain an independent public company, (B) Intersect ENT’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Intersect ENT will continue to file periodic reports with the SEC; and

iii.
under certain specified circumstances, Intersect ENT will be required to pay Parent a termination fee of $29.25 million upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Intersect ENT Board is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place virtually on [ ], at [ ] Pacific time. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/XENT2021SM, where you will be able to listen to the meeting live and vote online.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Intersect ENT, and Intersect ENT will become a wholly-owned subsidiary of Parent;
•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•
to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your Control Number prior to the Special Meeting.

Q:	May I attend the Special Meeting virtually and vote in person?
A:
Yes. All stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Special Meeting, but to be admitted to the Special Meeting you will need to visit www.virtualshareholdermeeting.com/XENT2021SM and enter the 16-digit Control Number found next to the label “Control Number” on your proxy card voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your Control Number prior to the Special Meeting. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to being at    Pacific Time on   , 2021.

Each holder of record of common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Even if you plan to attend the Special Meeting online, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote online, your vote will revoke any proxy previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $28.25 in cash, without interest thereon and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $2,825.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	What vote is required to adopt the Merger Agreement?
A:
The affirmative vote of the holders of a majority of the shares of Intersect ENT’s common stock that are issued and outstanding as of the close of business on the Record Date is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote online at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Intersect ENT will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Intersect ENT will be required to pay Parent a termination fee of $29.25 million upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Intersect ENT to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?
A:
The affirmative vote of the holders of a majority of the voting power of the shares present online or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of the Compensation Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Intersect ENT. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Intersect ENT’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What is a “broker non-vote”?
A:
Under the rules of Nasdaq, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Merger Agreement, the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal and the proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, and, as a result, absent specific instructions from the beneficial owner of such shares of Intersect ENT common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Intersect ENT common stock on non-discretionary matters, which we refer to generally as “broker non-votes.” Because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Intersect ENT does not expect any broker non-votes at the Special Meeting.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my book-entry shares now?
A:
No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such holder’s book-entry shares for the Per Share Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Intersect ENT in writing of such special arrangements, you will transfer the right to receive the Per Share Merger consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred shares. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Intersect ENT.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares online at the Special Meeting.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Adjournment Proposal.

Q:	How may I vote?
A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or
•	by attending the Special Meeting and voting online.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting online, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote online, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Corporate Secretary of Intersect ENT; or
•	attending the Special Meeting and voting online.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting. Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Intersect ENT may announce preliminary voting results at the conclusion of the Special Meeting. Intersect ENT intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Intersect ENT files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in Spring of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which Intersect ENT refers to in this proxy statement, contains not only historical information, but also forward-looking statements, including all statements relating directly or indirectly to the timing or likelihood of completing the Merger, litigation and other information with respect to our plans and strategies, made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Intersect ENT’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Intersect ENT for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•
the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, potential delays in consummating the Merger, the ability of Intersect ENT to timely and successfully achieve the anticipated benefits of the Merger and the impact of health epidemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto;

•	the risk that the Merger Agreement may be terminated in certain circumstances that require us to pay Parent a termination fee of $29,250,000;
•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;
•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;
•
the fact that receipt of the all-cash Merger Consideration would be taxable to stockholders that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes;

•
the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Intersect ENT’s current strategy as an independent public company;

•	the fact that under the terms of the Merger Agreement, Intersect ENT is unable to solicit other Acquisition Proposals during the Pre-Closing Period;
•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;
•	risks that our stock price may decline significantly if the Merger is not completed; and
•
risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various governmental entities, including any conditions, limitations or restrictions placed on these approvals, and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (i) the information contained under this caption; and (ii) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Intersect ENT Board for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting virtually on [   ], at [   ] Pacific time and, if applicable, at any adjournment or postponement thereof. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/XENT2021SM, where you will be able to listen to the meeting live and vote online.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 1555 Adams Drive, Menlo Park, California 94025, during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.
As of the Record Date, there were [   ] shares of common stock outstanding and entitled to vote at the Special Meeting.
The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present online or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the shares of Intersect ENT’s common stock that are issued and outstanding as of the close of business on the Record Date is required to adopt the Merger Agreement. As of the Record Date, [   ] votes constitute a majority of the voting power of the outstanding shares of common stock. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.
The affirmative vote of the holders of a majority of the voting power of the shares present online or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.
Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present online or represented by proxy at the Special Meeting and entitled to vote on the subject matter.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who attend the virtual meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against such proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or any proposal to adjourn the Special

Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present. However, because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Intersect ENT does not expect any broker non-votes at the special meeting. As such, if you fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted towards a quorum at the Special Meeting.
Shares Held by Intersect ENT’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of common stock, representing approximately [•]% of the shares of common stock outstanding on the Record Date (and approximately [•]% of the shares of common stock outstanding when taking into account Options and Company RSUs held, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (1) “FOR” the adoption of the Merger Agreement, (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal, and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Voting of Proxies
If, at the close of business on the Record Date, your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., on the Record Date, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote online at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Special Meeting and wish to vote online, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting online. If you attend the Special Meeting and vote online, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:
(1)
“FOR” adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If, at the close of business on the Record Date, your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting online with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary; or
•	attending the Special Meeting and voting online.
If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote online or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Intersect ENT Board’s Recommendation
The Intersect ENT Board, after considering various factors described under the caption, “The Merger—Recommendation of the Intersect ENT Board and Reasons for the Merger,” has unanimously: (i) determined that the Merger and the Transactions are fair to and in the best interests of Intersect ENT and its stockholders, (ii) approved and declared it advisable, to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at the Special Meeting; and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend, on behalf of Intersect ENT, that all Intersect ENT stockholders to approve the adoption of the Merger Agreement and approve the Merger in accordance with the DGCL.
Accordingly, the Intersect ENT Board recommends, on behalf of Intersect ENT, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Intersect ENT. We have retained MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $18,500 plus expenses. We will also indemnify MacKenzie against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in Spring of 2022.
Delisting and Deregistration of Intersect ENT’s Common Stock
If the Merger is completed, the shares of Intersect ENT’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Intersect ENT’s common stock will no longer be publicly traded.

Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [•]
The proxy statement is available at ir.intersectent.com and clicking on the link titled “Financial Information”.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, you may contact us by writing to Intersect ENT’s Investor Relations at 1555 Adams Drive, Menlo Park, California 94025. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, California 94025
(650) 641-2100
Intersect ENT is a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care. Intersect ENT’s common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “XENT”.
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432
(800) 633-8766
Medtronic is among the world’s largest medical technology, services and solutions companies. Headquartered in Dublin, Ireland, Medtronic was founded in 1949 and serves hospitals, physicians, clinicians, and patients in more than 150 countries worldwide. The common stock of Medtronic plc, the ultimate parent of Medtronic, is listed on the New York Stock Exchange under the symbol “MDT”.
Project Kraken Merger Sub, Inc.
c/o Medtronic
710 Medtronic Parkway
Minneapolis, MN 55432
(800) 633-8766
Merger Sub is a wholly-owned subsidiary of Parent and was formed on July 28, 2021, solely for the purpose of engaging in the Transactions, and has not engaged in any business activities other than in connection with the Transactions.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Intersect ENT, with Intersect ENT continuing as the Surviving Corporation. As a result of the Merger, Intersect ENT will become a wholly-owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the parties may agree and specify in the certificate of merger).
Effect on Intersect ENT if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
ii.
(A) Intersect ENT will remain an independent public company, (B) Intersect ENT’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Intersect ENT will continue to file periodic reports with the SEC;

iii.
we anticipate that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Intersect ENT’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Intersect ENT operates and economic conditions;

iv.
the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

v.
the Intersect ENT Board will continue to evaluate and review Intersect ENT’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Intersect ENT Board will be offered or that Intersect ENT’s business, prospects and results of operations will be adversely impacted); and

vi.
under certain specified conditions, Intersect ENT will be required to pay Parent a termination fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration
At the Effective Time, each share of common stock (other than excluded shares, which include, for example, shares of common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, without interest thereon and less any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of common stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Background of the Merger
The Intersect ENT Board frequently reviews, with Intersect ENT senior management, and with the assistance of its outside advisors, Intersect ENT’s strategic and financial alternatives in light of developments in Intersect ENT’s business, the sectors in which it competes, the economy generally and financial markets. Over the past eighteen (18) months, this assessment has also been informed by perceptions of the current and prospective impact of the COVID-19 pandemic. As part of this process, members of Intersect ENT senior management have engaged in business development and strategic discussions with participants in the medical device, pharmaceutical and healthcare equipment industries, all with the goal of enhancing value for stockholders and delivering the best possible treatments and services to patients and healthcare providers. Intersect ENT’s strategic discussions have also focused on, among other things, collaborations with other medical device companies.
On June 22, 2020, Mr. Thomas A. West, Chief Executive Officer of Intersect ENT, received a telephone call from Mr. Chris Cleary, Vice President of Corporate Development at Medtronic, noting that Medtronic planned to send a letter proposing to acquire all of the outstanding shares of Intersect ENT for a purchase price of $17.50 per share in cash. Later that day, Medtronic provided the proposal letter via email. Mr. West acknowledged receipt of the acquisition proposal letter via email. Mr. West promptly notified the Intersect ENT Board of the acquisition proposal letter. On June 22, 2020, shares of Intersect ENT common stock closed on Nasdaq at $12.60 per share.
On June 25, 2020 the Intersect ENT Board convened via teleconference. At that time, the Intersect ENT Board agreed to establish the Intersect ENT Transaction Advisory Committee to guide the interactions between Intersect ENT, its advisors and Medtronic and to preview any recommendations or proposals prior to full

Intersect ENT Board review. The Transaction Advisory Committee was comprised of the following Intersect ENT Board members: Kieran Gallahue, Dana Mead and Cindy Lucchese, each of whom are independent directors and were chosen based on their experience with strategic transactions, existing roles on our Intersect ENT Board and willingness to serve on the Transaction Advisory Committee. In addition, the Intersect ENT Board agreed to engage Goldman Sachs & Co. LLC as financial advisor to Intersect ENT (“Goldman Sachs”) and Cooley LLP as Intersect ENT’s outside legal counsel (“Cooley”) for the purpose of assisting the Intersect ENT Board in evaluating the acquisition proposal letter. Over the course of the next few weeks, Intersect ENT senior management, Intersect ENT’s advisors and the Transaction Advisory Committee worked to develop their analyses of the proposed acquisition and of Intersect ENT’s various alternatives thereto in order to present their analyses to the full Intersect ENT Board and respond to the Medtronic offer.
On July 7, 2020, Intersect ENT’s Transaction Advisory Committee held a meeting via teleconference where members of Intersect ENT senior management and Goldman Sachs, relying on certain financial projections prepared by Intersect ENT senior management and approved for Goldman Sachs’ use, presented a valuation model and analysis of the proposed acquisition to Intersect ENT’s Transaction Advisory Committee. Later in the afternoon, after the close of the U.S. financial markets, a Bloomberg article reported that Medtronic had made an offer to acquire Intersect ENT. On July 7, 2020, shares of Intersect ENT common stock closed on Nasdaq at $13.89 per share.
On the morning of July 8, 2020, the Intersect ENT Board held a telephonic meeting with members of Intersect ENT senior management, representatives from Goldman Sachs, and representatives from Cooley in attendance. At the meeting, the Intersect ENT Board discussed the acquisition proposal and determined that the proposed purchase price of $17.50 per share was insufficient to enter into a transaction. The Intersect ENT Board directed the Intersect ENT senior management team to convey this message to Medtronic.
On July 9, 2020, Mr. West contacted Mr. Cleary by telephone and indicated that Medtronic’s proposed purchase price was insufficient to enter into a transaction with Medtronic.
On July 9, 2020, Company A, a competitor in the medical device industry, contacted Mr. West to set up a call for the following day.
On July 10, 2020, Mr. West held a telephonic meeting with a representative of Company A. At the meeting, the representative of Company A noted that they were not planning to make an acquisition proposal, but would like to be included in the process if Intersect ENT decided to engage in a full strategic transaction process.
On July 13, 2020, Medtronic sent Mr. West a revised acquisition proposal letter with a purchase price of $18.50 per share.
On July 14, 2020, Mr. West and Mr. Cleary spoke by telephone, Mr. West confirmed receipt of the revised offer and noted that he would review the offer with the Intersect ENT Board for consideration the following day.
On July 15, 2020, the Intersect ENT Board met with the Intersect ENT senior management team and Intersect ENT’s advisors to discuss the revised offer. After a thorough review of certain financial projections prepared by Intersect ENT senior management, the operating risks relating to the COVID-19 pandemic, Goldman Sachs’ financial analysis and valuation based on these projections and feedback and advice from Cooley, the Intersect ENT Board determined that an offer in the “mid-twenties” would be necessary to proceed and that Mr. West should convey this price target to Medtronic. The Intersect ENT Board indicated that the Intersect ENT senior management team should also deliver a management presentation in order to provide Medtronic with a detailed understanding of Intersect ENT and a high-level, preliminary view of potential synergies with Medtronic.
On July 16, 2020, Mr. West spoke to Mr. Cleary, noting that Intersect ENT would consider a transaction where Intersect ENT would be acquired for a purchase price in the mid-20s per share. Mr. Cleary noted that he would consider the proposal.
On July 21, 2020, Mr. Cleary contacted Mr. West and both agreed that a management presentation might provide the basis for Medtronic seeing increased value for its bid to meet Intersect ENT’s valuation expectations.
On July 28, 2020, Mr. West spoke to Mr. Cleary and finalized the details for the agreed management presentation to further Medtronic’s understanding of Intersect ENT, subject to entering into a confidentiality agreement, which would provide for, among other terms, a standstill obligation for a minimum period of six months. Mr. Cleary accepted. Later that day, Intersect ENT and Medtronic executed a confidentiality agreement, which included customary terms and a standstill provision for a six-month period. The standstill provision included customary exclusions such as permitting parties to approach Intersect ENT privately and confidentially and a fall away provision upon the entry or public announcement of certain acquisition transactions.
On July 29, 2020, members of Intersect ENT senior management held a management presentation for Medtronic. Representatives of Goldman Sachs were also in attendance.
Following the completion of the management presentation, Intersect ENT reached out to Medtronic to determine if any additional questions or data requests would be forthcoming. Medtronic indicated in August 2020 that the management presentation had not materially changed its view on valuation. At this time, Intersect ENT was actively engaged in pursuing an acquisition of Fiagon AG. Fiagon AG had been considered as a potential distribution partner of Intersect ENT prior to the outbreak of the COVID-19 pandemic, and consideration of potential strategic options were restarted over the course of the summer of 2020. This led to additional Intersect ENT Board meetings to discuss the timing of moving forward with a potential acquisition of Fiagon AG and whether or not to reach out to Medtronic for a further indication of interest. Because Medtronic had reported that the management presentation had not materially changed its view on valuation, the Intersect ENT Board resolved to pursue the acquisition of Fiagon AG and instructed the Intersect ENT senior management team to proceed on that basis.
On September 15, 2020, Intersect ENT’s acquisition of Fiagon AG was announced before the U.S. financial markets opened.
Following the announcement of the acquisition of Fiagon AG, there were periodic, high-level conversations between Intersect ENT and Medtronic. These conversations did not lead to further discussions regarding potential transaction terms, and Intersect ENT did not engage further with Medtronic during the remainder of 2020 or the first half of 2021.
On July 7, 2021, Mr. Cleary reached out to Intersect ENT seeking to speak with Mr. West.
On July 8, 2021, Medtronic sent a letter proposing to acquire Intersect ENT at purchase price of $24.00 per share in cash to Mr. Kieran Gallahue, Chairman of the Intersect ENT Board, as Mr. West was not immediately available. Later the same day, Mr. West spoke with Mr. Richard Meier, the chief financial officer of Intersect ENT, to discuss the written proposal from Medtronic.
On the morning of July 10, 2021, the Intersect ENT Board held a telephone conference call to discuss Medtronic’s revised offer of $24.00 per share in cash. Members of Intersect ENT senior management, representatives from Goldman Sachs, and representatives from Cooley were in attendance.
On July 13, 2021, the Intersect ENT senior management team reviewed in greater detail with the Intersect ENT Board the Medtronic offer at $24.00 per share, as well as the additional financial implications of this offer. Representatives of Goldman Sachs and Cooley were also in attendance. At such meeting, the Intersect ENT Board noted that while the offer at $24.00 per share was potentially attractive based on a thorough review of certain financial projections, the operating risks relating to COVID-19 pandemic, Goldman Sachs’ financial analysis and valuation based on the projections and feedback and advice from Cooley, the offer would need to be in the high-20s per share in order for Intersect ENT to consider entering into a transaction. In particular, it was noted that the position of Intersect ENT had materially improved over the course of the last year with the demonstrated recovery of PROPEL despite ongoing the COVID-19 pandemic challenges, the office-based business for both PROPEL and SINUVA had expanded and the addition of Fiagon navigation and balloon products had taken place. Later that day, Mr. West spoke to Mr. Cleary noting that the Intersect ENT Board would consider an offer in the high-20s per share if such a transaction could be consummated in a prompt manner.
On July 19, 2021, Intersect ENT and Medtronic entered into an amendment to the original confidentiality agreement previously entered into on July 28, 2020. The confidentiality agreement included a Medtronic six-month standstill period. Later that day, Intersect ENT began populating and opened a virtual data room.

On July 20, 2021, members of Intersect ENT senior management held a management presentation for Medtronic employees across a range of functions. That same day, Intersect ENT and Medtronic executed a confidentiality agreement for certain highly confidential information relating to Intersect ENT. The Intersect ENT senior management team met with the Intersect ENT Board on a teleconference later in the day to de-brief the Intersect ENT Board on the management presentation.
On July 21, 2021, Mr. West received a telephone call from Mr. Cleary at Medtronic revising the proposal to $27.00 per share. Later that evening, Mr. West and members of Intersect ENT senior management met with the Transaction Advisory Committee previously established by the Intersect ENT Board to report on the improved Medtronic offer of $27.00 per share in cash. The Transaction Advisory Committee and Mr. West agreed to seek $29.50 per share in cash in order to maximize the potential value to Intersect ENT stockholders but to also indicate to Medtronic that a price below $30.00 would be considered. Later that day, Mr. West conveyed to Mr. Cleary the specific price target of $29.50 per share. Mr. Cleary indicated that $29.50 per share did not constitute any material movement on Intersect ENT’s part, despite Medtronic’s improved offer from $24.00 per share to $27.00 per share, and that Medtronic expected a compromise valuation in order to come to an agreement.
On July 23, 2021, Mr. Cleary called Mr. West and increased Medtronic’s bid from $27.00 per share in cash to $28.25 per share in cash. A telephonic meeting of the Intersect ENT Board was convened for later that day. The Intersect ENT Board, members of Intersect ENT senior management and representatives from Goldman Sachs and Cooley met to discuss the latest offer. The Intersect ENT Board authorized Mr. West to negotiate towards a price of $28.50 per share in cash. However, they noted that Mr. West could accept $28.25 per share in cash. Mr. West contacted Mr. Cleary to request an increased offer of $28.50 per share. Mr. Cleary agreed to take the counter offer back to Medtronic management. Mr. Cleary subsequently called Mr. West indicating that there could be no further movement beyond $28.25 per share. Mr. West accepted $28.25 per share as the final offer, noting that he expected Medtronic to conclude its diligence within an agreed time frame and in the ordinary course for public company transactions. Mr. West communicated the outcome of the negotiation and the agreement for $28.25 per share to the Intersect ENT Board. That same day, Intersect ENT granted data room access to Medtronic and its legal advisors.
On July 27, 2021 and July 28, 2021, a team from Medtronic visited Intersect ENT’s Menlo Park, California facility for the purposes of conducting onsite due diligence. The focus of diligence was on operations, quality, regulatory and product innovation. Members of Intersect ENT senior management were also in attendance throughout.
On July 27, 2021, Ropes & Gray LLP, Medtronic’s outside legal counsel (“Ropes”), sent an initial draft of the Merger Agreement to Cooley. The initial draft of the Merger Agreement proposed, among other things, an Intersect ENT termination fee of 3.75% of the transaction value and a Medtronic termination fee of 3.75% of the transaction value.
On August 1, 2021, Cooley sent Ropes a revised draft of the Merger Agreement, which proposed, among other things, an Intersect ENT termination fee of 2.5% of the transaction value and a Medtronic termination fee equal to the greater of (i) the aggregate amount outstanding under the unsecured loan to be entered into during the pre-closing period between Intersect ENT and Medtronic and (ii) 10% of the transaction value. Cooley also sent Ropes an initial draft of the financing term sheet, which included an interest rate of 3.25% and did not include a cap on amounts Intersect ENT could borrow.
On August 2, 2021, Ropes sent Cooley a revised draft of the Merger Agreement, which proposed, among other things, an Intersect ENT termination fee of 3.5% of the transaction value and removed the proposed Medtronic termination fee. That same day, Ropes sent Cooley a revised draft of the financing term sheet, which included a cap on the amounts Intersect ENT could borrow under the unsecured loan, ranging from $75-$90 million, and an interest rate of 7.5%. The parties continued to negotiate the term sheet until August 5, 2021, ultimately agreeing to a cap of $75 million under the unsecured loan and an interest rate of 5%.
On August 2, 2021, representatives of Goldman Sachs delivered a relationship disclosure letter to the Intersect ENT senior management team who provided it to the Intersect ENT Board, providing information regarding certain of Goldman Sachs’ relationships with certain affiliates of Medtronic, which the Intersect ENT Board did not believe would adversely affect Goldman Sachs’ independence.

On August 3, 2021, Cooley sent Ropes the initial draft of the disclosure schedules, which the parties continued to revise and negotiate until immediately prior to signing the Merger Agreement.
On August 3, 2021, Intersect ENT entered into an engagement letter with Goldman Sachs, whereby Goldman Sachs would act as the exclusive financial advisor in connection with the possible sale of Intersect ENT and undertake a study to enable Goldman Sachs to render an opinion as to the fairness from a financial point of view of the financial consideration to be paid to stockholders of Intersect ENT in connection with the sale of the shares of its outstanding common stock.
On August 4, 2021, Cooley sent Ropes a revised draft of the Merger Agreement, which draft proposed, among other things, an Intersect ENT termination fee of 2.65% of the transaction value and a proposed Medtronic termination fee in the form of forgiveness of the unsecured loan. Later that day, Ropes returned the draft Merger Agreement to Cooley, which draft proposed among other things a 2.8% Intersect ENT termination fee and a cap on the amount of the Medtronic termination fee not to exceed $75 million.
On August 5, 2021, Cooley and Ropes exchanged further drafts of the Merger Agreement.
On that same day, the Intersect ENT Board held a videoconference with representatives of Intersect ENT senior management, Cooley and Goldman Sachs, to consider the definitive deal documents, including the Merger Agreement. Representatives of Goldman Sachs orally rendered its opinion to the Intersect ENT Board, subsequently confirmed by delivery of a written opinion, to the effect that, as of August 5, 2021 and based upon and subject to various assumptions, qualifications, limitations and other matters set forth in such opinion, the $28.25 in cash per share to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Intersect ENT common stock, in their capacity as such holders (other than Medtronic and its affiliates), was fair, from a financial point of view, to such holders (other than Medtronic and its affiliates). For more information about Goldman Sachs’ opinion, see below under the caption “The Merger—Opinion of Goldman Sachs & Co. LLC”. Following that delivery, representatives of Cooley provided a review for the Intersect ENT Board of its fiduciary duties and reviewed certain material terms of the proposed final Merger Agreement, including (i) key closing conditions such as antitrust approval and a detailed discussion relating to the potential antitrust risks involved with the transaction, (ii) restrictions on Intersect ENT’s ability to operate its business between sign and close, (iii) the treatment of equity awards, (iv) a “no-shop” restriction requiring Intersect ENT to cease all third-party negotiations or discussions and prohibiting Intersect ENT from further soliciting other acquisition proposals (subject to a fiduciary out for a superior proposal), (v) the interim loan facility for up to $75 million with an interest rate of 5% per annum, (vi) the 2.8% termination fee to be paid by Intersect ENT if the agreement is terminated due to the acceptance of a superior proposal, a Intersect ENT Board recommendation change or in the event of termination under certain other circumstances if Intersect ENT entered into an alternative agreement within one year thereafter, and (vii) the termination fee payable by Medtronic in an amount equal to the amount of the interim term loan outstanding if the transaction failed due to antitrust reasons. Representatives of Cooley answered questions from members of the Intersect ENT Board regarding the terms of the Merger Agreement. After the presentation by Cooley, the Intersect ENT Board continued to discuss the potential transaction with Medtronic, Intersect ENT’s various alternatives thereto and the reasons that the Intersect ENT Board believed that the proposed Merger with Medtronic, Merger Agreement and other transactions contemplated thereby, were advisable and in the best interests of Intersect ENT and its stockholders. For more information concerning the recommendation of the Intersect ENT Board, see the section titled “The Merger Agreement—Reasons for the Merger.” Following such discussion, the Intersect ENT Board unanimously determined that the Merger, Merger Agreement and the other transactions contemplated thereby were advisable and in the best interests of Intersect ENT and its stockholders, and authorized Intersect ENT senior management to execute the final Merger Agreement and related definitive documents with Medtronic.
On August 6, 2021, Intersect ENT and Medtronic executed the Merger Agreement.
The same day, and prior to the opening of the U.S. stock markets and the announcement of Intersect ENT’s second quarter earnings release, the parties issued a joint press release announcing the execution of the Merger Agreement, which Intersect ENT filed later that morning with a Current Report on Form 8-K.

Recommendation of the Intersect ENT Board and Reasons for the Merger
Recommendation of the Intersect ENT Board
The Intersect ENT Board has unanimously: (i) determined that the Merger and the Transactions are fair to and in the best interests of Intersect ENT and its stockholders, (ii) approved and declared it advisable, to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at the Special Meeting; and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend, on behalf of Intersect ENT, that all Intersect ENT stockholders to approve the adoption of the Merger Agreement and approve the Merger in accordance with the DGCL.
The Intersect ENT Board unanimously recommends, on behalf of Intersect ENT, that you vote: (1) “FOR” the adoption the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
The Intersect ENT Board considered the following reasons (which are not listed in any relative order of importance), all of which it viewed as generally supporting its decision:
•
the Per Share Merger Consideration of $28.25 in cash and the current and historical trading price of Intersect ENT’s common stock, including that the Per Share Merger Consideration constituted a premium of:

•	approximately 45.1% to the 30-day volume weighted average price of Intersect ENT common stock of $19.46, ending on July 30, 2021; and
•
approximately 15.2% to $24.52, the closing price of Intersect ENT’s common stock on August 5, 2021, the last full trading day prior to public announcement of Intersect ENT’s entry into the Merger Agreement;

•
the belief that the Per Share Merger Consideration represented the highest price that Medtronic was willing to pay (see above under the caption “The Merger—Background of the Merger”), and the highest price per share value reasonably obtainable as of the date of the Merger Agreement;

•
the fact that, during the course of negotiations with Medtronic (see above under the caption “The Merger—Background of the Merger”), Medtronic increased the price per share to be paid to Intersect ENT’s stockholders from $24.00 per share on July 8, 2021 to $28.25 per share by July 23, 2021, a 17.7% premium to the initial offer from Medtronic;

•	the potential risk of losing the favorable opportunity with Medtronic in the event Intersect ENT continued trying to obtain any additional offers at higher prices;
•
the fact that the all-cash Per Share Merger Consideration to be paid by Medtronic provides Intersect ENT stockholders with certainty of value and liquidity for their shares upon the completion of the Merger and does not expose them to any subsequent risks related to the business or the financial markets generally, as compared to a transaction in which Intersect ENT stockholders receive shares or other securities, or as compared to Intersect ENT remaining independent;

•
the Intersect ENT Board’s views of the potential rewards, risks and uncertainties inherent in Intersect ENT’s business, including risks associated with management’s standalone plan, Intersect ENT’s financial performance, market conditions (including the ongoing risks and uncertainties around COVID-19 and related variants on return to work and day-to-day operations of Intersect ENT) and changing competitive dynamics;

•
the belief that the Per Share Merger Consideration is more favorable to stockholders than the potential value that would reasonably be expected to result from other strategic and financial alternatives available to Intersect ENT, which could include: (i) the continuation of Intersect ENT’s business plan as an independent enterprise, as assessed based on its historical results of operations, financial prospects and condition; and (ii) modifications to Intersect ENT’s business and operations strategy;

•
the belief that the aforementioned other alternatives were not reasonably likely to create greater value for Intersect ENT’s stockholders than the Merger, taking into account, among other variables, execution risks as well as operational, competitive, regulatory, industry and market risks, particularly those in the healthcare industry more generally;

•
the fact that Medtronic has sufficient financial resources to fund the aggregate purchase price, payments required to holders of the 4.0% unsecured senior convertible notes issued pursuant to the Deerfield Convertible Facility Agreement (as defined below) (the “Deerfield Convertible Notes”) arising as a result of the Merger, the unsecured subordinated loan facility contemplated by the Merger Agreement and fees and expenses required to be paid at the Closing of the Merger;

•
the oral opinion of Goldman Sachs, subsequently confirmed in writing, to the effect that, as of August 5, 2021, and based upon and subject to the assumptions, qualifications, limitations, and other matters set forth in such written opinion, the Per Share Merger Consideration to be paid to the holders (other than Medtronic and its affiliates) of the outstanding shares of Intersect ENT common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below under the section of this proxy statement captioned “The Merger–Opinion of Goldman Sachs & Co. LLC,” the full text of which written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	the likelihood of satisfying the conditions to complete the Merger and the likelihood that the Merger will be completed, particularly in light of certain terms of the Merger Agreement, including:
•
the commitment of Medtronic in the Merger Agreement to use its reasonable best efforts to complete the Merger, including its commitment to negotiate, agree to and consummate the sale, divestiture, license or other disposition of the Fiagon Business, irrespective of economic consequences, as promptly as practicable and in any event such that such sale, divestiture, license or other disposition may be consummated in advance of the End Date (subject to certain limitations described in the Merger Agreement, as described below under the caption “The Merger Agreement—Antitrust Actions”);

•
the fact that the aggregate amounts outstanding under the unsecured subordinated loans provided by Medtronic pursuant to the Merger Agreement (i.e., an aggregate principal amount of up to $75 million to be funded, at the option of Intersect ENT, in five tranches of $15 million per fiscal quarter) plus all accrued and unpaid interest thereunder shall no longer be due and payable to Medtronic if the Merger Agreement is terminated in certain circumstances relating to the failure of Medtronic to obtain requisite regulatory clearance (see below under the caption “The Merger Agreement—Antitrust Actions” for more information) or a breach by Medtronic of certain regulatory covenants (subject to a cure period);

•	the fact that Medtronic’s obligation to complete the Merger is not conditioned upon, nor limited by, the receipt of third-party debt financing or the completion of any marketing period;
•
the conditions to closing contained in the Merger Agreement, which are customary in number and scope, and which, in the case of the condition related to the accuracy of Intersect ENT’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification (see below under the caption “The Merger Agreement—Conditions to the Closing of the Merger” for more information); and

•	Intersect ENT’s entitlement to specific performance to prevent breaches of the Merger Agreement;
•	the terms of the Merger Agreement permitting Intersect ENT to respond to unsolicited alternative proposals and the related terms of the Merger Agreement, including:
•	the ability, under certain circumstances after the Agreement Date, to furnish information to, and conduct negotiations with, third parties regarding Acquisition Proposals;
•
Intersect ENT’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Medtronic a termination fee of $29.25 million (see below under the caption “The Merger Agreement—Fees and Expenses; Termination Fee”);

•
the fact that the Intersect ENT Board believed and continues to believe that the termination fee of $29.25 million, which is approximately 2.8% of the implied transaction value of the Merger, is reasonable, is within the market averages for such fees payable in comparable transactions, and is not preclusive of, or a substantial impediment to, other offers;

•
the fact that the adoption of the Merger Agreement is subject to approval by the holders of a majority of the shares of Intersect ENT’s common stock, and Intersect ENT’s stockholders would be able to reject the Merger;

•
the availability of appraisal rights under Section 262 of the DGCL to Intersect ENT’s stockholders who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be determined to be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

•	the ability of Intersect ENT to generally continue to operate its business in the ordinary course and consistent with its operating plan during the pre-closing period; and
•
the fact that Medtronic agreed to provide Intersect ENT with pre-closing financing pursuant to an unsecured subordinated loan facility in an aggregate principal amount of up to $75 million to be funded, at the option of Intersect ENT, in five tranches of $15 million per fiscal quarter, as described further below under the caption “The Merger Agreement—Unsecured Subordinated Loan Facility”.

The Intersect ENT Board also considered a number of uncertainties and risks concerning the Merger, including the following reasons (which reasons are not necessarily presented in order of relative importance):
•
the fact that Intersect ENT would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Intersect ENT;

•
the risks and costs to Intersect ENT if the Merger does not close or is not completed in a timely manner, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers, partners and employees;

•
the fact that Medtronic’s commitments in the Merger Agreement to seek to complete the Merger are subject to specified limitations and that the necessary antitrust clearances to complete the Merger might not be obtained in a timely manner, or at all (see the section entitled “The Merger Agreement—Antitrust Actions” for more information);

•
the requirement that Intersect ENT pay to Medtronic a termination fee of $29.25 million, under certain circumstances following termination of the Merger Agreement, including if the Intersect ENT Board terminates the Merger Agreement to accept a Superior Proposal or Medtronic terminates the Merger Agreement based on a knowing, material breach by Intersect ENT of the non-solicitation provisions of the Merger Agreement or if the Intersect ENT Board changes its recommendation (see below under the caption “The Merger Agreement— Fees and Expenses; Termination Fee”);

•
the restrictions on the conduct of Intersect ENT’s business prior to the consummation of the Merger, which may delay or prevent Intersect ENT from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Intersect ENT might have pursued;

•	the fact that an all cash transaction would generally be taxable to Intersect ENT’s stockholders that are U.S. persons for U.S. federal income tax purposes;
•	the fact that, under the terms of the Merger Agreement, Intersect ENT is unable to solicit other Acquisition Proposals after the Agreement Date until the termination of the Merger Agreement;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Intersect ENT management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Intersect ENT’s common stock;
•	the fact that the completion of the Merger will require antitrust clearance in the United States and under certain foreign antitrust or competition laws;
•
the fact that Intersect ENT’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Intersect ENT’s stockholders (see below under the caption “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger”); and

•	the possible loss of key management or other personnel of Intersect ENT during the pendency of the Merger.
The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby addresses the information and reasons considered by the Intersect ENT Board in consideration of its recommendation. In view of the wide variety of reasons considered by the Intersect ENT Board in connection with its evaluation of the Merger and the complexity of these matters, the Intersect ENT Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, each individual member of the Intersect ENT Board applied his or her own personal business judgment to the decision-making process and may have given differing weights to differing reasons. The Intersect ENT Board based its unanimous recommendation on the totality of the information presented. The explanation of the reasons and reasoning set forth above contains forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Intersect ENT Board that, as of August 5, 2021, and based upon and subject to the factors and assumptions set forth therein, the $28.25 in cash per share of Intersect ENT common stock to be paid to the holders (other than Medtronic and its affiliates) of the outstanding shares of Intersect ENT common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated August 5, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Intersect ENT Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Intersect ENT common stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of Intersect ENT for the five fiscal years ended December 31, 2020;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Intersect ENT;
•	certain other communications from Intersect ENT to its stockholders;
•	certain publicly available research analyst reports for Intersect ENT; and
•
certain internal financial analyses and forecasts for Intersect ENT, which include the estimated benefits of Intersect ENT’s net operating losses, prepared by management of Intersect ENT, as approved for Goldman Sachs’ use by Intersect ENT, referred to in this section as the “Forecasts”.

Goldman Sachs also held discussions with members of the senior management of Intersect ENT regarding their assessment of the past and current business operations, financial condition and future prospects of Intersect ENT; reviewed the reported price and trading activity for Intersect ENT common stock; compared certain financial and stock market information for Intersect ENT with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Intersect ENT’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Intersect ENT’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Intersect ENT. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Intersect ENT or any of its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Intersect ENT to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Intersect ENT; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $28.25 in cash per share of Intersect ENT common stock to be paid to the holders (other than Medtronic and its affiliates) of the outstanding shares of Intersect ENT common stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Intersect ENT; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Intersect ENT, or class of such persons in connection with the Merger, whether relative to the $28.25 in cash per share of Intersect ENT common stock to be paid to the holders (other than Medtronic and its affiliates) of the outstanding shares of Intersect ENT common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the shares of Intersect ENT common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Intersect ENT, Medtronic or the Merger, or as to the impact of the Merger on the solvency or viability of Intersect ENT, Medtronic or Merger Sub, or the ability of Intersect ENT, Medtronic or Merger Sub to pay their respective obligations when they come due. In addition, Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Intersect ENT Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2021, the last trading day before Goldman Sachs orally rendered its opinion to the Intersect ENT Board, and is not necessarily indicative of current market conditions.

Implied Premia Analysis
Goldman Sachs calculated and compared the implied premia described below based on the $28.25 in cash per share to be paid to the holders of the outstanding shares of Intersect ENT common stock pursuant to the Merger Agreement.
Goldman Sachs calculated the implied premia represented by the Per Share Merger Consideration relative to:
•	$24.52, the closing trading price of the shares on August 5, 2021, the last trading day before the announcement of the Merger (which we refer to as the “Current Share Price”);
•	$26.62, the highest closing trading price per share for the 52-week period ended August 5, 2021 (which we refer to as the “52-Week High Price”); and
•	$15.14, the lowest closing trading price per share for the 52-week period ended August 5, 2021 (which we refer to as the “52-Week Low Price”).
The results of these calculations and comparisons are as follows:
Implied Premium Represented by $28.25 in Per Share Merger Consideration
Reference Price Per Share:
Current Share Price of $24.52	15.2%
52-Week High Price of $26.62	6.1%
52-Week Low Price of $15.14	86.6%
Illustrative Discounted Cash Flow Analysis
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Intersect ENT to derive a range of illustrative present values per share.
Using discount rates ranging from 9.50% to 10.50%, reflecting estimates of Intersect ENT’s weighted average cost of capital, utilizing a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for Intersect ENT, by discounting to present value as of June 30, 2021, (a) estimates of the unlevered free cash flow to be generated by Intersect ENT for the period from July 1, 2021 to December 31, 2035, including the estimated tax savings associated with Intersect ENT’s net operating losses during such period, all as reflected in the Forecasts, and (b) a range of illustrative terminal values for Intersect ENT, calculated by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the unlevered free cash flow to be generated by Intersect ENT, as reflected in the Forecasts (which analysis implied a range of multiples of next twelve-month terminal EBITDA (defined as operating income plus depreciation and amortization (excluding transaction-related amortization)) of 9.5x to 12.8x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including Intersect ENT’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Intersect ENT, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.
Goldman Sachs derived a range of illustrative enterprise values for Intersect ENT by adding the range of present values it derived in step (a) as described in the above paragraph to the range of present values it derived in step (b) as described in the above paragraph. Goldman Sachs then subtracted Intersect ENT’s net debt as of June 30, 2021, as provided by management of Intersect ENT, from such combined range to derive a range of illustrative equity values for Intersect ENT. Goldman Sachs then divided the range of illustrative equity values it derived by the total number of fully diluted shares outstanding as of August 2, 2021 calculated using treasury stock method, and assuming a $60 million dollar equity offering in the second half of 2021 at a 15% discount to the $24.48 current stock price, in each case as provided by the management of Intersect ENT, to derive a range of illustrative present values per share of $22.06 to $28.37.

Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Intersect ENT common stock. For this analysis, Goldman Sachs used the Forecasts for each of the calendar years 2022 to 2024. Goldman Sachs first calculated the implied enterprise value of Intersect ENT as of December 31 for each of the calendar years 2021 to 2023, by multiplying the one-year forward revenue as of such date by an illustrative range of multiples of 4.5x to 6.5x. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience based on various factors, including Intersect ENT’s historical trading multiples as well as the historical trading multiples of comparable public companies. To derive illustrative implied equity values per Intersect ENT common stock, Goldman Sachs then subtracted the amount of Intersect ENT’s projected net debt as of December 31, 2021, 2022, and 2023, respectively, as provided by management of Intersect ENT, from the range of implied enterprise values. Goldman Sachs then divided these implied equity values by the number of fully diluted shares outstanding, as provided by management of Intersect ENT and calculated using treasury stock method, to determine implied equity values per share of Intersect ENT common stock as of December 31, 2021, 2022, and 2023. Goldman Sachs then discounted these implied equity values per share to June 30, 2021, using a discount rate of 10.0%, reflecting an estimate of Intersect ENT’s cost of equity. These analyses resulted in a range of implied present values of $19.02 to $30.16 per share.
Selected Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced over the last 10 years involving target companies in the medical technology industry with an implied enterprise value ranging from $500 million to $4 billion.
While none of the target companies in the selected transactions are directly comparable to Intersect ENT and none of the selected transactions are directly comparable to the Merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, Goldman Sachs considered to be sufficiently similar, in its judgement, to certain operations of Intersect ENT based on various factors, including those in the medical technology sector in some cases with similar characteristics in some respects as Intersect ENT.
Using publicly available information, for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the estimated revenue of the target company for the last twelve-month (“LTM Revenue”) period ended prior to announcement of each applicable transaction, as disclosed in public company filings and other publicly available information. The selected transactions and the implied enterprise value to LTM Revenue multiples calculated for the transactions are set forth below:
Announced	Acquiror	Target	EV ($bn)	EV / LTM Revenue
April 29, 2013	Bayer HealthCare LLC	Conceptus, Inc.	1.1	7.9x
December 8, 2013	Covidien plc	Given Imaging Ltd.	0.9	5.2x
July 22, 2015	St. Jude Medical, Inc.	Thoratec Corporation	3.4	7.2x
February 1, 2016	Stryker Corporation	Sage Products, LLC	2.8	6.5x
June 7, 2016	Zimmer Biomet Holdings, Inc.	LDR Holding Corporation	1.0	6.2x
December 2, 2016	Teleflex Incorporated	Vascular Solutions, Inc.	1.0	6.0x
December 20, 2016	Allergan plc	Acelity L.P. Inc. (LifeCell Corporation)	2.9	6.4x
February 13, 2017	Allergan plc	ZELTIQ® Aesthetics, Inc.	2.4	6.8x
June 19, 2017	Stryker Corporation	NOVADAQ Technologies Inc.	0.6	7.7x
June 28, 2017	Royal Philips	Spectranetics Corporation	2.1	7.5x
August 7, 2017	Fresenius Medical Care	NxStage Medical, Inc.	2.0	5.3x
December 7, 2017	Stryker Corporation	Entellus Medical, Inc.	0.7	7.7x
May 3, 2018	CDH Investments	Sirtex Medical Limited	1.4	8.0x
August 30, 2018	Stryker Corporation	K2M Group Holdings, Inc.	1.3	4.9x
October 6, 2020	STERIS plc	Key Surgical	0.9	5.0x
October 28, 2020	Teleflex Incorporated	Z-Medica LLC	0.5	8.1x
December 18, 2020	Royal Philips	BioTelemetry, Inc.	2.8	6.4x
January 19, 2021	Royal Philips	Capsule Technologies, Inc.	0.6	6.4x
January 20, 2021	Haemonetics Corporation	Cardiva Medical, Inc.	0.5	7.3x
January 21, 2021	Boston Scientific	Preventice Solutions, Inc.	1.2	7.8x

The analysis indicated a median implied enterprise value to LTM Revenue multiple of 6.6x for the selected transactions. Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 5.0x to 8.0x to Intersect ENT’s LTM Revenue as of June 30, 2021 to derive a range of implied enterprise values for Intersect ENT. Goldman Sachs subtracted from this range of implied enterprise values (a) cash payment to holders of Intersect ENT’s options, RSUs, performance-based options, PSUs, and convertible debt and (b) Intersect ENT’s net debt as of June 30, 2021, as provided by management of Intersect ENT, and divided the result by the implied total number of basic shares outstanding as of August 2, 2021, based on the derived range of illustrative equity values, to derive a range of implied values per share of $14.70 to $22.70.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available data, the premia paid in acquisitions of publicly traded companies in the United States announced during the period from January 1, 2016 through August 4, 2021 in which the target company had an implied enterprise value of $0.5 billion to $4.0 billion. For the entire period from January 1, 2016 through August 4, 2021, Goldman Sachs calculated the 25th percentile and 75th percentile of the premia paid in acquisitions announced during such period relative to the target company’s unaffected stock price at the close of trading on the day prior to the original announcement of the transaction.
Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 9%-41% (based on the 25th percentile and 75th percentile of the premia paid in acquisitions announced in the entire period relative to the target company’s share price over the 1-trading day prior to the original announcement of the transaction) to the closing price per share on August 4, 2021 of $24.48. This analysis resulted in a range of implied values per share of $26.67 to $34.53.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Intersect ENT or Medtronic or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Intersect ENT Board as to the fairness from a financial point of view, as of the date of the opinion, to the holders (other than Medtronic and its affiliates) of the outstanding shares of Intersect ENT common stock of the $28.25 in cash per share of Intersect ENT common stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Intersect ENT, Medtronic, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The consideration of $28.25 in cash per share of Intersect ENT common stock was determined through arm’s-length negotiations between Intersect ENT and Medtronic and was approved by the Intersect ENT Board. Goldman Sachs provided advice to Intersect ENT during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Intersect ENT or the Intersect ENT Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Intersect ENT Board was one of many factors taken into consideration by the Intersect ENT Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Intersect ENT, Medtronic, any of their respective affiliates and third parties or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Intersect ENT in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Intersect ENT and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Intersect ENT in connection with its acquisition of Fiagon AG Medical Technologies in October 2020, and as financial advisor to Intersect ENT in connection with its convertible notes financing in May 2020. During the two-year period ended August 5, 2021, the Investment Banking Division of Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Intersect ENT and/or its affiliates of approximately $4 million. Goldman Sachs has provided certain financial advisory and/or underwriting services to Medtronic and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as co-manager to Medtronic Global Holdings S.C.A., an affiliate of Medtronic, in connection with its senior notes offering in September 2020. During the two-year period ended August 5, 2021, the Investment Banking Division of Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Medtronic and/or its affiliates of approximately $500,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Intersect ENT, Medtronic and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.
The Intersect ENT Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger, including with respect to acquisitions of public companies in the medical technology industry. Pursuant to an engagement letter, dated August 3, 2021, Intersect ENT engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Intersect ENT and Goldman Sachs provides for a transaction fee of approximately $18 million, all of which is contingent upon consummation of the Merger. In addition, Intersect ENT has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Management Projections
While Intersect ENT has publicly issued limited short-term guidance concerning aspects of its expected financial performance from time to time, Intersect ENT does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, in the second quarter of 2020, in connection with Intersect ENT’s initial evaluation of Medtronic’s first proposal, Intersect ENT’s management, at the direction of the Board, prepared certain non-public, unaudited, long-range financial projections (collectively, the “Initial Projections”). Such Initial Projections were provided to Medtronic by Intersect ENT’s senior management.
Subsequently, in the third quarter of 2021, Intersect ENT updated certain non-public, unaudited prospective financial information for fiscal years 2021 through 2035 in connection with Medtronic’s subsequent proposal to purchase Intersect ENT at a price per share of $28.25 (such non-public, unaudited prospective financial information, the “Projections”). Intersect ENT management provided the Projections to the Board and, after review, the Board approved such Projections. At the direction of the Board, Intersect ENT management provided the Projections to Goldman Sachs. The Board directed Goldman Sachs to use the Projections in connection with rendering its fairness opinion and providing its financial analysis to the Board in connection with the Board’s evaluation of potential strategic alternatives, including the Merger. The Projections were also provided to Medtronic in July 2021.
The Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Projections were relied upon by the Board in connection with its consideration of the Merger and the merger consideration. While Intersect ENT believes that such non-GAAP financial measures provide useful supplemental information in analyzing Intersect ENT’s unaudited prospective financial performance, there are limitations associated with the use of such financial measures. Such non-GAAP measures as used by Intersect ENT may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Transactions if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Board or Goldman Sachs in connection with the Merger. Accordingly, Intersect ENT has not provided a reconciliation of the financial measures included in the Projections to the relevant GAAP financial measures. The Projections may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Transactions.
The Projections reflect estimates and assumptions made by Intersect ENT management with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Intersect ENT’s control. In particular, the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions (as described below) that are inherently uncertain. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on Intersect ENT’s business and its results of operations.
The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Intersect ENT in its public filings with the SEC. The Projections were developed by Intersect ENT management on a standalone basis without giving effect to the Merger and the other Transactions, and therefore the Projections do not give effect to the Transactions or any changes to Intersect ENT’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Transactions. Furthermore, the Projections do not take into account the effect of any failure of the Transactions to be completed and should not be viewed as accurate or continuing in that context.
The Projections further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Projections in this proxy should not be regarded as an indication that Intersect ENT, its advisors or anyone who received the Projections then considered, or now considers, the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. Intersect ENT management views the Projections as being subject to inherent risks and uncertainties associated with such long-range projections.
Non-GAAP operating income and unlevered free cash flow contained in the Projections set forth below are each “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The information set forth below is included solely to give Intersect ENT stockholders access to financial projections that were made available to the Board and Goldman Sachs and is not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the Merger Proposal or for any other purpose.
For purposes of calculating the Projections, Intersect ENT management made several assumptions based on their reasonable business judgment, including assuming a return to growth in 2021, the continued market penetration of PROPEL® and SINUVA®, the successful launch of the VenSure product line and the CUBE 4D system, the positive outcomes of the OM1 Study and the EXPAND trial, the further segmentation of the surgical and office markets, the growth and penetration of international markets, the ongoing success of the R&D pipeline, and the continued ability to execute inorganic products transactions. In addition, the Projections include a return to historic gross margins in the legacy products, the successful implementations of global IT systems to improve productivity and continuing access to capital markets to fund operations and activities.
The following table sets forth the Projections:
(dollars in millions)
	6 Mo. Ended
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Revenue	$70	$158	$199	$236	$284	$328	$384	$446	$491	$543	$598	$647	$690	$722	$744
Operating Income	($24)	($48)	($15)	$11	$48	$60	$75	$94	$110	$136	$149	$162	$172	$181	$186
UFCF(1)	($45)	($64)	($31)	$8	$36	$43	$54	$68	$82	$102	$113	$123	$132	$140	$145
(1)
Unlevered free cash flow refers to operating income, less cash taxes, capital expenditures, changes in net working capital, and delayed consideration to Fiagon, plus depreciation and amortization and is burdened by stock-based compensation. Unlevered free cash includes utilization of Intersect ENT’s net operating losses and research and development tax credits (collectively “NOLs”) assuming a tax rate of 21% and that Intersect ENT continued as a standalone entity without any limitations on the use of its NOLs.

Interests of Intersect ENT’s Directors and Executive Officers in the Merger
When considering the recommendation of the Intersect ENT Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Intersect ENT Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.
Insurance and Indemnification of Directors and Executive Officers
Pursuant to the Merger Agreement, from and after the Effective Time, Parent will, and will cause Intersect ENT, as the Surviving Corporation, to indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of Intersect ENT or any of its present or former subsidiaries or corporate parents (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent that the Surviving Corporation is permitted by law, and Parent will, and will cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent that the Surviving Corporation is permitted by law. The certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of Intersect ENT as amended, restated and in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.
Pursuant to the Merger Agreement, from and after the Effective Time, the Surviving Corporation will keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of the Merger Agreement between or among Intersect ENT or any of its subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.
Parent will cause to be maintained, in effect for not less than six years from the Effective Time, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Intersect ENT and Intersect ENT’s subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefore would not be in excess of two hundred and fifty percent (250%) of the last annual premium paid prior to the

Effective Time (the “Maximum Premium”). Pursuant to the Merger Agreement, Intersect ENT may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement” with an annual premium not in excess of the Maximum Premium, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than six (6) years from the Effective Time, Parent will be relieved from its other indemnification and insurance obligations described above.
The directors’ and officers’ insurance and indemnification provisions in the Merger Agreement will be binding on all successors and assigns of Parent, Intersect ENT and the Surviving Corporation. Pursuant to the Merger Agreement, Parent guarantees the payment and performance by the Surviving Corporation of the indemnification and other related obligations and the certificate of incorporation and bylaws of the Surviving Corporation.
Treatment of Series D Preferred Stock, Company Options, Performance Options, Company RSUs and Company PSUs
At the Effective Time, each:
(i)
share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the Per Share Merger Consideration multiplied by a factor of 1,000;

(ii)
Company Option that is unexercised and outstanding immediately prior to the Effective Time and for which the Per Share Merger Consideration exceeds the exercise price of such Company Option, and without regard to whether such Company Option is vested or unvested, shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (1) the aggregate number of unexercised shares then subject to such Company Option, multiplied by (2) the excess, if any, of the Per Share Merger Consideration over such Company Option’s per share exercise price;

(iii)
Performance Option, to the extent outstanding and not vested immediately prior to the Effective Time, shall be automatically cancelled without consideration and each Vested Performance Option shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (1) the aggregate number of unexercised shares then subject to such Vested Performance Option, multiplied by (2) the excess, if any, of the Per Share Merger Consideration over such Vested Performance Option’s per share exercise price;

(iv)
Company RSU that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive an amount in cash equal to the product of (A) the Per Share Merger Consideration and (B) the aggregate number of shares then underlying such Company RSU; and

(v)
Company PSU that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled without consideration; provided that each Vested Company PSU shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares then subject to such Vested Company PSU, multiplied by (B) the Per Share Merger Consideration.

Each Option for which, as of the Effective time, the Per Share Merger Consideration does not exceed the exercise price of such Company Option shall be automatically cancelled as of the Effective Time for no consideration.
Payments Upon Termination At or Following Change in Control
Executive Employment Agreements
Below are descriptions of offer letters that provide for payments upon termination of employment at or following a change in control. The offer letter with Christine Kowalski, who was an executive officer for part of 2021, is not included in this section as Ms. Kowalski voluntarily resigned from Intersect ENT effective June 4, 2021.
Offer Letter with Thomas West
In June 2019, Intersect ENT extended an offer letter to Thomas West, Intersect ENT’s President and Chief Executive Officer, which was most recently amended in August 2021. Pursuant to his offer letter, as amended, if Mr. West’s employment is terminated without “cause” or he resigns for “good reason,” whether or not such termination is in connection with or following a “change in control,” and provided such termination constitutes a “separation from service,” (each, as defined in the offer letter) (i) he shall receive 18 months of his base salary, to be paid in accordance with Intersect ENT’s regular payroll practices, (ii) he shall receive a lump sum payment equal to his annual target bonus, prorated for the number of days of the then-current bonus period worked prior to his separation from service, and (iii) he shall be entitled to 18 months of COBRA reimbursement. In addition, if Mr. West’s employment is terminated without cause, or if Mr. West resigns for good reason, one month before or within 12 months after a change in control, the vesting of all outstanding Company Options and Company RSUs held by Mr. West shall accelerate in full. The amended offer letter also provides that if the value of the payments that are made to Mr. West in connection with the proposed merger of Intersect ENT with Medtronic, Inc. would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then he will be entitled to a gross-up payment that would cover all taxes (including income and excise taxes, other than taxes under Section 409A of the Internal Revenue Code) such that he would retain an amount of the gross-up payment equal to the excise tax imposed upon the payments.
Offer Letter with Richard Meier
In November 2019, Intersect ENT extended an offer letter to Richard Meier, Intersect ENT’s Executive Vice President and Chief Financial Officer, which was most recently amended in August 2021. Pursuant to his amended offer letter, if Mr. Meier’s employment is terminated without “cause” or he resigns for “good reason”, whether or not such termination is in connection with or following a “change in control”, and provided such termination constitutes a “separation from service,” (each, as defined in his offer letter) (i) he shall receive 12 months of his base salary, to be paid in accordance with Intersect ENT’s regular payroll practices, (ii) he shall receive a lump sum payment equal to his annual target bonus, prorated for the number of days of the then-current bonus period worked prior to his separation from service, and (iii) he shall be entitled to 12 months of COBRA reimbursement. In addition, if Mr. Meier’s employment is terminated without cause, or if Mr. Meier resigns for good reason, one month before or within 12 months after a change in control, the vesting of all outstanding Company Options and Company RSUs held by Mr. Meier shall accelerate in full. The amended offer letter also provides that if the value of the payments that are made to Mr. Meier him in connection with the proposed merger of Intersect ENT with Medtronic, Inc. would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then he will be entitled to a gross-up payment that would cover all taxes (including income and excise taxes, other than taxes under Section 409A of the Internal Revenue Code) such that he would retain an amount of the gross-up payment equal to the excise tax imposed upon the payments.
Offer Letter with Reyna Fernandez
In November 2020, Intersect ENT extended an offer letter to Reyna Fernandez, Intersect ENT’s Chief Human Resources Officer, which was most recently amended in August 2021. Pursuant to her amended offer letter, if Ms. Fernandez’s employment is terminated without “cause” or she resigns for “good reason”, whether or not such termination is in connection with or following a “change in control,” and provided such termination constitutes a “separation from service,” (each, as defined in her offer letter) (i) she shall receive 12 months of her base salary, to be paid in accordance with Intersect ENT’s regular payroll practices, (ii) she shall receive a lump sum payment equal to her annual target bonus, prorated for the number of days of the then-current bonus period worked prior to her separation from service, and (iii) she shall be entitled to 12 months of COBRA reimbursement. In addition, if Ms. Fernandez’s employment is terminated without “cause”, or if Ms. Fernandez resigns for “good reason,” one month before or within 12 months after a change in control, the vesting of all outstanding Company Options and Company RSUs held by Ms. Fernandez shall accelerate in full. The amended offer letter also provides that if the value of the payments that are made to Ms. Fernandez in connection with the proposed merger of Intersect ENT with Medtronic, Inc. would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then she will be entitled to a gross-up payment that would cover all taxes (including income and excise taxes, other than taxes under Section 409A of the Internal Revenue Code) such that she would retain an amount of the gross-up payment equal to the excise tax imposed upon the payments.
Offer Letter with Patrick Broderick
In November 2020, Intersect ENT extended an offer letter to Patrick Broderick, Intersect ENT’s Executive Vice President, General Counsel and Corporate Secretary, which was most recently amended in August 2021. Pursuant to his amended offer letter, if Mr. Broderick’s employment is terminated without “cause” or he resigns for “good reason”, whether or not such termination is in connection with or following a “change in control,” and provided such termination constitutes a “separation from service,” (each, as defined in his offer letter) (i) he shall receive 12 months of his base salary, to be paid in accordance with Intersect ENT’s regular payroll practices, (ii) he shall receive a lump sum payment equal to his annual target bonus, prorated for the number of days of the then-current bonus period worked prior to his separation from service and (iii) he shall be entitled to 12 months of COBRA reimbursement. In addition, if Mr. Broderick’s employment is terminated without “cause”, or if Mr. Broderick resigns for “good reason” one month before or within 12 months after a change in control, the vesting of all outstanding Company Options and Company RSUs held by Mr. Broderick shall accelerate in full. The amended offer letter also provides that if the value of the payments that are made to Mr. Broderick in connection with the proposed merger of Intersect ENT with Medtronic, Inc. would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then he will be entitled to a gross-up payment that would cover all taxes (including income and excise taxes, other than taxes under Section 409A of the Internal Revenue Code) such that he would retain an amount of the gross-up payment equal to the excise tax imposed upon the payments.
Each executive officer’s receipt of the severance benefits under his or her offer letter is subject to (i) the executive officer signing a standard separation agreement and release of claims with Intersect ENT and provided that such release becomes effective and irrevocable no later than sixty (60) days following his or her “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) and (ii) the executive officer’s continued compliance with his or her employee confidential information and invention assignment agreement with Intersect ENT.
For the purposes of each executive officer’s offer letter, “cause” is defined as (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (iii) engagement in any activity the executive officer knows or should know could materially harm Intersect ENT’s business or reputation, (iv) material failure to adhere to Intersect ENT’s corporate codes, policies or procedures, (v) material violation of any statutory, contractual, or common law duty or obligation to Intersect ENT, (vi) repeated failure to substantially perform assigned duties or responsibilities after notice and opportunity to cure, or (vii) material breach of the executive officer’s employee confidential information and invention assignment agreement.
For the purposes of each executive officer’s offer letter, “good reason” is defined as (i) a relocation of the office where the executive officer is assigned to a location of more than 35 miles away, (ii) a material decrease in base salary (except for salary decreases generally applicable to Intersect ENT’s other executive employees), or (iii) a material reduction in the scope of the executive officer’s duties or responsibilities, in each case without the executive officer’s written consent; provided, however, to resign for good reason the executive officer must provide notice to Intersect ENT within 30 days of the first occurrence of the event giving rise to good reason and give Intersect ENT 30 days to cure such event, and if not cured then must resign within 90 days of the expiration of the cure period.
For the purposes of each executive officer’s offer letter, “change in control” generally means (i) any consolidation or merger of Intersect ENT with or into any other corporation or other entity or a corporate reorganization, other than such consolidation, merger or reorganization where the stockholders of Intersect ENT continue to hold a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which Intersect ENT is a party in which in excess of 50% of Intersect ENT’s voting power is transferred, other than any transaction principally for bona fide equity financing purposes in which cash is received by Intersect ENT or indebtedness of Intersect ENT is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Intersect ENT.
Quantification of Potential Payments to Intersect ENT’s Named Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of Intersect ENT’s named executive officers in connection with the Merger. Please see the section of this proxy statement captioned “—Payments Upon Termination At or Following Change in Control” for further information regarding this compensation.

The table below assumes that: (i) for the purposes of this table only, that the closing of the Merger occurs on August 20, 2021; (ii) the employment of Messrs. West, Meier, and Broderick, and Ms. Fernandez will be terminated immediately following the closing of the Merger in a manner entitling the named executive officer to receive the severance benefits described in the section of this proxy statement captioned “—Payments Upon Termination At or Following Change in Control”; (iii) no named executive officer receives any additional incentive equity grants on or prior to the closing of the Merger; and (iv) no named executive officer enters into new agreements or otherwise becomes legally entitled to, prior to the closing of the Merger, additional compensation or benefits. Pursuant to applicable proxy disclosure rules, the value of the equity award acceleration below is calculated based on the number of shares covered by the applicable Options, Company RSUs, and Company PSUs that are accelerating multiplied by $28.25 per share (less the applicable exercise price per share in the case of Options). The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the closing of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Merger.
In addition to the assumptions described in the preceding paragraph, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table below. The assumptions based upon which we have estimated the amounts in the table below may or may not actually occur. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Tax reimbursement(5)	Total ($)
Thomas A. West	$1,245,279	$11,650,088	$48,285	$5,673,595	$18,617,247
Richard A. Meier	$614,377	$4,028,802	$32,190	$1,352,976	$6,028,345
Reyna M. Fernandez	$420,179	$1,055,273	$10,602	—	$1,486,054
Patrick A. Broderick	$527,130	$1,582,920	$32,190	$623,477	$2,765,717
(1)
Although Ms. Kowalski was an executive officer for part of 2021, we have not included her in the Golden Parachute Compensation Table, as she voluntarily resigned from Intersect ENT effective June 4, 2021.

(2)
The amounts listed in this column for Messrs. West, Meier, and Broderick, and Ms. Fernandez, represent the “double-trigger” cash severance payments to which each of these named executive officers may become entitled under his or her offer letter, as described in more detail in the section of this proxy statement captioned “—Payments Upon Termination At or Following Change in Control”. To be eligible for such cash severance benefits, the employment of the named executive officer must terminate without “cause” or for “good reason” (as such terms are defined in the applicable offer letter and as described in the section of this proxy statement captioned “—Payments Upon Termination At or Following Change in Control”) (for the purposes of the table above, a “Qualifying CIC Termination”). Of the amounts listed in this column, a portion represents salary severance based on the applicable named executive officer’s salary in effect as of August 20, 2021, which for Mr. West is $930,010, for Mr. Meier is $466,211, for Ms. Fernandez is $335,005, and for Mr. Broderick is $400,005. Of the amounts listed in this column, the remaining portion represents the cash bonus severance to which each executive may become entitled under their offer letter, as described in more detail in the section of this proxy statement captioned “—Payments Upon Termination At or Following Change in Control”, based on each such executive’s target bonus opportunity in effect as of August 20, 2021, which for Mr. West is $315,269, for Mr. Meier is $148,166, for Ms. Fernandez is $85,174, and for Mr. Broderick is $127,125.

(3)
For each of Messrs. West, Meier, and Broderick, and Ms. Fernandez, the amount listed in this column represents the estimated value of “single-trigger” vesting acceleration benefits to which the named executive officer may become entitled under the Merger Agreement, and such amount was determined as described in the section of this proxy statement captioned “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger—Treatment of Series D Preferred Stock, Company Options, Performance Options, Company RSUs and Company PSUs”, and which is as follows: $11,650,088 (of which $4,357,294 relates to Options, $3,817,112 relates to Company RSUs, and $3,475,682 relates to Company PSUs), $4,028,802 (of which $444,471 relates to Options, $1,475,724 relates to Company RSUs, and $2,108,608 relates to Company PSUs), $1,055,273 (of which $250,741 relates to Company Options, $454,938 relates to Company RSUs, and $349,594 relates to Company PSUs) and $1,582,920 (of which $376,108 relates to Options, $682,407 relates to Company RSUs, and $524,405 relates to Company PSUs), respectively. Amounts included for PSUs represent the value associated with vested PSUs only; unvested PSUs will be cancelled without consideration.

(4)
The amounts listed in this column represent the estimated value of the reimbursement of continued health coverage premiums under COBRA benefits to which each of Messrs. West, Meier, and Broderick, and Ms. Fernandez, may become entitled under his or her offer letter, as described in more detail in the section of this proxy statement captioned “ —Payments Upon Termination At or Following Change in Control”. To be eligible for such COBRA reimbursement benefits, the employment of the named executive officer’s employment must terminate without “cause” or for “good reason”. The full amount represents the value of reimbursement of continued health coverage under COBRA based on the applicable named executive officer’s estimated cost for such coverage as of August 20, 2021.

(5)
The amounts listed in this column represent the estimated value of additional payments that each of Messrs. West, Meier, and Broderick, and Ms. Fernandez, are entitled to under their amended offer letters (“Gross-Up Payment”). The Gross-Up Payment is equal to an amount such that, after payment by the executive of all taxes, including, without limitation, any income taxes and excise taxes under Section 4999 of the Code imposed on the Gross-Up Payment, such executive retains an amount of the Gross-Up Payment equal to the taxed imposed on the payments described in the table above.

Equity Awards Held by Intersect ENT’s Executive Officers and Non-employee Directors
As discussed above, at the Effective Time, each Company Option, Company RSU, Vested Performance Option, and Vested Company PSU (including those held by Intersect ENT’s executive officers and non-employee directors) will be cancelled and automatically converted into the right to receive the applicable consideration, and each unvested Performance Option and unvested Company PSU (including those held by Intersect ENT’s executive officers) will be cancelled without consideration.
Each of Intersect ENT’s executive officers is eligible to receive the applicable vesting acceleration benefits with respect to his or her equity awards described above under the heading “Payments Upon Termination At or Following Change in Control”.
Equity Interests of Intersect ENT’s Executive Officers and Non-employee Directors
The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards held by each of Intersect ENT’s executive officers and non-employee directors that are outstanding as of August 20, 2021. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Per Share Merger Consideration (minus the applicable per share exercise price for any Options). Only Options with an exercise price lower than the Per Share Merger Consideration are being cancelled in exchange for consideration; Options with an exercise price higher than or equal to the Per Share Merger Consideration are being cancelled without consideration. No additional shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.
Equity Interests of Intersect ENT’s Executive Officers and Non-employee Directors
Name	Shares (#)(1)	Shares ($)	Options (#)(2)	Options ($)	RSUs (#)(3)	RSUs ($)	PSU(#)(4)	PSU($)	Total ($)
Thomas A. West	82,475	$2,329,919	722,268	$4,877,623	135,119	$3,817,112	189,699	$5,359,008	$16,383,662
Richard A. Meier	26,065	$736,336	108,852	$673,886	52,238	$1,475,724	88,570	$2,502,097	$5,388,042
Christine R. Kowalski	9,608	$271,426	60,151	$14,113	—	—	—	—	$285,539
Reyna M. Fernandez	—	—	29,993	$250,741	16,104	$454,938	22,275	$629,269	$1,334,948
Patrick A. Broderick	—	—	44,989	$376,108	24,156	$682,407	33,413	$943,929	$2,002,444
David A. Lehman	17,431	$492,426	—	—	—	—	—	—	$492,426
Gwen R. Carscadden	14,790	$417,818	—	—	—	—	—	—	$417,818
Kieran T. Gallahue	34,273	$968,212	281,497	$2,023,699	3,239	$91,502	—	—	$3,083,413
Teresa L. Kline	8,837	$249,645	50,594	$300,021	3,239	$91,502	—	—	$641,168
Cynthia L. Lucchese	16,383	$462,820	97,057	$1,024,962	3,239	$91,502	—	—	$1,579,284
Dana G. Mead, Jr.	20,890	$590,143	67,580	$603,570	3,239	$91,502	—	—	$1,285,215
Frederic H. Moll, M.D.	255,950	$7,230,588	—	—	—	—	—	—	$7,230,588
W. Anthony Vernon	6,372	$180,009	—	—	—	—	—	—	$180,009
Neil A. Hattangadi	—	—	13,993	$95,292	—	—	—	—	$95,292
Elisabeth Sandoval-Little	—	—	15,896	$115,564	—	—	—	—	$115,564
(1)	This number includes shares of common stock beneficially owned, excluding shares of common stock issuable upon exercise of Options or settlement of Company RSUs and Company PSUs.

(2)
The number of shares of common stock subject to Options includes both vested and unvested Company Options, but only vested Performance Options. Only Options with an exercise price lower than the Per Share Merger Consideration are being cancelled in exchange for consideration (“In-the-Money Options”); Options with an exercise price higher than the Per Share Merger Consideration are being cancelled without consideration (“Out-of-the-Money Options”). All Performance Options are becoming fully vested upon the closing and are being cancelled in exchange for consideration. The number of shares subject to the In-the-Money Options and Out-of-the Money Options, and the value (determined as the aggregate number of underlying shares multiplied by the Per Share Merger Consideration minus the aggregate exercise price with respect to such shares) of those portions of the Options, and the number of shares subject to, are as follows:

Name	In-the- Money Options (#)	In-the- Money Options ($)	Out-of-the- Money Options (#)	Out-of-the- Money Options ($)
Thomas A. West	722,268	$4,877,623	—	—
Richard A. Meier	108,852	$673,886	—	—
Christine R. Kowalski	6,818	$14,113	53,333	—
Reyna M. Fernandez	29,993	$250,741	—	—
Patrick A. Broderick	44,989	$376,108	—	—
Kieran T. Gallahue	278,024	$2,023,699	3,473	—
Teresa L. Kline	41,104	$300,021	9,490	—
Cynthia L. Lucchese	87,567	$1,024,962	9,490	—
Dana G. Mead, Jr.	64,107	$603,570	3,473	—
Neil A. Hattangadi	13,993	$95,292	—	—
Elisabeth Sandoval-Little	15,896	$115,564	—	—
(3)	This number reflects the number of shares of common stock subject to Company RSUs that were not vested as of August 20, 2021.
(4)
The number of shares of common stock subject to PSUs includes both vested and unvested Company PSUs. Only vested Company PSUs are being cancelled in exchange for consideration; unvested Company PSUs are being cancelled without consideration. Of the amount listed in this column, a portion represents the vested Company PSUs, which for Mr. West is $3,475,682, for Mr. Meier is $2,108,608, for Ms. Fernandez is $349,594, and for Mr. Broderick is $524,405; these amounts assume that a portion of the Company PSUs will vest prior to Closing. Of the amount listed in this column, the remaining portion represents unvested Company PSUs.

Closing and Effective Time
The closing of the Merger will take place on the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.
Appraisal Rights
Stockholders of Intersect ENT (i) who continuously hold shares through the Effective Time, (ii) who did not vote their shares in favor of the adoption of the Merger Agreement; (iii) who are entitled to demand appraisal rights under Section 262 of the DGCL, (iv) who otherwise properly comply with the applicable requirements and procedures of Section 262 of the DGCL; and (v) who do not thereafter withdraw their demand for appraisal of such shares, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to demand appraisal of their shares and receive, if the Merger is successful and the Merger is consummated, in lieu of the Merger Consideration, an amount in cash equal to the “fair value” of their shares (as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any), as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. Stockholders should be aware that the fair value of their Shares could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.
The following is a summary of the procedures to be followed by stockholders that wish to exercise their appraisal rights under Section 262 of the DGCL, the full text of which is attached to this proxy as Annex C. This summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares immediately prior to the Effective Time of the Merger as to which appraisal rights are asserted. A person holding a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the stockholder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Failure to follow any of the procedures of Section 262 of the DGCL may result in termination or waiver of appraisal rights under Section 262 of the DGCL. Stockholders should assume that Intersect ENT will take no action to perfect any appraisal rights of any stockholder.
Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Company stockholders exercise appraisal rights under Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of the stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes the formal notice of appraisal rights under Section 262 of the DGCL, and the required copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.
If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
deliver to Intersect ENT at the address indicated below a written demand for appraisal of his, her or its shares prior to the taking of the vote to adopt the Merger Agreement, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•	not vote, or abstain from voting, his, her or its shares in favor of the adoption of the Merger Agreement;
•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the Effective Time of the Merger; and
•
comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter, including filing of a petition in the Delaware Court of Chancery requesting a determination of the fair value of your shares of common stock within 120 days after the Effective Time of the Merger.

Within 10 days after the Effective Time of the Merger, the Surviving Corporation will provide notice of the effective date of the Merger to those stockholders of Intersect ENT who have properly made a written demand for appraisal pursuant to the first bullet above, as required by Section 262 of the DGCL, have not voted in favor of the adoption of the Merger Agreement and have not withdrawn or otherwise lost the right to appraisal. If the Merger is consummated, a failure to make a written demand for appraisal in accordance with the time periods specified in the first bullet above (or to take any of the other steps specified in the above bullets) will be deemed to be a waiver or a termination of your appraisal rights. At any time within 60 days after the Effective Time of the Merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the Merger Consideration, without interest, specified by the Merger Agreement for his, her or its shares. Any attempt to withdraw made more than 60 days after the Effective Time of the Merger will require the written approval of the Surviving Corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery. Such approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the Effective Time of the Merger. If the Surviving Corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Per Share Merger Consideration.
Written Demand by the Stockholder
All written demands for appraisal should be addressed to Intersect ENT, Inc., 1555 Adams Drive, Menlo Park, California 94025. Attention: General Counsel. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stockholder’s certificates (whether in book entry or on physical certificates) evidencing such stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record, but such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.
A beneficial owner of shares held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the stockholder of record. If shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the stockholder of record. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the stockholder of record. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the stockholder of record of the shares, which may be a central securities depository nominee if the shares have been so deposited.
A record stockholder, such as a broker, bank, fiduciary, depository or other nominee, who holds shares as a nominee for several beneficial owners (may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such stockholder.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal rights who did not vote their shares in favor of the Merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. None of Parent, Merger Sub or Intersect ENT, as the Surviving Corporation, has any obligation to or has any present intention to file a petition and stockholders should not assume that any of the foregoing parties will file a petition or will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.
Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL and the requirements for exercise of appraisal rights set forth herein will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received, and the aggregate number of stockholders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation the statement described in this paragraph.
If a petition for appraisal is duly filed by any stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after receiving service of a copy of the petition to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded an appraisal for their shares (the “Dissenting Stockholders”) and with whom agreements as to the value of their shares has not been reached. Upon the filing of a petition by a Dissenting Stockholder, the Delaware Court of Chancery may order a hearing and that notice of the time and place fixed for the hearing on the petition will be mailed to the Surviving Corporation and all the Dissenting Stockholders shown on the Verified List. Notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs relating to these notices will be borne by the Surviving Corporation.
If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their shares. The Delaware Court of Chancery may require that Dissenting Stockholders submit their share certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their share certificates after the Effective Time and thereafter comply with all orders of the Delaware Court of Chancery in respect of such certificates. In addition, assuming the shares remain listed on a national securities exchange immediately before the Effective Time, which we expect to be the case, the Delaware Court of Chancery is required to dismiss the appraisal proceedings as to all Dissenting Stockholders unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
Determination of Fair Value
After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares as of the Effective Time exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. However, at any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.
Upon application by the Surviving Corporation or by stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. When the fair value of the shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled thereto, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced. The Delaware Court of Chancery may also (i) determine the costs of the proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and tax such costs upon the parties as the Delaware Court of Chancery deems equitable and (ii) upon application of a stockholder, order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Stockholders considering whether to seek appraisal should bear in mind that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger Consideration to be paid in the Merger. Although Intersect ENT believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Parent nor Intersect ENT anticipates offering more than the Merger Consideration to any Dissenting Stockholder, and each of Parent and Intersect ENT reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of the shares is less than the Merger Consideration.
The process of dissenting and exercising appraisal rights requires compliance with technical prerequisites. Stockholders wishing to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.
Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to stockholders as of a date prior to the Effective Time.
If any stockholder who demands appraisal of shares under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, such stockholder’s shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. Inasmuch as Intersect ENT has no obligation to file such a petition and has no present intention to do so, any stockholder who desires such a petition is advised to file it on a timely basis. In addition, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the Merger Consideration by delivering to Intersect ENT a written withdrawal of such stockholder’s demand for appraisal and acceptance of the terms of the Merger either within 60 days after the effective date of the Merger or thereafter with the written approval of Intersect ENT. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger.
STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
The foregoing summary of the rights of the stockholders of Intersect ENT to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of Intersect ENT desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this Proxy.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of certain material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of shares of Intersect ENT common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. No ruling from the IRS and no opinion of counsel will be requested in connection with the Merger or related transactions. Accordingly, the summary below neither binds the IRS nor precludes it from adopting a contrary position. This summary is limited to stockholders who hold their shares of Intersect ENT common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This summary is for general information only and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances including, but not limited to, stockholders who, for U.S. federal income tax purposes:
•
are banks, insurance companies, mutual funds, tax-exempt entities, government organizations, retirement plans or accounts, financial institutions, or broker-dealers or traders in securities or currencies;

•	hold their shares of Intersect ENT common stock through individual retirement or other tax-deferred accounts;
•	hold shares of Intersect ENT common stock that constitutes “qualified small business stock” under Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
•	acquired their shares of Intersect ENT common stock in a transaction subject to the gain rollover provisions of the Code (including, but not limited to Section 1045 of the Code);
•	acquired their shares of Intersect ENT common stock pursuant to the exercise of compensatory options (including Company Options) or in other compensatory transactions;
•	acquired their shares of Intersect ENT common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;
•	hold their shares of Intersect ENT common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	have a functional currency other than the U.S. dollar;
•	are corporations that accumulate earnings to avoid U.S. federal income tax;
•	are real estate investment trusts or regulated investment companies;
•	elect the mark-to-market method of accounting for their shares of Intersect ENT common stock;
•	are deemed to sell or to have sold their shares of Intersect ENT common stock under the constructive sale provisions of the Code;
•	hold their shares of Intersect ENT common stock as part of an integrated investment (including a hedging, “straddle,” conversion or other integrated or risk-reduction transaction);
•	hold or held (directly, indirectly or constructively) five percent or more of Intersect ENT stock (by vote or value);
•	are not U.S. Holders (as defined below);
•	exercise appraisal or dissenters’ rights; or
•
are partnerships or entities or arrangements classified as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities) and investors and partnership in such entities.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Intersect ENT common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Intersect ENT common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
This summary does not address (i) any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction (ii) any U.S. federal non-income tax (such as estate, gift or other taxes), (iii) the impact of the alternative minimum tax, the Medicare contribution tax on net investment income or the special tax accounting rules under Section 451(b) of the Code that may be applicable to stockholders, or (iv) the tax considerations associated with transactions occurring prior to, concurrently with, or after the Merger (whether or not such transactions are consummated in connection with the Merger).
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of Intersect ENT common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States or who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person under the Code.

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder in exchange for shares of Intersect ENT common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss, if any, equal to the difference between (1) the amount of cash received pursuant to the Merger and (2) the U.S. Holder’s adjusted tax basis in its shares of Intersect ENT common stock surrendered pursuant to the Merger. The amount, character and timing of such gain or loss generally will be determined separately with respect to each block of stock owned by such U.S. Holder surrendered in the Merger. For purposes of the foregoing, a block of stock is generally comprised of those shares of a particular class of stock of a company which were acquired at the same time and at the same price. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Intersect ENT common stock. A U.S. Holder’s gain or loss on the disposition of shares of Intersect ENT common stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger and otherwise will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are currently subject to taxation at preferential rates. Short-term capital gains are taxed at the same rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a stockholder pursuant to the Merger. Backup withholding generally will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form). Each stockholder should consult his or her own tax advisors regarding the application of backup withholding in his or her particular circumstances and the availability of, and procedure for obtaining (i) an exemption from backup withholding and (ii) a credit, refund or other tax benefit with respect to any amount of backup withholding.
The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of shares of Intersect ENT common stock. Stockholders should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of Intersect ENT common stock for cash pursuant to the Merger under any U.S. federal, state, local or non-U.S. tax laws.
Regulatory Matters
General
Subject to certain limitations, Parent has agreed to use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with antitrust laws, and to enable all waiting periods under applicable antitrust laws to terminate or expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable antitrust laws asserted by any governmental entity, in each case, to cause the Merger to occur as promptly as practicable and in any event prior to the End Date. This includes, for example, making an appropriate filing of a notification and report form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) business days of the Agreement Date unless otherwise agreed to in writing between counsel for Parent and Intersect ENT, and to make all other filings required or advisable by applicable foreign antitrust laws with respect to the Merger as promptly as practicable.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is 30 calendar days, unless the waiting period is terminated earlier (provided, however, that the FTC has temporarily suspended granting early termination other than in narrow circumstances that do not apply during the initial 30 day waiting period), extended by a request for additional information and documentary material, or restarted if Parent voluntarily withdraws and refiles to allow a second 30 calendar day waiting period. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until Intersect ENT and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Intersect ENT and Parent made the necessary filings with the FTC and the Antitrust Division of the DOJ on August 23, 2021. Intersect ENT and Parent may also file pre-merger or post-merger notification filings, forms or submissions with other governmental entities pursuant to other applicable antitrust laws in connection with the Merger.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could investigate the Merger or take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets or business lines of the parties, seeking to impose conditions or limitations on one or both parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could investigate the Merger or take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets or business lines of the parties, seeking to impose conditions or limitations on one or both parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Approvals
One or more governmental agencies, including government agencies outside the United States, may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary consents, clearances or approvals. Third parties may seek to intervene in the regulatory process or litigate to enjoin or prevent consummation of the Merger, any of which actions could significantly impede or even preclude obtaining required regulatory consents, clearances or approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory consents, clearances or approvals or whether they will ultimately be obtained, and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
Although we expect that all required termination or expiration of waiting periods and any required regulatory consents, clearances or approvals will be obtained, we cannot assure you that these will be timely obtained, obtained at all or that they will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets or business lines, agree to certain conditions or limitations, or require changes to the terms of the Merger Agreement. These could result in the conditions to the Merger not being satisfied.
Legal Proceedings
As of the filing of this proxy, there were no legal proceedings pending related to the Merger.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Intersect ENT, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Intersect ENT, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Intersect ENT, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Intersect ENT, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Intersect ENT, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Intersect ENT and its business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into Intersect ENT, with Intersect ENT becoming a wholly-owned subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, immunities, powers and franchises of Intersect ENT and Merger Sub, and all of the debts, liabilities and duties of Intersect ENT and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Intersect ENT as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.
Closing and Effective Time
The closing of the Merger will take place remotely by electronic exchange of documents on the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions at the Closing) or such other place mutually agreed to by Parent and Intersect ENT. On the closing date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, and without any action required by any stockholder, each share of common stock (other than shares of common stock (A) owned by Intersect ENT as treasury stock, (B) owned by Parent or Merger Sub or (C) held by a Company stockholder who properly demands appraisal for such dissenting shares) issued and outstanding as of immediately prior to the Effective Time will be cancelled and retired, and automatically converted into the right to receive the Per Share Merger Consideration, without interest thereon and less any applicable withholding taxes.
Outstanding Company Options, Performance Options, Company RSUs and Company PSUs
At the Effective Time, each Company Option that is unexercised and outstanding immediately prior to the Effective Time and for which the Per Share Merger Consideration exceeds the exercise price of such Company Option, and without regard to whether such Company Option is vested or unvested, shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (1) the aggregate number of unexercised shares then subject to such Company Option, multiplied by (2) the excess, if any, of the Per Share Merger Consideration over such Company Option’s per share exercise price.
At the Effective Time, each Performance Option, to the extent outstanding and not vested immediately prior to the Effective Time, shall be cancelled without consideration and each Vested Performance Option shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (1) the aggregate number of unexercised shares then subject to such Vested Performance Option, multiplied by (2) the excess, if any, of the Per Share Merger Consideration over such Vested Performance Option’s per share exercise price.
At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive an amount in cash equal to the product of (A) the Per Share Merger Consideration and (B) the aggregate number of shares then underlying such Company RSU.
At the Effective Time, each Company PSU that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled without consideration; provided that each Vested Company PSU shall be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares then subject to such Vested Company PSU, multiplied by (B) the Per Share Merger Consideration.
Any Options (whether vested or unvested) with a per share exercise price equal to or greater than $28.25 will be cancelled immediately upon the Effective Time without payment or consideration.
Intersect ENT’s Amended and Restated 2014 Employee Stock Purchase Plan (the “Company ESPP”) and the Intersect ENT equity incentive plans will terminate as of the Effective Time.
Treatment of Purchase Rights under the Employee Stock Purchase Plan
The Merger Agreement generally provides that no new offering periods or purchase periods will begin under the Company ESPP after August 6, 2021, and no individual will be allowed to begin participating in the ESPP after August 6, 2021. After August 6, 2021, each Company ESPP participant will not be allowed to increase his or her payroll contribution rate from the rate in effect as of August 6, 2021, or make separate non-payroll contributions to the ESPP, except as required by applicable law. Any purchase period that would otherwise be outstanding at the Effective Time will end no later than five days before the Effective Time. All outstanding purchase rights under the Company ESPP will be deemed to have been exercised no later than five business days before the Effective Time, and the Company ESPP will terminate as of the Effective Time. The amount of unused accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time will be refunded to such participant as of the Effective Time (without interest).

Exchange and Payment Procedures
Prior to the closing of the Merger, Parent will designate a United States bank or trust company reasonably acceptable to Intersect ENT (the “Paying Agent”) to make payments of the Merger Consideration to holders of common stock and holders of Series D Preferred Stock. At or prior to the closing, Parent will deliver to the Paying Agent sufficient funds to pay the aggregate Merger Consideration to stockholders.
Promptly following the Effective Time (and in any event within five business days), Parent will cause the Paying Agent to mail to each holder of record a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of common stock represented by such holder’s certificate or book-entry shares in exchange for the Per Share Merger Consideration payable in respect of such shares. The amount of any Per Share Merger Consideration paid to stockholders may be reduced by any applicable withholding taxes.
If any cash deposited with the Paying Agent is not claimed within six months following the Effective Time, such cash will be returned to the Surviving Corporation, and any holders of common stock or holders of Series D Preferred Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration. Any cash deposited with the Paying Agent that remains unclaimed two years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains various representations and warranties made by Intersect ENT to Parent and Merger Sub, including representations relating to due organization, capitalization, due authorization, required consents and approvals, SEC filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of adverse changes, material contracts, employee benefit plans, litigation, compliance with laws, intellectual property, data privacy, taxes, tangible assets, environmental issues, labor matters, brokers or finders, regulatory compliance, board recommendation, disclosure documents, interested party transactions and opinion of financial advisor. These representations and warranties were made to and solely for the benefit of Parent and Merger Sub as of specific dates. The assertions embodied in such representations and warranties are qualified by information contained in the Company Disclosure Schedule and by certain portions of the SEC filings filed by Intersect ENT prior to the date of the Merger Agreement. Accordingly, such representations and warranties may not be relied on as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying Company Disclosure Schedule.
Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Intersect ENT’s public disclosures. Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a “Company Material Adverse Effect.”
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that has a material adverse change in, or material adverse effect on, the business, financial condition or results of operations of Intersect ENT and its subsidiaries, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which Intersect ENT and its subsidiaries operate, (ii) the United States or the global economy or (iii) the United States financial or securities markets will be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on Intersect ENT and its subsidiaries relative to other companies in the same industry as Intersect ENT; and provided further that any change or effect resulting from the following, will not constitute, and will not be considered in determining whether there has occurred, a Company Material Adverse Effect: (1) the execution or the announcement of the Merger Agreement (except to the extent that such change or effect was the result of a breach of the certain representations and warranties in the Merger Agreement), (2) natural disasters, epidemics, pandemics (including COVID-19), acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on Intersect ENT and its subsidiaries relative to other companies in the same industry, (3) changes in generally accepted accounting principles or changes in the interpretation of generally accepted accounting principles, or changes in the accounting rules and regulations of the SEC, (4) any enactment or other action required by law, required by the Merger Agreement or taken at the request of Parent or Merger Sub, (5) any litigation brought or threatened by stockholders of either Parent or Intersect ENT (whether on behalf of Intersect ENT, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to the Merger Agreement or violations of securities laws in connection with the proxy statement or any other documents required to be filed by Intersect ENT with the SEC or disseminated to stockholders in connection with the Transactions, (6) any changes in law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof), (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the proxy statement or any other documents required to be filed by Intersect ENT with the SEC or disseminated to stockholders in connection with the Transactions, (8) any decrease in the market price or trading volume of the shares (but not the underlying cause of such decrease), (9) any failure by Intersect ENT to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Intersect ENT or of any securities analysts (but not the underlying cause of such failure) or (10) any fluctuations in foreign currency exchange rates.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except (i) as may be required by law, (ii) with the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by the Merger Agreement, (iv) as reasonably necessary in light of the then-current operating conditions and developments as a result of COVID-19 or (v) as set forth in the Company Disclosure Schedule), the business of Intersect ENT and its subsidiaries will be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and Intersect ENT and its subsidiaries will use reasonable best efforts to:
(a)	preserve intact their current business organization;
(b)	maintain their relationships with customers, suppliers and others having business dealings with them;
(c)
subject to applicable law, notify and consult with Parent promptly (i) after receipt of any material communication from any governmental entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a governmental entity and (ii) after making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs;

(d)	preserve intact and keep available the services of present employees of Intersect ENT and its subsidiaries;
(e)	keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of the Merger Agreement;
(f)	preserve and protect the intellectual property owned by Intersect ENT and its subsidiaries; and
(g)	operate in material compliance with the operating plan set forth in the Company Disclosure Schedule.
The Merger Agreement provides that during the period from the date of the Merger Agreement until the Effective Time, except (i) as may be required by law, (ii) with the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by the Merger Agreement; (iv) for actions that are reasonably necessary in light of the then-current operating conditions as a result of COVID-19 or (v) as set forth in the Company Disclosure Schedule, Intersect ENT will not, and will not permit its subsidiaries to, do any of the following:
(a)	amend its certificate of incorporation or bylaws;
(b)
issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of Intersect ENT or any of its subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Intersect ENT or any of its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of Intersect ENT or any of its subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of Intersect ENT or any of its subsidiaries, or (ii) any other securities of Intersect ENT or any of its subsidiaries in respect of, in lieu of, or in substitution for, shares outstanding on the date of the Merger Agreement, except for shares to be issued or delivered pursuant to the exercise of vested options, the vesting of restricted stock units or performance stock units or upon conversion of the Deerfield Convertible Notes, in each case outstanding as of the date of the Merger Agreement;
(c)
redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares or Series D Preferred Stock, other than (i) from holders of Options in full or partial payment of the exercise price, or (ii) in connection with the withholding of taxes payable by any holder of Options, restricted stock units or performance stock units upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such equity awards or any applicable equity plan;

(d)
split, combine, subdivide or reclassify any shares or declare, set aside for payment or pay any dividend or other distribution in respect of any shares or otherwise make any payments to stockholders in their capacity as such; provided that this prohibition does not apply to dividends or distributions declared, set aside for payment or paid by wholly-owned subsidiaries of Intersect ENT to Intersect ENT or any other wholly-owned subsidiary of Intersect ENT;

(e)
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Intersect ENT or any of its subsidiaries, other than the Transactions;

(f)
acquire, sell, lease, dispose of, pledge or encumber any assets, other than (i) acquisitions in existing or related lines of business of Intersect ENT or any of its subsidiaries as to which the aggregate consideration for all such acquisitions does not exceed $500,000, (ii) acquisitions, sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $500,000 or (iii) acquisitions, sales or transfers of inventory in the ordinary course of business;

(g)
(i) other than in the ordinary course of business consistent with past practice and other than as contemplated by the terms of the unsecured subordinated loan facility, incur any indebtedness for borrowed money in addition to that incurred as of the date of the Merger Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than (A) to Intersect ENT or any wholly-owned subsidiary of Intersect ENT or (B) strategic investments as to which the aggregate consideration for all such investments does not exceed $500,000, or (ii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) in the ordinary course of business and consistent with past practice, liabilities reflected or reserved against in Intersect ENT’s consolidated balance sheet as of March 31, 2021 or (B) liabilities incurred in the ordinary course of business since March 31, 2021;

(h)
change the compensation payable to any current, retired or former employee, officer or director (whether or not an employee) of, or contractor, consultant or other service provider (whether or not an employee) to, Intersect ENT or any of its subsidiaries (each, a “Covered Employee”), or enter into any employment, severance, retention or other agreement or arrangement with any Covered Employee, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (i), in each case, as required by law or in accordance with an existing benefit plan provided to Parent and disclosed in the Company Disclosure Schedule and (ii), in the case of compensation for any Covered Employee who is not an officer or director, in the ordinary course of business consistent with past practice unless the total compensation payable to such Covered Employee (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds

$350,000; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;
(i)	except as may be contemplated by the Merger Agreement or to the extent required or advisable to comply with applicable law, adopt, enter into, terminate or materially amend any employee benefit plans;
(j)	change in any material respect any of the accounting methods used by Intersect ENT unless required by generally accepted accounting principles or applicable law;
(k)	enter into certain material contracts or amend, terminate or waive, release or assign any material rights or claims with respect to any material contract in any material respect;
(l)
settle (i) any suit, action, claim, proceeding or investigation that is disclosed in Intersect ENT’s reports filed with the SEC prior to the date of the Merger Agreement or (ii) any other suit, action, claim, proceeding or investigation, other than, in either case, settlements that involve only the payment of monetary damages of less than $1,000,000 in the aggregate;

(m)
make, revise or amend any material tax election or settle or compromise any material federal, state, local or foreign tax liability, change any material tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any material tax, file any amended tax return, file any tax return in a manner inconsistent with past practice, surrender any right to claim a material tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material tax claim or assessment;

(n)	negotiate, enter into, amend, extend or waive or terminate any collective bargaining agreement or other contract with a labor union or other employee representative body or works council;
(o)
hire, engage or terminate (other than a termination for cause) the employment or engagement of any employee or individual independent contractor who earns or will earn annual base compensation in excess of $250,000;

(p)	implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, 25 or more employees; or
(q)	enter into any agreement to do any of the items prohibited by clauses (a) through (p) above.
Alternative Acquisition Proposals
The Merger Agreement requires Intersect ENT to cease all existing discussions and negotiations with any persons (other than Parent, Merger Sub or any affiliates thereof) with respect to any proposal that constitutes, or would reasonably be expected to lead to:
•
an offer or proposal to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) of 20% or more of the shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving Intersect ENT; or

•	an offer or proposal to acquire 20% or more of the assets of Intersect ENT and its subsidiaries, taken as a whole.
Each of the above bullet points is referred to in the Merger Agreement as an “Acquisition Proposal”.
Except as provided in the following two paragraphs, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, Intersect ENT and its subsidiaries will not, and will use reasonable best efforts to cause their respective representatives not to, directly or indirectly:
•	initiate, solicit or knowingly encourage or facilitate or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal;

•
in connection with any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal, disclose or furnish any nonpublic information or data to any person concerning Intersect ENT’s business or properties or afford any person other than Parent or its representatives access to its properties, books or records, except as required by a governmental demand for information;

•	enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal; or
•
approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger or the Transactions.

However, these restrictions will not prohibit Intersect ENT or the Intersect ENT Board from taking and disclosing to Intersect ENT’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.
If at any time following the date of the Merger Agreement and prior to the date on which holders of a majority of Intersect ENT’s outstanding shares entitled to vote approve the Merger, Intersect ENT is contacted by a third party expressing an interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, in each case, that is not the result of any material breach by Intersect ENT of the non-solicitation obligations of the Merger Agreement, Intersect ENT and the Intersect ENT Board may participate or engage in negotiations, inquiries or discussions (including, as a part thereof, making any counterproposal) with, or disclose or furnish any nonpublic information and data to, such third party (but only after such third party enters into a confidentiality agreement no less restrictive in terms of confidentiality than the Confidentiality Agreement between Intersect ENT and Parent described below, which may not provide for an exclusive right to negotiate with Intersect ENT) making such contact or making such Acquisition Proposal and their respective representatives and potential sources of financing, if, and only if, prior to the date on which the requisite shareholder vote is obtained, the Intersect ENT Board determines in good faith, after consultation with financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and the Intersect ENT Board determines in good faith, after consultation with counsel, that failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, would reasonably be expected to violate the fiduciary duties of Intersect ENT’s directors under applicable law, Intersect ENT will promptly (within 24 hours after receipt) notify Parent in writing in the event Intersect ENT receives (i) any Acquisition Proposal or (ii) any request for nonpublic information relating to Intersect ENT or its subsidiaries other than requests for information in the ordinary course of business or, in the good faith judgment of the Intersect ENT Board, unrelated to an Acquisition Proposal. Intersect ENT will (a) notify Parent in writing promptly (within 24 hours) of any decision of the Intersect ENT Board as to whether to enter into discussions or negotiations with any third parties concerning any Acquisition Proposal or to disclose or furnish nonpublic information with respect to Intersect ENT or any of its subsidiaries, (b) provide Parent with written notice setting forth all such information (including the identity of the third party making such Acquisition Proposal) as is reasonably necessary to keep Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (c) promptly provide Parent a copy of all written information provided by or on behalf of such third party in connection with any Acquisition Proposal or provided by or on behalf of Intersect ENT or its representatives to such third party (other than any information which has previously been made available to Parent or its representatives), and (d) notify Parent promptly (within 24 hours) of any determination by the Intersect ENT Board that such Acquisition Proposal constitutes a Superior Proposal (as defined below). Intersect ENT and its subsidiaries will not enter into any agreement with any third party subsequent to the date of the Merger Agreement that restricts Intersect ENT’s ability to provide such information to Parent, and, if Intersect ENT is a party to any agreement that prohibits Intersect ENT from providing such information to Parent, prior to providing nonpublic information to, or engaging in discussions or negotiations with, the counterparty to such agreement, Intersect ENT will obtain approval from the counterparty to such agreement to allow Intersect ENT to provide such information to Parent.
A “Superior Proposal” is defined in the Merger Agreement to mean (i) an Acquisition Proposal to acquire (a) beneficial ownership (as defined in the Exchange Act) of 50% or more of the shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving Intersect ENT or (b) 50% or more of the assets of Intersect ENT and its subsidiaries, taken as a whole, and (ii) which the Intersect ENT Board determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of the Acquisition Proposal and all financial, legal, regulatory, and other aspects of the Acquisition Proposal, is more favorable to Intersect ENT stockholders than the Transactions.
In the Merger Agreement, Intersect ENT has agreed that neither the Intersect ENT Board nor any committee thereof will, unless the Merger Agreement has been properly terminated (as described above under “Termination of the Merger Agreement”), (a) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation to Intersect ENT stockholders to approve the adoption of the Merger Agreement and approve the Merger (the “Intersect ENT Board Recommendation”), (b) make any public disclosure inconsistent with the Intersect ENT Board Recommendation, or, fail to reaffirm the Intersect ENT Board Recommendation following the public announcement of an Acquisition Proposal within two business days of a written request by Parent, (c) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal or (d) in the event of a tender offer or exchange offer for any outstanding shares, fail to recommend against such tender offer or exchange offer within 10 business days of the commencement thereof (any action referred to in the foregoing clauses (a) - (d) being referred to as a “Change of Recommendation”) or (e) approve or recommend, or publicly propose to approve or recommend, or allow Intersect ENT to enter into any contract, agreement or understanding related to, intended to or reasonably expected to lead to, an Acquisition Proposal, or requiring it to abandon, terminate or fail to consummate the Transactions.
Notwithstanding the restrictions described in the preceding paragraph, prior to the date on which the requisite shareholder vote is obtained, if the Intersect ENT Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) (x) a written Acquisition Proposal received by Intersect ENT constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of Intersect ENT’s directors under applicable law, or (ii) in the absence of an Acquisition Proposal, due to events, facts or developments not known by Intersect ENT or, in the estimation of the Intersect ENT Board, not reasonably likely to occur, as of the date of the Merger Agreement (which events, facts or developments do not relate to (A) any Acquisition Proposal, (B) any events, facts or developments relating to Parent, Merger Sub or any of their affiliates, (C) clearance of the Merger under applicable antitrust laws or (D) the mere fact that Intersect ENT meets or exceeds any internal or published financial or operating metrics or changes in the market price or trading value of the shares or Intersect ENT’s credit rating (but not including the underlying cause thereof)) the failure to take such action would reasonably be expected to violate the fiduciary duties of Intersect ENT’s directors under applicable law, the Intersect ENT Board may:
(a)	make a Change of Recommendation; or
(b)	in the case of clause (i) above, terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal.
However, Intersect ENT may not terminate the Merger Agreement pursuant to clause (b) unless, in advance of or concurrently with such termination, Intersect ENT (1) pays the termination fee (described below) required by the Merger Agreement, (2) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) and (3) terminates the Merger Agreement pursuant to clause (c)(ii) under “Termination of the Merger Agreement” below. In addition, the Intersect ENT Board may not effect a Change of Recommendation pursuant to clause (a) above or terminate the Merger Agreement pursuant to clause (b) above unless:
(1)
Intersect ENT will have provided prior written notice to Parent at least 5 calendar days in advance (the “Notice Period”) of its intention to take such action with respect to a Superior Proposal or otherwise make a Change of Recommendation, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be;

(2)
prior to effecting such Change of Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, Intersect ENT will, and will direct its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement; and

(3)
following the Notice Period (and giving effect to any proposed adjustments to the terms of the Merger Agreement) the Intersect ENT Board determines in good faith, after consultation with its outside legal counsel (and financial advisor in the case of clause (i) only) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would reasonably be expected to violate the fiduciary duties of Intersect ENT’s directors under applicable law.

In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, Intersect ENT is required to deliver a new written notice to Parent and to comply with the requirements described in clauses (1) through (3) above with respect to such new written notice, and the Notice Period will be deemed to have recommenced on the date of such new notice, but with respect to any such notices references to a period of “5 calendar days” are replaced with references to “3 calendar days.” Any Change of Recommendation will not change the approval of the Intersect ENT Board for purposes of causing any state takeover statute or other law to be inapplicable to the Transactions, including the Merger.
Employee Benefits
For a period of one year following the Effective Time (or, if earlier, until the date of termination of the applicable employee’s employment with Parent or Surviving Corporation), Parent will provide, or will cause the Surviving Corporation to provide, to (i) each employee of Intersect ENT or any of its subsidiaries who remains in the employment of Parent or the Surviving Corporation (or their respective subsidiaries) following the Effective Time (the “Continuing Employees”) with a base salary or wage rate and annual target cash bonus opportunity that is no less in the aggregate than the base salary or wage rate and annual target cash bonus opportunity in effect for each such Continuing Employee immediately preceding the Effective Time and (ii) Continuing Employees employee benefits that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent.
To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its affiliate’s employee benefit plans, programs or policies following the Effective Time and subject to applicable law and the terms of the applicable plan, Parent will, or will cause the Surviving Corporation or its subsidiaries to, recognize the prior service with Intersect ENT or any of its subsidiaries of each Continuing Employee for purposes of eligibility to participate, vesting and determination of level of benefits in any employee benefit plans, programs or policies of Parent or its affiliates in which Continuing Employees are eligible to participate (but not (i) for purposes of vesting in stock options and other equity awards, (ii) for purposes of benefit accruals under any defined benefit pension plan, (iii) to the extent that such recognition would result in duplication of benefits, or (iv) to the extent that such recognition is prohibited by law).
From and after the Effective Time, and subject to applicable law and the terms of the applicable plan or operating plan guidelines, Parent will, or will cause the Surviving Corporation or its subsidiaries to, use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable benefit plans of Intersect ENT as of the time immediately preceding the Effective Time.
No provision of the Merger Agreement will (i) be treated as an amendment of, or undertaking to establish, amend or modify any benefit plan, (ii) limit or prohibit Parent or any of its affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan, including any benefit plan of Intersect ENT or (iii) require Parent or any of its affiliates to employ or engage any Continuing Employee or other individual for any period of time. The provisions described above are solely for the benefit of Parent, Merger Sub and Intersect ENT, and no provision of the Merger Agreement, express or implied, confers upon any other person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever.

Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Intersect ENT agreed to use reasonable best efforts to take, or cause to be done, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate the Merger as promptly as reasonably practicable.
Indemnification and Insurance
Under the Merger Agreement, Parent has agreed to, and will cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Parties against any costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Merger) to the fullest extent that the Surviving Corporation is permitted by law, and Parent will, and will cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent that the Surviving Corporation is permitted by law. The charter and bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of Intersect ENT as amended, restated and in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.
Pursuant to the Merger Agreement, from and after the Effective Time, the Surviving Corporation will keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of the Merger Agreement between or among Intersect ENT or any of its subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.
Parent has also agreed to cause to be maintained in effect for no less than 6 years from the Effective Time the existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Intersect ENT and its subsidiaries for the Indemnified Parties and any other employees, agents or other individuals covered by such insurance policies prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including the Merger), so long as the annual premium therefore would not be in excess of (the Maximum Premium. Under the Merger Agreement, Intersect ENT may, prior to the Effective Time, purchase a so-called Reporting Tail Endorsement with an annual premium not in excess of the Maximum Premium, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than 6 years from the Effective Time, Parent will be relieved from its other indemnification and insurance obligations.
For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger.”
Antitrust Actions
Pursuant to the Merger Agreement, the parties agree to make an appropriate filing pursuant to the HSR Act as promptly as practicable and in any event within ten business days of the date of the Merger Agreement unless otherwise agreed to in writing, and to make all other filings required or advisable by applicable foreign antitrust laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline and to supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other antitrust law. The parties also agree to consult and cooperate with one another in connection with proceedings under or relating to any applicable antitrust laws and, subject to certain limitations, Parent agrees to use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with antitrust laws. Parent will pay all filing fees, administrative fees, costs and expenses to any governmental entity incurred in connection with filings made in connection with antitrust laws.
Subject to certain limitations, including that Parent is not obligated to accept any burdensome condition (as defined in the Merger Agreement), Parent and Intersect ENT will, and will cause their respective subsidiaries and affiliates to propose, negotiate, agree to and consummate the sale, divestiture, license or other disposition of Intersect ENT’s Fiagon business, irrespective of economic consequences, as promptly as practicable and in any event such that such sale, divestiture, license or other disposition may be consummated in advance of the End Date, provided any such sale, divestiture, license or other disposition will be conditioned upon and not effective until closing.

Parent will lead and make all strategic decisions and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any governmental entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the completion of the Transactions. Intersect ENT will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any governmental entity with respect to any proposed settlement, consent decree, commitment or remedy, except as specifically requested by or agreed with Parent. Parent agrees not to enter into any contracts for an acquisition of any ownership interest or assets of any person that would reasonably be expected to materially delay or prevent the consummation of the Transactions by the End Date.
The Deerfield Facility
Intersect ENT will, and will cause its subsidiaries to use reasonable best efforts to take, or cause to be taken, all actions and to assist and cooperate with Parent and Merger Sub in doing all things necessary, proper or advisable with respect to the facility agreement dated May 11, 2020 by and among Intersect ENT, as borrower, certain of Intersect ENT’s subsidiaries from time to time party thereto as guarantors and Deerfield relating to the issuance and sale by Intersect ENT to Deerfield of $65 million of principal amount of 4.0% unsecured senior convertible notes (the “Deerfield Convertible Facility Agreement”) and the facility agreement dated July 22, 2021, by and among Intersect ENT, as borrower, the loan parties from time to time party thereto, the lenders set forth thereto, and Deerfield (the “Deerfield Term Facility Agreement”, and together with the Deerfield Convertible Facility Agreement, the “Deerfield Agreements”), including providing timely notice to Deerfield of the Merger; provided that in connection therewith, neither Intersect ENT or any of its subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to any of the existing conditions and obligations of the Deerfield Agreements.
Following receipt of a redemption notice or early termination notice from a holder of the Deerfield Convertible Notes, Parent will pay, or cause to be paid, the applicable redemption price or the successor transaction consideration required under the terms of the Deerfield Convertible Notes, as applicable, plus accrued and unpaid interest through the date of such payment, together with any other amounts payable pursuant to the Deerfield Convertible Facility Agreement, to such holder concurrently with the closing.
Intersect ENT will terminate the Deerfield Term Facility Agreement at the closing, and will use reasonable best efforts to obtain at the closing customary payoff letters from the lenders under the Deerfield Term Facility Agreement, including, subject to the payment of any applicable payoff amount, the release of all liens granted in connection with the Deerfield Term Facility Agreement.
Unsecured Subordinated Loan Facility
During the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Parent will provide unsecured subordinated loans from time to time in an amount no greater than the maximum amount and otherwise on the terms set forth in Intersect ENT Disclosure Schedule and otherwise on customary terms for such loans. Promptly following the date of the Merger Agreement (and in any event no later than August 27, 2021), the parties will use their respective commercially reasonable efforts to negotiate and finalize definitive documentation evidencing such loans. Intersect ENT will use commercially reasonable efforts to obtain the consent of Deerfield (to the extent required) with respect to such loans; provided that in connection therewith, Intersect ENT will not be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.
Other Covenants
Stockholders Meeting
Intersect ENT has agreed to schedule a special meeting of the stockholders within 45 days (subject to certain permitted extensions) of the initial mailing of the proxy statement for the purpose of voting upon the adoption of the Merger Agreement, and approval of the Merger and take all action reasonably necessary or advisable to secure the approval of Intersect ENT stockholders (in accordance with applicable law and Intersect ENT’s organizational documents).

Stockholder Litigation
Intersect ENT will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Parent with respect to the defense, settlement or prosecution of such litigation. Intersect ENT may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Intersect ENT, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•	no governmental entity having jurisdiction over the parties will have enacted or issued any law or order prohibiting consummation of the Merger;
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders in accordance with law and the certificate of incorporation and bylaws of Intersect ENT; and
•	the expiration or termination of the applicable waiting period under the HSR Act and under relevant foreign antitrust laws (or, where applicable, approval under such laws has been obtained).
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of each of the following additional conditions:
•
the representations and warranties of Intersect ENT will have been true and correct in all respects as of the date of the Merger Agreement and will be true and correct in all respects as of the closing, except (1) those representations and warranties that address matters only as to a particular date or only with respect to a specific period of time, which representations and warranties will have been true and correct as of such date or with respect to such period of time, (2) any representation or warranty of Intersect ENT related to capitalization (each subject to de minimis exceptions), authorization, validity of the agreement and company action will be deemed to be not true and accurate if it fails to be true and accurate in all respects, and (3) for any representation or warranty of the Intersect ENT (other than any representation or warranty referred to in clause (2) above), where failure to be so true and accurate, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein);

•
(i) Intersect ENT will have performed and complied with, in all material respects, its obligations, agreements and covenants required to be performed at or prior to the date of closing and (ii) since the date of the Merger Agreement, no events, circumstances, changes or effects will have occurred, arisen, come into existence or become known and be continuing that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on Intersect ENT and its subsidiaries;

•
Intersect ENT will have delivered to Parent a certificate signed by its Chief Executive Officer or President on behalf of Intersect ENT, dated the date of closing, certifying that the conditions described in the preceding two bullets have been satisfied; and

•
there will not be pending any lawsuit against Parent, Intersect ENT, Merger Sub, any subsidiary of the Intersect ENT or any of their respective directors, officers or members brought by a governmental entity, having jurisdiction over Intersect ENT, Parent or Merger Sub, challenging the Merger Agreement, the Transactions or otherwise seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operation of all or a material portion of the operations or assets of Intersect ENT and its subsidiaries or of Parent of any of its subsidiaries in connection with the Merger Agreement and the Transactions (or Parent’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company’s subsidiaries) pursuant to the HSR Act or under relevant foreign antitrust laws.

In addition, the obligation of Intersect ENT to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions:
•
the representations and warranties made by Parent and Merger Sub will have been accurate as of the date of the Merger Agreement and, other than representations and warranties made as of a particular date (which will have been accurate to the degree described below as of such date), as of the date of closing as if made on and as of the date of closing, except to the extent failure to be accurate, in the aggregate, would not constitute a material adverse change in, or material adverse effect on, the ability of the Parent or Merger Sub to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impedes the Parent’s or Merger Sub’s ability to consummate the Transactions;

•
Parent and Merger Sub will have performed and complied with its obligations, agreements and covenants under the Merger Agreement required to be performed at or prior to the date of closing in all material respects; and

•
Parent will have delivered to Intersect ENT a certificate signed by an authorized officer of Parent, dated the date of closing, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to closing:
(a)	by mutual written consent of Intersect ENT and Parent;
(b)	by either Intersect ENT or Parent:
(i)
if the Closing will not have occurred by August 8, 2022 (the “End Date”); however, if as of such date, the Antitrust Condition has not been satisfied but all other closing conditions have been satisfied or waived, then the End Date may be extended to February 6, 2023 at the election of Parent; provided that, the right to terminate pursuant to this provision shall not be available to any party whose material breach of the Merger Agreement was the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

(ii)
if any governmental entity having jurisdiction over Intersect ENT, Parent or Merger Sub has enacted or issued any law or order, injunction, judgment, decree or ruling that is final and non-appealable permanently prohibiting or making illegal the consummation of the Merger provided that, the right to terminate pursuant to this provision shall not be available to any party whose material breach of the Merger Agreement was the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

(iii)
the Merger Agreement will not have been duly adopted by majority vote of the stockholders entitled to vote at any meeting of the stockholders or any adjournment or postponement thereof; provided that, the right to terminate pursuant to this provision shall not be available to any party whose material breach of the Merger Agreement was the cause of, or resulted in, the failure of the related condition to be satisfied on or prior to such date.

(c)	by Intersect ENT:
(i)
upon a breach of the Merger Agreement by Merger Sub or Parent, or if any representation or warranty made by Merger Sub or Parent is untrue, and such breach or failure to be true gives rise to a failure of certain conditions to closing; provided that if such breach or inaccuracy is capable of being cured prior to the earlier of the End Date or 20 business days from the date Intersect ENT gives Parent notice in writing of such breach or inaccuracy, Intersect ENT cannot terminate the Merger Agreement prior to such date if Merger Sub and Parent are taking reasonable best efforts to cure such breach or inaccuracy, and cannot terminate the Merger Agreement after such date if such breach or inaccuracy is cured at or prior to such date, in any case only if Intersect ENT has not materially breached the Merger Agreement; or

(ii)	if prior to the date of the meeting of the stockholders, Intersect ENT accepts a Superior Proposal pursuant to the terms described above under “Alternative Acquisition Proposals”.

(d)	by Parent or Merger Sub:
(i)
if there has been a breach of the Merger Agreement by Intersect ENT, or if any representation or warranty made by Intersect ENT is untrue, and such breach or failure to be true gives rise to a failure of certain conditions to closing; provided that if such breach or inaccuracy is capable of being cured prior to the earlier of the End Date or 20 business days from the date Parent gives Intersect ENT notice in writing of such breach or inaccuracy, Merger Sub or Parent cannot terminate the Merger Agreement prior to such date if Intersect ENT is taking reasonable best efforts to cure such breach or inaccuracy, and cannot terminate after such date if such breach or inaccuracy is cured at or prior to such date, in any case only if Merger Sub or Parent have not materially breached the Merger Agreement; or

(ii)
if the Intersect ENT Board will have changed their recommendation, except that Parent’s right to terminate the Merger Agreement thereunder will expire at 8:00 p.m., Eastern Time, on the 15th calendar day following the date on which Parent will have received written notice thereof from Intersect ENT.

Effect of Termination
In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become null and void, and there will be no liability on the part of Merger Sub, Parent or Intersect ENT (or any of their respective directors, officers, employees, stockholders, representatives, agents or advisors), except for with respect to Merger Sub, Parent and Intersect ENT, certain enumerated exceptions; provided, however, that such termination will not relieve any party from liability for intentional and material breach of the Merger Agreement or fraud.
Fees and Expenses; Termination Fee
The Merger Agreement provides that, except as described below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses whether or not the Merger or any of the other Transactions is consummated; provided that Parent will pay all filings, administrative fees, costs and expenses to any governmental entity incurred in connection with relevant antitrust filings.
The Merger Agreement also provides that Intersect ENT will pay Parent a termination fee of $29,250,000 in cash if the Merger Agreement is terminated: (1) by Intersect ENT pursuant to clause (c)(ii) under “Termination of the Merger Agreement” above, (2) by Parent or Merger Sub pursuant to clause (d)(ii) under “Termination of the Merger Agreement” above, (3) by Parent or Merger Sub pursuant to clause (d)(i) under “Termination of the Merger Agreement” above, based on a knowing, material breach by Intersect ENT or its subsidiaries or representatives of its restrictions described under “Alternative Acquisition Proposals” below or (4) (x) by (A) Intersect ENT or Parent pursuant to clause (b)(iii) under “Termination of the Merger Agreement” above (but only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in this clause (b)(iii)), or (B) by Parent or Merger Sub pursuant to clause (d)(i) under “Termination of the Merger Agreement” above, if (y) there has been publicly disclosed after the date of the Merger Agreement and prior to the date of termination of the Merger Agreement an Acquisition Proposal (as defined above) that remains outstanding and not withdrawn as of the date of termination of the Merger Agreement and (z) within 12 months after such termination of the Merger Agreement, Intersect ENT enters into a definitive agreement with respect to a Qualifying Transaction (as defined below) or consummates a Qualifying Transaction (in each case regardless of whether the Qualifying Transaction is the Acquisition Proposal referred to in clause (y)). “Qualifying Transaction” means any acquisition of (i) 50% or more of the outstanding shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving Intersect ENT or (ii) all or substantially all of the assets of Intersect ENT and its subsidiaries, taken as a whole.
The termination fee is payable concurrently in the case of a termination pursuant to clause (1) above, within one business day after the termination by Parent described in clauses (2) and (3) above and within one business day after Intersect ENT executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Qualifying Transaction in connection with a termination described in clause (4) above.

If the Merger Agreement is terminated: (1) pursuant to clause (b)(i) under “Termination of the Merger Agreement” above, and at the time of termination, all closing conditions have been satisfied or waived other than conditions related to antitrust laws, there is an agreement not to consummate the Merger with any governmental entity with the authority to enforce antitrust laws, or there is a pending lawsuit against Parent, Intersect ENT, Merger Sub or any subsidiary of Intersect ENT or any of their respective directors, officers or members brought by a government entity challenging the Merger Agreement or otherwise seeking to delay, restrain, prohibit or seeking to prohibit or impose material limitations on the Merger; (2) pursuant to clause (b)(ii) under “Termination of the Merger Agreement” above or (3) pursuant to clause (c)(i) under “Termination of the Merger Agreement” above based on a breach by Parent of certain antitrust covenants, then an amount equal to the aggregate amounts outstanding under the unsecured subordinated loans issued pursuant to the Merger Agreement (as described above) plus all accrued and unpaid interest under the unsecured subordinated loans (as described above under “Unsecured Subordinated Loan Facility”) will no longer be due and payable to Parent.
Specific Performance
Parent, Merger Sub and Intersect ENT are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.
Amendment
The Merger Agreement may be amended, modified and supplemented in any and all respects, at any time prior to the Effective Time, by written agreement of Parent, Merger Sub and Intersect ENT.
Governing Law
The Merger Agreement is governed by Delaware law.
The Intersect ENT Board unanimously recommends, on behalf of Intersect ENT, that you vote “FOR” this proposal.

PROPOSAL 2: THE INTERSECT ENT COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Intersect ENT is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intersect ENT’s named executive officers that is based on or otherwise relates to the Merger Agreement and the Transactions. This compensation is summarized in the section captioned “The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger” beginning on page 37 of this proxy statement. The Intersect ENT Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, Intersect ENT is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Intersect ENT approve, on a non-binding, advisory basis the compensation that will or may become payable to Intersect ENT’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Interests of Intersect ENT’s Directors and Executive Officers in the Merger’.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Intersect ENT. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Intersect ENT Board Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Intersect ENT’s common stock representing a majority of the voting power of such outstanding shares present at the meeting in person or by proxy, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Intersect ENT common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Intersect ENT stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Intersect ENT common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Intersect ENT Board.
The Intersect ENT Board unanimously recommends, on behalf of Intersect ENT, that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The Intersect ENT Board unanimously recommends, on behalf of Intersect ENT, that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “XENT.” As of [  ], 2021, there were [•] shares of common stock outstanding held by approximately [•] stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. We have never declared or paid any cash dividends on our common stock.
On [•], 2021, the latest practicable trading day before the printing of this proxy statement, the closing price for our Class A common stock on Nasdaq was $[•] per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, there will be no further market for our common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of August 20, 2021, for:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each NEO;
•	each of our current directors and nominees for director; and
•	all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of August 20, 2021, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentages of beneficial ownership of our common stock in the table are based on 33,346,182 shares of common stock issued and outstanding on August 20, 2021. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Intersect ENT, Inc., 1555 Adams Drive, Menlo Park, California 94025:
	Beneficial Ownership(1)
Name of Beneficial Owners	Outstanding Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Shareholders:
Artisan Partners L.P.(2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,768,171	—	3,768,171	11.3%
Fidelity Management & Research Company LLC(3) 245 Summer Street Boston, MA 02210	3,495,000	—	3,495,000	10.5%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	2,885,776	—	2,885,776	8.7%
Magnetar Capital LLC(5) 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201	2,543,999	—	2,543,999	7.6%
Versor Investments LP(6) 1120 Avenue of the Americas, 15th Floor New York, NY 10036	1,736,079	—	1,736,079	5.2%
Directors and Executive Officers:
Kieran T. Gallahue(7)	34,273	276,827	311,100	*
Teresa L. Kline	8,837	45,924	54,761	*
Cynthia L. Lucchese	16,383	92,387	108,770	*
Dana G. Mead Jr.	20,890	63,757	84,647	*
Neil A. Hattangadi, M.D.(8)	—	—	—	—
Elisabeth Sandoval-Little(9)	—	—	—	—
Thomas A. West	82,475	105,958	188,073	*
Richard A. Meier(10)	26,065	39,974	66,039	*

	Beneficial Ownership(1)
Name of Beneficial Owners	Outstanding Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
Reyna M. Fernandez(11)	—	—	—	—
Patrick A. Broderick(12)	—	—	—	—
Christine R. Kowalski(13)	9,608	—	9,608	*
David A. Lehman(14)	17,431	—	17,431	*
All directors and executive officers as a group (10 persons)(15)	188,923	624,467	813,390	2.4%
*	Represents beneficial ownership of less than one percent.
(1)	The percentages are based on 33,346,182 shares of common stock outstanding on August 20, 2021.
(2)
According to the Schedule 13G filed with the SEC on April 9, 2021, reporting beneficial ownership as of March 31, 2021, Artisan Partners LP, or Artisan, reported that Artisan has shared voting and investment power over all of these shares, as do each of Artisan Investments GP LLC, Artisan Partners Holdings LP, and Artisan Partners Asset Management Inc., and that Artisan Partners Funds, Inc. has shared voting and investment power over 2,567,344 of these shares.

(3)
According to the Schedule 13G filed with the SEC on June 10, 2021, reporting beneficial ownership as of March 31, 2021, Fidelity Management & Research Company LLC, or Fidelity, reported that Fidelity has sole investment power over 315,000 of these shares and shared voting power over 3,495,000 of these shares, as does Abigail P. Johnson. Fidelity Select Medical Technology and Devices Portfolio has shared voting and investment power of 3,180,000 of these shares.

(4)
According to the Schedule 13G/A filed with the SEC on January 29, 2021, reporting beneficial ownership as of December 31, 2020, BlackRock Inc., or BlackRock, reported it has sole investment power over all of these shares, and sole voting power over 2,780,933 of these shares.

(5)
According to the Schedule 13D filed with the SEC on August 19, 2021, reporting beneficial ownership as of August 9, 2021, Magnetar Capital LLC, or Magnetar, reported that Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz have shared voting and investment power over all of these shares.

(6)
According to the Schedule 13G filed with the SEC on August 17, 2021, reporting beneficial ownership as of August 9, 2021, Versor Investments LP, or Versor, reported that Versor Investments LP and Asset Management Exchange Master ICAV have shared voting and investment power over all of these shares.

(7)	Shares beneficially owned consist of 29,262 shares held in trust.
(8)	Dr. Hattangadi was appointed to our Board in March 2021 and did not beneficially own any shares as of August 20th.
(9)	Ms. Sandoval-Little was appointed to our Board in April 2021 and did not beneficially own any shares as of August 20th.
(10)	Shares beneficially owned consist of (a) 23,566 shares of common stock held directly by Mr. Meier and (b) 2,000 shares of common stock held by Mr. Meier as custodian for his son.
(11)	Ms. Fernandez joined our company in November 2020 and does not beneficially own any shares as of August 20th or have options to acquire stock as of October 1st.
(12)	Mr. Broderick joined our company in November 2020 and does not beneficially own any shares as of August 20th or have options to acquire stock as of October 1st.
(13)	Ms. Kowalski resigned from our company in June 2021. These amounts reflect the latest estimates as of Ms. Kowalski’s departure.
(14)	Mr. Lehman resigned from our company in October 2020 and does not have options to acquire stock as of August 20th. These amounts reflect the latest estimates as of Mr. Lehman’s departure.
(15)	Consists of shares beneficially held by the current directors and executive officers.

OTHER MATTERS
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.
Future Stockholder Proposals
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Intersect ENT. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Intersect ENT will hold the regular annual meeting of its stockholders in 2022 only if the Merger is not completed.
To be considered for inclusion in the proxy materials for our 2022 annual meeting (if held), your proposal must be submitted in writing to our Corporate Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025) by December 21, 2021; provided, however, that, in the event that the date of the annual meeting is held before May 4, 2022, or after July 3, 2022, for your notice to be timely, it must be so received by the Corporate Secretary within a reasonable time before we begin to print and mail the Proxy Statement. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2022 annual meeting must do so no earlier than the close of business on February 3, 2022, and no later than the close of business on March 5, 2022; provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting of stockholders. Please note, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day on which public announcement of the date of such annual meeting is first made.
In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, you may contact us by writing to Intersect ENT’s Investor Relations at 1555 Adams Drive, Menlo Park, California 94025. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors section of our website, ir.intersectent.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Intersect ENT filings with the SEC are incorporated by reference:
•
Intersect ENT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 9, 2021, including the information specifically incorporated by reference into the Annual Report on Form 10-K from Intersect ENT’s definitive proxy statement on Schedule 14A filed on April 20, 2021;

•
Intersect ENT’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 10, 2021; Intersect ENT’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed on August 6, 2021; and

•
Intersect ENT’s Current Report on Form 8-K, filed on August 16, 2021; Intersect ENT’s Current Report on Form 8-K, filed on August 10, 2021; Intersect ENT’s Current Report on Form 8-K, filed on August 6, 2021; Intersect ENT’s Current Report on Form 8-K, filed on August 6, 2021; Intersect ENT’s Current Report on Form 8-K, filed on July 22, 2021; Intersect ENT’s Current Report on Form 8-K, filed on June 7, 2021; Intersect ENT’s Current Report on Form 8-K, filed on June 4, 2021; Intersect ENT’s Current Report on Form 8-K, filed on May 18, 2021; Intersect ENT’s Current Report on Form 8-K, filed on May 10, 2021; Intersect ENT’s Current Report on Form 8-K, filed on April 5, 2021; Intersect ENT’s Current Report on Form 8-K, filed on March 11, 2021; Intersect ENT’s Current Report on Form 8-K, filed on March 9, 2021; Intersect ENT’s Current Report on Form 8-K, filed on February 18, 2021; and Intersect ENT’s Current Report on Form 8-K, filed on January 12, 2021.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Intersect ENT, Inc.
Attention: Investor Relations
1555 Adams Drive
Menlo Park, CA 94025

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at ir.intersectent.com and clicking on the link titled “Financial Information”. The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

MISCELLANEOUS
Intersect ENT has supplied all information relating to Intersect ENT, and Parent has supplied, and Intersect ENT has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

AMONG

MEDTRONIC, INC.

PROJECT KRAKEN MERGER SUB, INC.

AND

INTERSECT ENT, INC.

Dated as of August 6, 2021

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 6, 2021 (the “Agreement Date”), is among Medtronic, Inc. (“Parent”), a Minnesota corporation, Project Kraken Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, and Intersect ENT, Inc. (the “Company”), a Delaware corporation.
A. The respective boards of directors of the Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.
B. The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared it advisable to enter into this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholders Meeting and (iv) subject to the other terms and conditions of this Agreement, resolved to recommend that all holders of Shares (the “Company Stockholders”) approve the adoption of this Agreement and approve the Merger (the “Company Board Recommendation”).
C. The respective boards of directors of the Parent and Merger Sub have approved this Agreement and the Transactions, and have declared it advisable for the Parent and Merger Sub, respectively, to enter into this Agreement.
D. The Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I

THE MERGER
Section 1.1 The Merger.
(a) Effect of Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b) Charter and Bylaws. At the Effective Time, the Company’s certificate of incorporation (the “Company Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that ARTICLE I thereof shall read as follows: “The name of the Corporation is Intersect ENT, Inc.” The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
(c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d) Other Conveyance Documents. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 1.2 Effective Time. The closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents on the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) is satisfied or waived, or at such other place as Parent and the Company may mutually agree. At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.
ARTICLE II

CONVERSION OF SHARES
Section 2.1 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holder of any Shares or any shares of capital stock of Merger Sub:
(a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
(b) All shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.
(c) Except as otherwise provided in Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to $28.25 (the “Common Stock Merger Consideration”). At the Effective Time, all such Shares shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 2.2, the Merger Consideration, without any interest thereon, for each such Share held by them.
(d) Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Common Stock Merger Consideration multiplied by a factor of 1,000 (the “Preferred Stock Merger Consideration”, taken together with the Common Stock Merger Consideration, the “Merger Consideration”).
(e) If at any time between the Agreement Date and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, other than the Merger, the amount of the Merger Consideration as provided in Section 2.1(c) and Section 2.1(d) shall be equitably adjusted to reflect such change.
Section 2.2 Exchange of Certificates and Book Entry Shares.
(a) Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock and Series D Preferred Stock in connection with the Merger (the “Paying Agent”) and to receive the consideration to which holders of shares of Company Common Stock and Series D Preferred Stock shall become entitled pursuant to Section 2.1(c) and Section 2.1(d). At or prior to the Closing, the Parent shall deliver, in trust, to the Paying Agent, for the benefit of the holders of Company Common Stock and Series D Preferred Stock, at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 2.1 (including with respect to former Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), the Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.
(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), the Parent shall cause the Paying Agent to mail to each holder of record of Certificates whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates shall be deemed to have occurred, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for payment of the Merger Consideration in customary form. Upon surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Shares in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity (“Person”) other than a Person in whose name the Shares are registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Shares, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Notwithstanding anything to the contrary in this Agreement, any holder of Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled pursuant to this ARTICLE II. In lieu thereof, each holder of record of one or more Book Entry

Shares whose Shares were converted into the Merger Consideration shall upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent shall cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Share and the Book Entry Shares of such holder shall forthwith be cancelled.
(c) The Consideration Fund may be invested by the Paying Agent as directed by the Parent or the Surviving Corporation. Earnings on the Consideration Fund in excess of the amounts payable to Company Stockholders shall be the sole and exclusive property of the Parent and the Surviving Corporation and shall be paid to the Parent or the Surviving Corporation, as the Parent directs. No investment of the Consideration Fund shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, the Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company Stockholder at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.
(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Series D Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE II, except as otherwise provided by Law.
(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE II with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.
(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE II with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof. If any Certificate or Book Entry Share shall not have been surrendered prior to two (2) years after the Effective Time, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by the Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE II.
Section 2.3 Shares of Dissenting Stockholders.
(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 2.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.
(b) If any Company Stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 2.1(c).
Section 2.4 Company Equity Awards.
(a) Prior to the Effective Time, the Company Board (or the appropriate committee of the Company Board) shall adopt such resolutions or shall take such other actions as are required to approve the transactions contemplated by this Section 2.4. Prior to adopting any such resolutions or taking any such action, the Company shall provide Parent with a reasonable opportunity to review and comment upon such resolutions or action.
(b) Each option to acquire shares of Company Common Stock granted under a Company Equity Plan other than the Company ESPP and other than options subject to performance-based vesting conditions (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time and for which the Merger Consideration exceeds the exercise price of such Company Option, without regard to the extent then vested or exercisable, shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option and (y) the number of unexercised shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time. Each Company Option for which, as of the Effective Time, the Merger Consideration does not exceed the exercise price of such Company Option shall be automatically cancelled as of the Effective Time without any consideration being paid in respect thereof.
(c) Each option to acquire shares of Company Common Stock granted under a Company Equity Plan that is subject to performance-based vesting conditions (each, a “Performance-Based Option”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and cease to exist as of the Effective Time, and no payment or distribution shall be made or delivered with respect thereto; provided, however, that each Performance-Based Option that is outstanding and unexercised and that becomes vested prior to or upon the Effective Time and for which the Merger Consideration exceeds the exercise price of such Company Option (each, a “Vested Performance-Based Option”), shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Vested Performance-Based Option and (y) the number of unexercised shares of Company Common Stock subject to such Vested Performance-Based Option immediately prior to the Effective Time.
(d) Each restricted stock unit granted under a Company Equity Plan that is subject to vesting conditions based solely on continued employment with or service to the Company or any of its Subsidiaries

(each, a “Company Restricted Stock Unit”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Company Restricted Stock Unit as of immediately prior to the Effective Time.
(e) Each restricted stock unit granted under a Company Equity Plan that is subject to performance-based vesting conditions (each, a “Company Performance Stock Unit”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled and cease to exist as of the Effective Time and no payment or distribution shall be made or delivered with respect thereto; provided, however, that each Company Performance Stock Unit that is outstanding and that becomes vested prior to or upon the Effective Time and for which the Company has not issued to the holder thereof Company Common Stock in settlement thereof as of the Effective Time (each, a “Vested Company Performance Stock Unit”), shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Vested Company Performance Stock Unit as of immediately prior to the Effective Time (with such number of shares being determined after giving effect to the vesting provisions of such Vested Company Performance Stock Unit).
(f) Promptly following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Purchase Period(s) (as such term is defined in the Company ESPP) in progress as of the Agreement Date under the Company ESPP, such Purchase Period(s) shall terminate and any option to purchase shares of Company Common Stock under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) the day that is five (5) Business Days prior to the Effective Time or (B) the date on which such Purchase Period(s) would otherwise end, and no additional Purchase Period(s) shall commence under such Company ESPP after the Agreement Date; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the Agreement Date, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the Agreement Date; (iii) no individual who is not participating in the Company ESPP as of the Agreement Date may commence participation in the Company ESPP following the Agreement Date; and (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as of the Effective Time (without interest).
(g) As of the Effective Time, the Company Equity Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.
(h) The Company shall take such actions as are necessary to approve and effectuate the foregoing and to ensure that, after the Effective Time, no person shall have any right under the Company Equity Plans, any Benefit Plan, or otherwise to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. Notwithstanding the payment timing described previously in this Section 2.4 with respect to any payment made pursuant to this Section 2.4, the Company, Parent and the Surviving Corporation retain the right to defer payment of any such amounts to the extent necessary to maintain exemption from, or to comply with the requirements of, Section 409A and the regulations promulgated thereunder. Without limiting the foregoing, to the extent required by the terms of a Company Equity plan, the Company shall provide notice to each holder of Company Options granted under the Company Equity Plans of his or her ability to exercise such awards immediately prior to the occurrence of a change of control or change in control event (as such terms or other similar terms are defined in the applicable Company Equity Plan) in accordance with the terms of such plan.

Section 2.5 Withholding Tax. Each of Merger Sub, the Surviving Corporation, and the Parent or their respective payment agent shall be entitled to deduct or withhold from the consideration payable to any Person pursuant to ARTICLE II hereof such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law. If Merger Sub, the Surviving Corporation or the Parent, as the case may be, so withholds such amounts and so long as such amounts are actually paid to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Corporation, or the Parent, as the case may be, made such deduction or withholding.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the Company SEC Reports filed by the Company prior to the Agreement Date (excluding any disclosure set forth therein under the heading “Risk Factors”, or any disclosures in any section related to forward-looking statement to the extent that they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule of the Company delivered to the Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company represents and warrants to the Parent and Merger Sub as follows:
Section 3.1 Organization.
Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent a copy of its Company Charter and bylaws (the “Company Bylaws”), each as amended to the Agreement Date, and each as so made available is in effect on the Agreement Date. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 6,000 are designated as Series D Preferred Stock, par value $0.001 per share. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the close of business on August 2, 2021 (the “Capitalization Date”), (A) 33,314,623 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) no shares of Company Common Stock were held in the treasury of the Company; (C) no shares of Series D Preferred Stock were issued and outstanding; (D) 6,309,459 shares of Company Common Stock were reserved for issuance upon conversion of the Deerfield Convertible Notes; (E) an aggregate of 3,436,205 shares of Company Common Stock are reserved for future issuance under the Company Equity Plans, (F) 3,382,564 shares of Company Common Stock are subject to Company Options (which Company Options have a weighted average exercise price of $22.18), (G) 427,147 shares of Company Common Stock are subject to Performance-Based Options (which Performance Company Options have a weighted average exercise price of $20.44) (H) 538,714 shares of Company Common Stock are underlying Company Restricted Stock Units, (I) 408,065 shares of Company Common Stock are underlying Company Performance Stock Units (assuming the achievement of all performance metrics at maximum) and (J) 836,075 shares of Company Common Stock are subject to outstanding purchase rights under the ESPP (estimated based on the fair market value of a share of Company Common Stock on the Capitalization Date). As of the close of business on the Capitalization Date, before giving effect to any “make-whole” adjustments set forth therein, the Conversion Price (as defined in the Deerfield Convertible Facility Agreement) of the Deerfield Convertible Notes is $15.54. As of the Agreement Date, except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are, and at the Closing, there will be, no existing (i) shares of any class of capital stock or options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list of each holder of Company Options, Performance-Based Options, Company Restricted Stock Units or Company Performance Stock Units as of the Agreement Date, including the date of grant of each such Company Option, Performance-Based Option, Company Restricted Stock Unit or Company Performance Stock Unit, the number of shares of Company Common Stock subject to each Company Option, Performance-Based Option and the exercise or strike price applicable thereto, the number of shares of Company Common Stock subject to each Company Restricted Stock Unit, the maximum target and threshold number of shares of Company Common Stock subject to each Company Performance Stock Unit, the expiration date of such Company Option, Performance-Based Option, Company Restricted Stock Unit or Company Performance Stock Unit, the Company Equity Plan under which such Company Options, Performance-Based Options, Company Restricted Stock Units or Company Performance Stock Units were granted, the vesting schedule of such Company Option, Performance-Based Option, Company Restricted Stock Unit or Company Performance Stock Unit and the performance conditions associated with any Performance-Based Option and any Company Performance Stock Unit.
(c) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.
(d) All of the shares of Company Common Stock issuable upon conversion of the Deerfield Convertible Notes have been duly authorized by all necessary corporate action and applicable Laws.
(e) The outstanding Deerfield Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable indenture, as supplemented and applicable Laws.
(f) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.
Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions have been duly authorized by the Company Board and, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, other than the approval of the holders of a majority of the outstanding Shares entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”) and the filing of the Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt and approve an agreement of merger in accordance with the DGCL. Neither the Company nor its subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.
Section 3.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) assuming compliance with Antitrust Laws, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) the HSR Act and other Antitrust Laws, (iii) Securities Exchange Rules and (iv) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the Transactions.
Section 3.5 SEC Reports; Disclosure Controls and Procedures.
(a) The Company has filed all reports and other documents with the SEC required to be filed by the Company since December 31, 2018 (the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since March 31, 2021 (the “Balance Sheet Date”), there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority.
(b) Since December 31, 2018, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since the Balance Sheet Date, incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP), except for (a) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Transactions, (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (d) liabilities and obligations discharged or paid in full prior to the Agreement Date in the ordinary course of business consistent with past practice.
Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date through the Agreement Date, (a) the Company has not suffered a Company Material Adverse Effect, (b) there has not occurred any change, event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (c) except as contemplated by this Agreement, the Company has not taken any action that would be prohibited by Section 5.1(a)(i) through Section 5.1(a)(xvii) if taken after the Agreement Date.
Section 3.8 Material Contracts.
(a) As of the Agreement Date, the Company is not a party to or bound by any Contract:
(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;
(ii) that contains any non-competition or other agreement that limits the ability of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person;
(iii) that creates any partnership, joint venture or similar entity with respect to any material business of the Company and its Subsidiaries, taken as a whole;
(iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $250,000, other than intercompany agreements;
(v) that is a written contract (other than this Agreement) for the sale of any of its assets after the Agreement Date in excess of $250,000, other than in the ordinary course of business consistent with past practice;
(vi) under which the Company or the Company’s Subsidiaries made during the prior fiscal year, or are expected to make during the current fiscal year, annual expenditures in excess of $500,000 or, with respect to distribution contracts, receive annual revenues in excess of $500,000 or otherwise receive annual revenues in excess of $1,000,000;
(vii) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries;
(viii) that obligates the Company to file a registration statement under the Securities Act of 1933 which filing has not yet been made;
(ix) that is a collective bargaining agreement or other Contract with a labor union or other employee representative body or works council; or
(x) that is an interest rate, equity or other swap or derivative instrument.
Each such contract described in clauses (i)-(x) is referred to herein as a “Material Contract.”
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received written notice, nor to the Company’s Knowledge, is there any material violation of or material default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.
Section 3.9 Employee Benefit Plans; ERISA.
(a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan. With respect to each material Benefit Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments thereto: (i) all plan documents embodying the Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material Benefit Plan terms), (ii) in the case of any funded Benefit Plan, the trust agreement or similar instrument, (iii) for each Benefit Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Benefit Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Benefit Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, (vi) the most recent summary plan description and summaries of material modifications or any similar summary and any employee handbook referencing the Benefit Plan and (vii) copies of all material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity relating to any Benefit Plan within the preceding three (3) years.
(b) No Benefit Plan is and none of the Company or any of its Subsidiaries or any other Person that together with the Company or any of its Subsidiaries is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. Neither the Company, nor any of its Subsidiaries, nor any of their ERISA Affiliates has, prior to the Agreement Date, incurred any liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from, or otherwise in respect of, any multiemployer plan that has not been satisfied in full. No event has occurred and no condition exists that is likely to subject the Company, its Subsidiaries or any of their ERISA Affiliates to any material liability under Title IV of ERISA.
(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”). No such determination or opinion letter has been revoked, and, to the Company’s Knowledge, revocation has not been threatened. To the Company’s Knowledge, no such Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.
(d) Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms. Each Benefit Plan, including any associated trust or fund, has been established, maintained and administered in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws (including, where applicable, non-U.S. Laws), and, to the Knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate to any material liability or Tax under applicable Law. All material filings and reports with respect to each Benefit Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.
(e) No Benefit Plan provides health, welfare, or life insurance benefits following retirement or other termination of employment, and neither the Company nor any ERISA Affiliate has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law for which the participant pays the full costs of coverage.
(f) With respect to each Benefit Plan, there is no pending, or to the Knowledge of the Company, threatened lawsuit, claim, administrative investigation, action, inquiry, audit or other proceeding by the IRS, U.S. Department of Labor or other Governmental Entity, and no other lawsuit, claim, action, inquiry, voluntary compliance request, proceeding or other controversy, other than routine claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the Knowledge of the Company, threatened.
(g) With respect to each Benefit Plan, all contributions (including salary reduction contributions), premiums and other payments and contributions (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company or, if applicable, its Subsidiaries.
(h) Each Benefit Plan subject to Section 409A of the Code (“Section 409A”) has been documented and operated in all material respects in compliance with Section 409A.
(i) Except for the Benefit Plans listed in Section 3.9(i) of the Company Disclosure Schedule, no Benefit Plan is subject to the Laws of a jurisdiction other than the United States of America, whether or not United States Law also applies (each, a “Non-U.S. Benefit Plan”). For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States. No Non-U.S. Benefit Plan provides for benefits that exceed the statutory minimum benefits required to be provided by the applicable jurisdiction other than the United States. There is no Non-U.S. Benefit Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction other than the United States. Each Non-U.S. Benefit Plan (i) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and in compliance and accordance with applicable Law, and (iii) is not subject to any funding deficiency.
(j) Each Benefit Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Benefit Plan, and each Benefit Plan may be terminated without material liability to the Company or any ERISA Affiliate, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction. No Benefit Plan subject to ERISA includes in its assets any securities issued by the Company or any ERISA Affiliate.
(k) Neither the execution or delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, including a termination of employment or service, will: (i) entitle any Covered Employee or any beneficiary or dependent thereof to any severance pay, unemployment compensation or any other payment; (ii) result in or accelerate the time of payment or vesting of, or otherwise increase, any amounts due to any Covered Employee or any dependent or beneficiary thereof under any Benefit Plan or require any such plan to be funded, or (iii) result in any payment or benefit that would constitute an “excess parachute payment” under Section 280G of the Code. Neither the Company nor any of its Subsidiaries is obligated to “gross up” or reimburse any Tax incurred by any Person pursuant to Section 409A, 457A or 4999 of the Code or otherwise.

Section 3.10 Litigation. As of the Agreement Date, there is no action, claim, suit proceeding, or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to this Agreement or the Transactions, and there is no other action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material outstanding orders, judgments, injunctions or decrees of any Governmental Entity against the Company, any of its Subsidiaries or any of their securities or material assets or properties.
Section 3.11 Compliance with Law; Permits.
(a) The Company and each of its Subsidiaries hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as it is being conducted as of the Agreement Date (collectively, the “Permits”) and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke, suspend, cancel, terminate or materially adversely modify any such Permit. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters, or regulatory matters, which are the subject exclusively of the representations and warranties in Section 3.9, Section 3.14, Section 3.16, Section 3.17 and Section 3.19, respectively.
(b) None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, or to the Knowledge of the Company, any of its suppliers, distributors, licensees, agents, or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly (i) made or received any payments in material violation of any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”), (ii) provided or received any product or services in material violation of any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act), or (iii) been subject to any material investigation by any Governmental Entity with regard to any Prohibited Payment.
Section 3.12 Intellectual Property.
(a) Section 3.12(a) of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark registrations, service mark registrations, and pending applications for registration thereof, and (iii) copyright registrations and pending copyright applications, in each case that are owned by or exclusively licensed to the Company or any of its Subsidiaries. With respect to each item of Intellectual Property identified in this Section 3.12(a): (x) one or more of the Company and its Subsidiaries exclusively owns or licenses such item, free and clear of all liens; (y) such item is not the subject of any outstanding Order of which the Company has received notice; and (z) no action (other than patent or trademark office actions), suit, proceeding, claim (including inventorship claims), or governmental investigation of which the Company or any Subsidiary has received written notice is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, or ownership of such Intellectual Property.
(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all material Contracts under which the Company or any of its Subsidiaries (i) licenses from a third party material Intellectual Property that is used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted that presently require or would reasonably be expected to require payment by the Company or any Subsidiary of royalties or license fees exceeding $250,000 in any twelve-month period (such Contracts being referred to as “License-In Contracts”) and (ii) other than customer, supplier, or reseller agreements entered in the ordinary course of business, licenses to a third party any Intellectual Property (such Contracts being referred to as “License-Out Contracts”). To the Knowledge of the Company, (i) each License-In Contract and License-Out Contract is valid and in full force and effect; (ii) each License-In Contract and License-Out Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions upon meeting the terms and conditions, if any, in each License-In Contract or License-Out Contract, as applicable; and (iii) neither the Company nor any of its Subsidiaries is in material breach of any License-In Contract or License-Out Contract.
(c) To the Knowledge of the Company, one or more of the Company and its Subsidiaries owns or has the right to use all valid Intellectual Property necessary to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.
(d) There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation in which it is alleged that the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party. Except as set forth in Section 3.12(d) of the Company Disclosure Schedules, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim alleging any such infringement or violation.
(e) The Company and its Subsidiaries have used commercially reasonable efforts to protect and preserve their respective rights in all Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted. To the Company’s Knowledge, all employees and independent contractors, and consultants to the extent such obligation exists, who have created Intellectual Property material to the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted, have assigned to one or more of the Company and its Subsidiaries all of their rights therein, to the extent permitted under Law and to the extent that such rights would not automatically vest with the Company by operation of Law.
Section 3.13 Data Privacy.
(a) The Company and each of the Company’s Subsidiaries (i) maintains commercially reasonable policies and procedures regarding the security, privacy, transfer and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure; and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2018, has been in compliance with all of the Company’s and each of the Company’s Subsidiaries’ published and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data and applicable Laws governing data privacy and data security.
(b) To the Knowledge of the Company, since December 31, 2018, neither the Company nor its Subsidiaries has experienced any confirmed unauthorized access, acquisition, theft, destruction, or compromise of any Personal Data, which, individually or in the aggregate, has had a Company Material Adverse Effect.
(c) To the Knowledge of the Company, since December 31, 2018, neither the Company nor its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.
(d) To the Knowledge of the Company, since December 31, 2018, neither the Company nor its Subsidiaries has received any material written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority or entity, or any data subject, related to the Company or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.
Section 3.14 Taxes.
(a) (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been timely filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid other than Taxes (x) not yet due and payable, or (y) being contested in good faith by appropriate proceedings, and in each case for which the Company has established adequate reserves, (iv) no material audits, assessments of Taxes, other examinations by the United States Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes (collectively, the “Taxing Authorities”), or any proceedings or appeals of such proceedings relating to Taxes in respect of the Company or any Subsidiary are presently pending or proposed or threatened in writing and no claim has been made in writing by any Taxing Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to Tax in that jurisdiction, and (v) there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable.
(b) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, and (ii) will terminate as of or prior to the Effective Time.
(c) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision or state, local, or foreign law, or as a transferee or successor, by contract, operation of Law, or otherwise.
(d) The Company and each of its Subsidiaries have withheld, and paid to the appropriate Taxing Authority as required by Law, all amounts required by Law or contract to be withheld from the wages, salaries or other payments to employees, independent contractors, creditors, stockholders, consultants, or any other third party. The Company and each of its Subsidiaries have complied in all respects with all record keeping and reporting requirements in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, consultant, or other third party.
(e) Section 3.14(e) of the Company Disclosure Schedule sets forth, as of the Agreement Date, the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company and each of its Subsidiaries to any employee or individual service provider but have been deferred as permitted under the Coronavirus Aid, Relief, and Economic Security Act, as it may be amended or modified (the “CARES Act”). Neither the Company nor any of its subsidiaries has applied for or received any loan established by the CARES Act, including any Small Business Administration Paycheck Protection Program loan. The Company and each of its Subsidiaries has properly complied with and duly accounted for all credits received under the Families First Coronavirus Response Act and the CARES Act in all material respects.
(f) Since January 1, 2018, neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code.
(g) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any similar provision or state, local, or foreign law.
(h) Neither the Company nor any of its Subsidiaries has extended or waived any application of any statute of limitation of any jurisdiction regarding the assessment or collection of any material Tax.
(i) Neither the Company nor any of its Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(j) Since December 31, 2018, neither the Company nor any of its Subsidiaries has (i) changed any material Tax accounting methods, policies, or practices, except as required by a change in applicable Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for refund, (iv) entered unto any closing agreement affecting any material Tax liability or refund, or (v) settled or compromised any material Tax liability or refund.
(k) Neither the Company nor any of its Subsidiaries will be required to include any income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof)

beginning after the date of the Closing as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local, or foreign Law) made prior to the date of the Closing or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed during the six (6) year period ending on the date of the Closing.
(l) The Company has made available or will make available to Parent upon request complete and correct copies (to which the Company has access) of all material Tax Returns, supporting work papers, examination reports, cost sharing or similar arrangements, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed by or received by the Company or any of its Subsidiaries since December 31, 2018.
Section 3.15 Tangible Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or materially interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company or any Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and its Subsidiaries. There is no pending, or, to the Knowledge of the Company, threatened eminent domain, condemnation or similar proceeding materially affecting any Real Property leased by the Company or a Subsidiary. To the Knowledge of the Company, the material property and equipment of the Company and each Subsidiary that are used in the operations of business are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) have been maintained in accordance with normal industry practices. Section 3.15 of the Company Disclosure Schedule lists all Real Property leased by the Company or a Subsidiary, and neither the Company nor any Subsidiary owns any Real Property.
Section 3.16 Environmental.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Laws, (ii) has caused any “release” of a “hazardous substance” (as those terms are defined in CERCLA), in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries which release requires any cleanup or remediation pursuant to Environmental Law or (iii) has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Subsidiary pursuant to CERCLA or any similar Environmental Law.
(b) The Company and each of its Subsidiaries has obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such permits, except where the failure to obtain or comply with any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such permits are in full force and effect and, to the Company’s Knowledge, there are no pending or threatened claims that seek the revocation, cancellation, suspension or any adverse modification of any such permits, except where the failure to have any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company previously has made available to Parent copies of all phase I environmental reports prepared by any Person, and permits required under Environmental Laws and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws, in the case of each of the foregoing within the last three (3) fiscal years.
(d) The representations and warranties contained in this Section 3.16 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.
Section 3.17 Labor Matters.
(a) Except as set forth on Section 3.17 of the Company Disclosure Schedule:
(i) there are no material labor troubles (including work slowdown, picketing, strikes, disputes, lockouts or work stoppages) involving the current or former employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing, and there have been no such material troubles for the past three (3) years,
(ii) no employee of the Company or any of its Subsidiaries is represented by a labor union or other employee representative body or works council,
(iii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, or in default under any collective bargaining agreement or other Contract with a labor union, trade union or other employee representative body or works council, and no such collective bargaining agreement or Contract is being negotiated by the Company or any of its Subsidiaries,
(iv) to the Knowledge of the Company, no demand or petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of a bargaining representative,
(v) to the Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any labor union or other employee representative body or works council to organize any employees of the Company or any of its Subsidiaries, and there have been no such efforts for the past three (3) years, and
(vi) there is no unfair labor practice or labor arbitration proceeding, charge, arbitration, mediation, investigation, audit or other legal proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Laws respecting employment, social security, pension and workers compensation.
(c) During the past three (3) years, (i) no allegations of harassment, discrimination or sexual misconduct have been made against any executive, key employee, officer or director of the Company or any of its Subsidiaries (in his or her capacity as such) and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, suit, claim, proceeding, investigation, settlement or other arrangement been threatened.
(d) No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor union or other employee representative body, trade union or works council, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.
(e) The Company and its Subsidiaries are in compliance in all material respects with any and all “stay-at-home” orders or similar directives issued by state or local executive authorities applicable to any location in which the Company or any of its Subsidiaries operates. To the extent the Company or any of its Subsidiaries is requiring employees to perform in-person work in any locations subject to such an order or directive, the Company and its Subsidiaries represent that all or part of its operations qualify as an “Essential Business” for purposes of such order (to the extent applicable). Neither the Company nor its

Subsidiaries has implemented, and neither the Company Board nor any other applicable governing body of the Company or its Subsidiaries has approved the implementation of, any reductions in hours, furloughs, or salary reductions that would reasonably be expected to (i) cause any employee currently classified as “exempt” under applicable federal and state law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage. To the extent any employees that have tested positive for COVID-19, the Company and its Subsidiaries have taken all necessary precautions with respect to such employee and his/her close contacts recommended by (i) the Centers for Disease Control and Prevention, (ii) the Occupational Safety and Health Administration, and (iii) any applicable state and local health authorities. The Company and its Subsidiaries have also documented any such diagnosis to the extent required by the Occupational Safety and Health Administration.
Section 3.18 Brokers or Finders. No investment banker, broker, finder, financial advisor or other intermediary, other than Goldman Sachs & Co. LLC is entitled to any investment banking, brokerage, finder’s or similar fee or commission, success fee or contingent fee in connection with this Agreement or the Transactions. The Company has provided Parent with copies of all documents relating to such arrangements, which documents and arrangements have not subsequently been modified.
Section 3.19 Regulatory Compliance.
(a) The businesses of each of the Company and its Subsidiaries are being conducted in compliance in all material respects with (i) the federal Food, Drug and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), including the FDA’s current Good Manufacturing Practices; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union; (iv) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) and any comparable state or local laws; and (v) comparable state licensing, disclosure and reporting requirements. Since December 31, 2018, the manufacture of products by the Company and its Subsidiaries has been conducted in material compliance with all applicable Laws, including the FDA’s current Good Manufacturing Practices. In addition, since December 31, 2018, the Company and its Subsidiaries have been in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807. For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820.
(b) Neither the Company nor any of its Subsidiaries has, to the Company’s Knowledge, any material pending or threatened enforcement action by the FDA or any other comparable state, local or foreign Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries.
(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished by the Company and its Subsidiaries to the FDA or any other comparable state, local or foreign Governmental Entity by the Company or its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.
(d) Neither the Company nor any of its Subsidiaries has, since December 31, 2018, received any FDA Form 483, notice of adverse finding, notices, untitled letters or other correspondence or notice from the FDA, or other comparable state, local or foreign Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any “device”, as such term is defined in Section 201(h) of the FDCA (a “Medical Device”).
(e) No Permit issued to the Company or any of its Subsidiaries by the FDA or any other comparable state, local or foreign Governmental Entity has, since December 31, 2018, been limited, suspended, modified in a manner materially adverse to the Company or its Subsidiaries or revoked.

(f) The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other comparable state, local or foreign Governmental Entity since December 31, 2018 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated.
(g) Since December 31, 2018, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, “dear doctor” letter, or investigator notice relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured, distributed or sold by or on behalf of the Company or its Subsidiaries. To the Knowledge of the Company there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.
(h) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other comparable state, local or foreign Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.
Section 3.20 Company Board Recommendation. The Company Board has unanimously adopted resolutions effecting the Company Board Recommendation. As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded, or modified.
Section 3.21 Disclosure Documents.
(a) Each Company Disclosure Document when filed, mailed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.
(b) No Company Disclosure Document, when filed, mailed, distributed or disseminated, as applicable, at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(c) The representations and warranties contained in this Section 3.21 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by the Parent or Merger Sub specifically for use therein.
Section 3.22 Interested Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans or Company Equity Plans) with any Affiliate or current or former director or executive officer of the Company, or to the Company’s Knowledge, any stockholder that beneficially owns 2% or more of the outstanding Company Common Stock and (b) to the Company’s Knowledge, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 3.23 Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Goldman Sachs & Co. LLC, an opinion, dated as of the Agreement Date, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the Company Stockholders (other than holders of shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such Company Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB
Except as disclosed in the disclosure schedule of the Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates); provided that (a) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (b) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect, the Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization. Each of the Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent has made available or will make available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of the Parent and Merger Sub, as currently in effect.
Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of the Parent and Merger Sub (other than the adoption of this Agreement in respect of the Merger, with respect to which the written consent of the sole stockholder of Merger Sub shall occur promptly following the execution and delivery of this Agreement), and no other corporate action on the part of the Parent or Merger Sub is necessary to authorize the execution and delivery by the Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No vote or other approval of the direct or indirect holders of shares of capital stock of Parent is required to adopt or approve this Agreement or otherwise to consummate the Transactions.
Section 4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the Transactions will not, (a) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of the Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) requirements under other state corporation Laws, (iii) the HSR Act and other Antitrust Laws, (iv) Securities Exchange Rules, and (v) the Exchange Act, require on the part of the Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses

(b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4 Information Supplied. The information with respect to the Parent and any of its Subsidiaries that the Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document shall not, when filed, mailed, distributed or disseminated, as applicable, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
Section 4.5 Operations and Ownership of Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities, conducted any operations or incurred any liabilities or obligations other than in connection with the Transactions. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by the Parent.
Section 4.6 Sufficient Funds. As of the Agreement Date, Parent has sufficient cash and/or other financial resources to, and as of the at the Closing, Parent will have, and will cause Merger Sub to have, available the funds necessary to, consummate the transactions contemplated by this Agreement, including (i) payment in cash of the aggregate Merger Consideration, (ii) payments required pursuant to the Deerfield Convertible Notes or the Deerfield Facility Agreements arising as a result of the Merger or the Transactions and (iii) payment of all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
Section 4.7 Share Ownership. Except as set forth on Section 4.7 of the Parent Disclosure Schedule, none of the Parent or Merger Sub beneficially owns any Company Common Stock.
Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve the Merger or the other Transactions. The vote or consent of the Parent as the sole stockholder of Merger Sub (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions.
Section 4.9 Investigation by the Parent and Merger Sub. Each of the Parent and the Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of the Parent and the Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE III, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, to Parent, Merger Sub or any of their respective Representatives in connection with this Agreement, the Merger or the Transactions. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to the Parent or the Merger Sub with respect to (i) any projections or forecasts, estimates or budgets for the Company or its Subsidiaries or (ii) any materials, documents or information relating to the Company or its Subsidiaries made available to each of the Parent or the Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE III. For purposes of this Agreement, “Parent’s Knowledge” or “Knowledge of the Parent” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 4.9 of the Parent Disclosure Schedule.
Section 4.10 Litigation. As of the date hereof, there is no proceeding pending against or, to the Knowledge of the Parent, threatened against or affecting, the Parent or any of its Subsidiaries relating to this Agreement or the Transactions that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Parent’s or Merger Sub’s ability to consummate the Transactions. As of the date hereof, neither the Parent nor any of its Subsidiaries, is subject to any Order against the Parent or any of its Subsidiaries or naming the Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Section 203 of the DGCL. As of the Agreement Date, neither the Parent nor Merger Sub nor any of their respective “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.
Section 4.12 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary, other than Perella Weinberg Partners L.P., the fees and expenses of which will be paid by the Parent or Merger Sub, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.
Section 4.13 Other Agreements. The Parent has disclosed to the Company all written contracts, agreements or understandings between or among the Parent, Merger Sub or, to the Knowledge of the Parent as of the Agreement Date, any Affiliate of the Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand, other than as contemplated by this Agreement.
ARTICLE V

COVENANTS
Section 5.1 Interim Operations of the Company.
(a) During the period from the Agreement Date to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (except (i) as may be required by Law, (ii) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement (including with respect to any Fiagon Action), (iv) as reasonably necessary in light of the then-current operating conditions and developments as a result of COVID-19 (provided that prior to taking any actions that the Company intends to take in reliance on this clause (iv), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent prior to taking such actions) or (v) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and the Company and its Subsidiaries shall use reasonable best efforts to (1) preserve intact their current business organization, (2) maintain their relationships with customers, suppliers and others having business dealings with them, (3) subject to applicable Law (including Antitrust Laws), and provided that any such notice may be made on an outside counsel only basis if appropriate, notify Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity and (B) after making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, (4) preserve intact and keep available the services of present employees of the Company and its Subsidiaries, (5) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the Agreement Date, (6) preserve and protect the Intellectual Property owned by the Company and its Subsidiaries and (7) operate in material compliance with the operating plan set forth in Section 5.1(a) of the Company Disclosure Schedule; provided, however, that notwithstanding the foregoing, no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by clauses (i) – (xvii) of this Section 5.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (A) as may be required by Law, (B) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (C) as contemplated or permitted by this Agreement (including with respect to any Fiagon Action), (D) for actions that are reasonably necessary in light of the then-current operating conditions and developments as a result of COVID-19 (provided that prior to taking any actions that the Company intends to take in reliance on this clause (D), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent prior to taking such actions); or (E) as set forth in Section 5.1(a) of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (y) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the Agreement Date, except for Company Common Stock to be issued or delivered pursuant to the exercise of vested Company Options, the vesting of Company Restricted Stock Units or Company Performance Stock Units or upon conversion of the Deerfield Convertible Notes, in each case outstanding as of the Agreement Date;
(iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock or Series D Preferred Stock, other than (x) from holders of Company Options in full or partial payment of the exercise price, or (y) in connection with the withholding of Taxes payable by any holder of Company Options, Company Restricted Stock Units or Company Performance Stock Units upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Company Options, Company Restricted Stock Units or Company Performance Stock Units or any applicable Company Equity Plan as of the Agreement Date;
(iv) split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such; provided that this Section 5.1(a)(iv) shall not apply to dividends or distributions declared, set aside for payment or paid by wholly owned Subsidiaries of the Company to the Company or any other wholly owned Subsidiary of the Company;
(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;
(vi) acquire, sell, lease, dispose of, pledge or encumber any assets, other than (x) acquisitions in existing or related lines of business of the Company or any of its Subsidiaries as to which the aggregate consideration for all such acquisitions does not exceed $500,000, (y) acquisitions, sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $500,000, or (z) acquisitions, sales or transfers of inventory in the ordinary course of business;
(vii) (x) other than in the ordinary course of business consistent with past practice and other than as contemplated by Section 5.21, incur any indebtedness for borrowed money in addition to that incurred as of the Agreement Date or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company or (B) strategic investments as to which the aggregate consideration for all such investments does not exceed $500,000, or (y) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (1) in the ordinary course of business consistent with past practice, liabilities reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date or (2) liabilities incurred in the ordinary course of business since the Balance Sheet Date;
(viii) change the compensation payable to any Covered Employee, or enter into any employment, severance, retention or other agreement or arrangement with any Covered Employee, or adopt, or increase the benefits (including fringe benefits) under any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with an existing Benefit Plan provided to Parent and disclosed in the Company Disclosure Schedule and (B), in the case of compensation for any

Covered Employee who is not an officer or director, in the ordinary course of business consistent with past practice unless the total compensation payable to such Covered Employee (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds $350,000; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;
(ix) except as may be contemplated by this Agreement or to the extent required to comply with applicable Law, adopt, enter into, terminate or materially amend any Benefit Plans;
(x) change in any material respect any of the accounting methods used by the Company unless required by GAAP or applicable Law;
(xi) (x) (1) enter into a Material Contract as described in clauses (ii)-(v) or (vii)-(ix) of Section 3.8 or (2) enter into a Material Contract, other than in the ordinary course of business consistent with past practice, as described in clause (i) or (vi) of Section 3.8 or (y) amend, terminate or waive, release or assign any material rights or claims with respect to any Material Contract in any material respect;
(xii) settle (x) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the Agreement Date or (y) any other suit, action, claim, proceeding or investigation, other than, in either case, settlements that involve only the payment of monetary damages of less than $1,000,000 in the aggregate for any such suits, actions, claims, proceedings or investigations;
(xiii) make, revise, or amend any material Tax election or settle or compromise any material federal, state, local, or foreign Tax liability, change any material Tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment;
(xiv) negotiate, enter into, amend, extend or waive or terminate any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council;
(xv) hire, engage or terminate (other than a termination for cause) the employment or engagement of any employee or individual independent contractor who earns or will earn annual base compensation in excess of $250,000;
(xvi) implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, twenty-five (25) or more employees; or
(xvii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(b) The Company shall promptly advise the Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect; provided that no failure to so advise Parent in accordance with this Section 5.1 shall be deemed a breach of any representation or warranty made in this Agreement or a breach of this Section 5.1 for purposes of ARTICLE VI.
Section 5.2 Access to Information. From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, the Company shall (and shall cause each of its Subsidiaries to) afford to Representatives of the Parent and Merger Sub reasonable access, in a manner not materially disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries (whether in the direct possession of the Company or its Subsidiaries or held by its Representatives) and, during such period, shall, and shall cause each of its Subsidiaries to, furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the Transactions (and not to conduct further due diligence or other investigation of the Company); provided, however, such access shall be conducted at Parent’s expense and in such a manner as to maintain the confidentiality of this Agreement and the Transactions in accordance with the terms hereof. Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions) or (b) waive attorney-client privilege. Promptly after the Agreement Date, the Company shall provide to the Parent a copy of the Company financial advisor’s fairness opinion. That certain letter agreement, dated July 19, 2021, by and between the Company and the Parent (the “Confidentiality Agreement”) shall apply with respect to information furnished hereunder by or on behalf of the Company or its Subsidiaries.
Section 5.3 Board Recommendation; Acquisition Proposals.
(a) Subject to Section 5.3(b), 5.3(e) and 5.3(f), the Company and its Subsidiaries will not, and will use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, from the Agreement Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII (i) initiate, solicit, or knowingly encourage or facilitate, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than the Parent or its Representatives access to its properties, books, or records, except as required by a governmental demand for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger or the Transactions (other than any confidential statement, recommendation or solicitation by and among the Company, the Company Board and their Representatives); provided, however, that notwithstanding anything to the contrary herein, the Company may refer any third party to this Section 5.3. The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the Agreement Date regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.
(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the Agreement Date and prior to the date on which the Company Requisite Vote is obtained the Company is contacted by any third party expressing an interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, in each case, that is not the result of the Company having materially breached Section 5.3(a), the Company and the Company Board may participate or engage in negotiations, inquiries or discussions (including, as a part thereof, making any counterproposal) with, or disclose or furnish any nonpublic information and data to, any Person or Persons (but only after any such Person enters into a confidentiality agreement, that is no less restrictive in terms of confidentiality than, the Confidentiality Agreement, with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if, and only if, prior to the date on which the Company Requisite Vote is obtained the Company Board determines in good faith, after consultation with its financial advisors, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.
(c) The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify the Parent in writing of the receipt by the Company of (i) any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or, in the good faith judgment of the Company Board, unrelated to an Acquisition Proposal. The Company shall notify the Parent, in writing, of any decision of the Company Board as to whether to enter into discussions or negotiations with any third parties concerning any Acquisition Proposal or to disclose or furnish nonpublic information with respect to the Company or any of its Subsidiaries to any Person, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company will (i) provide the Parent with written notice setting forth all such information (including the identity of the Person making such Acquisition Proposal) as is reasonably necessary to keep the Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) promptly provide the Parent a copy of all written information provided by or on behalf of such Person in connection with any Acquisition Proposal or provided by or on behalf of the Company or its Representatives to such Person (other than any information which has previously been made available to Parent or its Representatives), and (iii) promptly (and in any event within twenty-four (24) hours of such determination) notify the Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that would restrict the Company’s ability to provide to Parent the information set forth in clauses (i) and (ii) above, and, if the Company is a party to any agreement that would prohibit the Company from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent.
(d) Subject to Section 5.3(e) and 5.3(f), unless and until this Agreement has been terminated in accordance with Section 7.1, neither the Company Board nor any committee thereof shall, directly or indirectly, (i) (w) withdraw, qualify, or modify, or propose to withdraw, qualify or modify (other than in any confidential communication by and among the Company, the Company Board and their Representatives), in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (x) make any public disclosure inconsistent with the Company Board Recommendation, or, fail to reaffirm the Company Board Recommendation following the public announcement of an Acquisition Proposal within two (2) Business Days of a written request by Parent, (y) approve, adopt, or recommend, or propose to approve, adopt, or recommend (other than in any confidential communication by and among the Company, the Company Board and their Representatives), any Acquisition Proposal or (z) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders within ten (10) Business Days of the commencement thereof (any action described in clauses (w)-(z) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (x) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (y) requiring it to abandon, terminate, or fail to consummate the Transactions.
(e) Notwithstanding the foregoing, prior to the date on which the Company Requisite Vote is obtained, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) (x) a written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, or (ii) in the absence of an Acquisition Proposal, due to events, facts or developments not known by the Company or, in the Company Board’s estimation, not reasonably likely to occur (or the consequences of which were not known by the Company or, in the Company Board’s estimation, not reasonably likely to occur) as of the Agreement Date (which events, facts or developments do not relate to (A) any Acquisition Proposal, (B) any events, facts or developments relating to the Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under any applicable Antitrust Laws or (D) the mere fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the Agreement Date or changes in the market price or trading value of the Shares or the credit rating for the Company (but not including the underlying cause thereof)), the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, (1) make a Change of Recommendation, or (2) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not terminate this

Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (A) pays the Termination Fee as required by Section 7.2, (B) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (the “Alternative Acquisition Agreement”) and (C) terminates this Agreement pursuant to Section 7.1(c)(ii); provided further, that the Company Board may not effect a Change of Recommendation pursuant to the foregoing clause (1), or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to the Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be, (B) prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (C) following the Notice Period (and giving effect to any proposed adjustments to the terms of this Agreement) the Company Board determines in good faith, after consultation with its outside legal counsel (and financial advisor in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law. In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice, but with respect to any such notices references herein to a period of “five (5) calendar days” shall be deemed references to a period of “three (3) calendar days”. Any Change of Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the Transactions, including the Merger.
(f) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that nothing in this clause (f) shall alter the consequences of a Change of Recommendation. For the avoidance of doubt, a factually accurate statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a Change of Recommendation.
Section 5.4 Stockholders Meetings; Filings; Other Actions.
(a) The Company shall schedule a special meeting of the holders of Shares to consent and vote upon the adoption of this Agreement (the “Stockholders Meeting”) to be held within forty-five (45) days of the initial mailing of the Proxy Statement, with the date of such meeting to be set after consultation with Parent; provided, however, that the Company may, and upon the request of Parent shall, postpone or adjourn the Stockholders Meeting (i) with the written consent of Parent, (ii) to ensure that any supplement or amendment to the Proxy Statement required by applicable Law is provided the stockholders of the Company a reasonable amount of time in advance of the Stockholders Meeting, (iii) if the Company reasonably believes that (1) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote, whether or not a quorum is presents or (2) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting (but in the case of (2), the date of the Stockholders Meeting is not postponed or adjourned for more than an aggregate of 15 calendar days) or (iv) as may be required by applicable Law; provided further, that with respect to clause (iii) above, the Company may require no more than two (2) such postponements or adjournments, which together shall last no more than twenty (20) business days.

(b) As promptly as practicable and in no event later than August 27, 2021, the Company shall (i) prepare and file a proxy statement with the SEC in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) (ii) subject to Section 5.3, include in the Proxy Statement the Company Board Recommendation, (iii) furnish the information required to be provided to the holders of Shares pursuant to the DGCL, the Exchange Act and any other applicable Laws and (iv) unless a Change of Recommendation has been effected in accordance with Section 5.3, use its reasonable efforts to solicit from holders of all of the Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company Charter and Company Bylaws (if applicable) to effect the Merger; provided, unless a Change of Recommendation has been effected in accordance with Section 5.3, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent, Merger Sub and their counsel. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto, or for additional information, and unless a Change of Recommendation has been effected in accordance with Section 5.3, shall provide to Parent, after Parent, Merger Sub and their counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement and draft correspondence and due consideration has been given to such comments by the Company, copies of all correspondence between the Company and/or any of its Representatives and the SEC. The Company and Parent shall each use reasonable best efforts to promptly provide satisfactory responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon, or that the Company may commence mailing the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as practical following such 10th calendar day). Notwithstanding anything to the contrary in this Section 5.4(b), and subject to Section 5.3, the Company may amend or supplement the Proxy Statement in connection with a Change of Recommendation without the prior consent of Parent.
Section 5.5 Employee Benefits.
(a) From the Effective Time until the first anniversary of the Effective Time (or, if earlier, until the date of termination of the applicable employee’s employment with Parent or Surviving Corporation), Parent shall or shall cause the Surviving Corporation to provide to (i) each employee of the Company or any of its Subsidiaries who remains in the employment of Parent or Surviving Corporation or their respective Subsidiaries following the Effective Time (the “Continuing Employees”) with a base salary or wage rate and annual target cash bonus opportunity that is no less in the aggregate than the base salary or wage rate and annual target cash bonus opportunity in effect for each such Continuing Employee immediately preceding the Effective Time and (ii) Continuing Employees employee benefits that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent.
(b) To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its Affiliate’s employee benefit plans, program or policies following the Effective Time and subject to applicable Law and the terms of the applicable plan, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, recognize the prior service with the Company or any of its Subsidiaries, including prior service with predecessor employers where such prior service is recognized by the Company and any of its Subsidiaries as of immediately prior to the Effective Time, of each Continuing Employee for purposes of eligibility to participate, vesting and determination of level of benefits in any employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate (but not (A) for purposes of vesting in stock options and other equity awards, (B) for the purposes of benefit accruals under any defined benefit pension plan, (C) to the extent that such recognition would result in duplication of benefits, or (D) to the extent that such recognition is prohibited by law).
(c) Subject to applicable Law and the terms of the applicable plan or operating plan guidelines, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Benefit Plans as of the time immediately preceding the Effective Time.
(d) From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall, following consultation with Parent, use their reasonable best efforts to satisfy all notice, consultation and consent requirements with respect to the employees of the Company and its Subsidiaries under applicable Law, or the terms of any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council.
(e) Nothing in this Section 5.5 will (i) be treated as an amendment of, or undertaking to establish, amend or modify any benefit plan, including any Benefit Plan, (ii) limit or prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan, including any Benefit Plan, or (iii) require Parent or any of its Affiliates to employ or engage any Continuing Employee or other individual for any period of time. The provisions of this Section 5.5 are solely for the benefit of the respective parties to this Agreement, and no provision of this Agreement, express or implied, shall confer upon any other Person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or otherwise.
Section 5.6 Publicity. The initial press release by each of the Parent and the Company with respect to the execution of this Agreement shall be acceptable to the Parent and the Company. Neither the Company nor the Parent (nor any of their respective Affiliates) shall thereafter, so long as this Agreement is in effect, issue any other press release or make any other public announcement with respect to this Agreement or the Transactions (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement) without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with the Parent in connection with any such press release or public announcement if the Company Board has made a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 5.3(d), provided that the Company, in all such events, shall provide Parent with a copy of any such press release or public announcement a reasonable time in advance of public dissemination.
Section 5.7 Directors’ and Officers’ Insurance and Indemnification.
(a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent that the Surviving Corporation is permitted by Law, and the Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent that the Surviving Corporation is permitted by Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the Company Charter and Company Bylaws in effect on the Agreement Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.
(b) Without limiting any of the obligations under paragraph (a) of this Section 5.7, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c) The Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefore would not be in excess of two hundred and fifty percent (250%) of the last annual premium paid prior to the Effective Time (the “Maximum Premium”). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement” with an annual premium not in excess of the Maximum Premium, in which case, provided that the Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than six (6) years from the Effective Time, the Parent shall be relieved from its other obligations under this Section 5.7.
(d) This Section 5.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of the Parent, Merger Sub, the Company and the Surviving Corporation. The Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 5.7 and the certificate of incorporation and bylaws of the Surviving Corporation.
(e) After the Effective Time, the Parent guarantees the full performance of the Surviving Corporation of its covenants and obligations set forth in this Section 5.7.
Section 5.8 Further Actions.
(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) Business Days of the Agreement Date unless otherwise agreed to in writing between counsel for Parent and the Company, and to make all other filings required or advisable by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline and to supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iii) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of such communication, and (iv) to provide each other with copies of all written communications or submissions from or to any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, the Parent agrees, and shall cause each of its Subsidiaries and Affiliates, to use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to terminate or expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Transactions to occur as promptly as practicable and in any event prior to the End Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, and (y) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Parent shall pay all filing fees, administrative fees, costs and expenses to any Governmental Entity incurred in connection with filings made in connection with this Section 5.8.

(b) Nothing in this Section 5.8 or otherwise in this Agreement shall require Parent to take or refrain from taking, or agree to take or refrain from taking or agree to cause its Affiliates to take or refrain from taking, any action or suffer to exist any obligation, condition, qualification, limitation, restriction or requirement that, individually or in the aggregate with any other actions, qualifications, obligations, conditions, limitations, restrictions or requirements, results in, or would reasonably be expected to result in, a Burdensome Condition; provided, however, that Parent and the Company shall, and shall cause their respective Subsidiaries and Affiliates to, propose, negotiate, agree to and consummate (subject to the final proviso of this sentence) the sale, divestiture, license or other disposition of the Fiagon Business, irrespective of economic consequences (the “Fiagon Action”), as promptly as practicable and in any event such that such sale, divestiture, license or other disposition may be consummated in advance of the End Date, provided, further, however that the preceding proviso does not obligate Parent to accept any Burdensome Condition; provided, further, that the Fiagon Action shall be conditioned upon and not be effective until the Closing. To assist Parent in complying with its obligations set forth in this Section 5.8(b), the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing (in each case at Parent’s sole expense); provided that any such agreement shall be contingent upon and not be effective until the Closing. The Company will provide all cooperation reasonably requested to assist Parent in connection with any sale, divestiture, license or other disposition of any of the capital stock, assets, rights, products or businesses of the Company and its Subsidiaries or Affiliates (in each case at Parent's sole expense), including (A) making available its management team for meetings with prospective acquirers and relevant parties regarding the assets proposed to be divested or actions proposed to be taken, (B) assisting Parent in its preparation of marketing or other relevant materials and (C) otherwise assisting Parent in facilitating any transaction or other item, in each case where any such transaction or other item would be contingent upon the occurrence of the Effective Time. Notwithstanding anything in this Agreement to the contrary, but subject to the Parent’s obligations with respect to the Fiagon Action, it is agreed that Parent shall lead and make all strategic decisions and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the completion of the transactions contemplated by this Agreement. The Company shall not, and shall not permit any of its Representatives to, make any offer, acceptance or counter offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, except as specifically requested by or agreed with Parent.
(c) Parent agrees that, between the date of this Agreement and the Closing, it shall not, and its Subsidiaries and Affiliates shall not, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person that would reasonably be expected to materially delay or prevent the consummation of the Transactions by the End Date.
Section 5.9 Reasonable Best Efforts.
(a) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 5.8, the Company, the Parent and Merger Sub shall, and the Parent and the Company shall cause their respective Subsidiaries and Affiliates to, each use their reasonable best efforts to:
(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and
(iv) execute or deliver any additional instruments necessary to consummate the Transactions, or to fully carry out the purposes of this Agreement.
The Company and the Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and the Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 5.9 shall modify, limit or otherwise affect their respective rights and responsibilities under Section 5.8.
Section 5.10 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent of all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or threatened against the Company or any of its Subsidiaries or the board of directors of the Company, or any committee thereof, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not agree to any settlement related to any Transaction Litigation without Parent’s consent, which consent shall not be unnecessarily withheld, delayed or conditioned.
Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of equity securities of the Company pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
Section 5.12 Tax Matters. Except as otherwise provided herein, all real and personal property, transfer, documentary, sales, use registration, value added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by the Parent. For the avoidance of doubt, transfer Taxes shall not include any Taxes measured in whole or in part by net income.
Section 5.13 Obligations of Merger Sub. The Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Parent hereby guarantees the payment by Merger Sub of any amounts payable by Merger Sub pursuant to this Agreement.
Section 5.14 Delisting. The Company agrees to cause to be taken all actions necessary to (a) delist the Company Common Stock from Nasdaq and (b) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time. The Parent will use all reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the date of the Closing and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to the Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 5.14 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

Section 5.15 401(k) Plan. Except with the prior written consent of the Parent, during the period from the Agreement Date to the Effective Time, the Company shall not make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the Agreement Date. The Company shall take all actions necessary or appropriate to terminate the Company’s 401(k) plan on or before the Effective Time (contingent on the occurrence of the Closing). Further, the Company shall take all steps reasonably necessary to provide for all final contributions to the Company’s 401(k) plan in amounts determined by the terms of the Company’s 401(k) plan and based upon the compensation paid to and salary deferrals made by participants through the date of the termination of the Company’s 401(k) plan. The Company shall deliver to Parent, prior to the Effective Time, evidence that the entity authorized to terminate the plan has validly adopted resolutions to terminate the Company’s 401(k) plan.
Section 5.16 No Control of Other Party’s Business. Nothing contained in this Agreement shall or is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.17 Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.
Section 5.18 Ownership of Shares. Prior to the Closing, none of the Parent or Merger Sub or any wholly owned Subsidiaries of their ultimate parent shall acquire any Shares except pursuant to this Agreement.
Section 5.19 Deerfield Facility Agreements
(a) The Company shall, and shall cause its Subsidiaries to each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with Parent and Merger Sub in doing, all things necessary, proper or advisable with respect to the Deerfield Facility Agreements, including providing timely notice to Deerfield of the Transactions as required thereunder; provided that in connection therewith, none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.
(b) Following receipt of a Major Transaction Redemption Notice or Major Transaction Early Termination Notice (each as defined in the Deerfield Convertible Notes) from a holder of the Deerfield Convertible Notes, Parent shall pay, or cause to be paid, the applicable Major Transaction Redemption Price or the Successor Major Transaction Consideration (each as defined in the Deerfield Convertible Notes), as applicable, plus accrued and unpaid interest through the date of such payment, together with any other amounts payable pursuant to the Deerfield Convertible Facility Agreement, to such holder concurrently with the Closing. Notwithstanding anything to the contrary herein, the holders of the Deerfield Convertible Notes shall be third party beneficiaries of this Section 5.19(b).
Section 5.20 Termination of Deerfield Term Facility Agreement. The Company shall terminate the Deerfield Term Facility Agreement at the Closing, and shall use reasonable best efforts to obtain at the Closing customary payoff letters from the lenders under the Deerfield Term Facility Agreement, including, subject to the payment of any applicable payoff amount, the release of all liens granted in connection with the Deerfield Term Facility Agreement.
Section 5.21 Unsecured Subordinated Loan Facility. During the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of ARTICLE VII, Parent shall provide unsecured subordinated loans from time to time in an amount no greater than the maximum amount and otherwise on the terms set forth in Section 5.21 of the Company Disclosure Schedule and otherwise on customary terms for such loans (the “Unsecured Subordinated Loans”). Promptly following the date of this Agreement (and in any event no later than August 27, 2021), the parties shall use their respective commercially reasonable efforts to negotiate and finalize definitive documentation evidencing the Unsecured Subordinated Loans. The Company shall use commercially reasonable efforts to obtain the consent of Deerfield (to the extent required) with respect to the Unsecured Subordinated Loans; provided that in connection therewith, none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.
ARTICLE VI

CONDITIONS
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, the Parent and Merger Sub, if permissible under Law) of the following conditions:
(a) no Governmental Entity having jurisdiction over the Company, the Parent or Merger Sub shall have enacted or issued any Law or Order prohibiting consummation of the Merger;
(b) this Agreement shall have been duly adopted by stockholders of the Company constituting the Company Requisite Vote in accordance with applicable Law, the Company Charter and the Company Bylaws; and
(c) The applicable waiting period (and any extension thereof) under the HSR Act and under the foreign antitrust or competition laws set forth on Section 6.1(c) of the Company Disclosure Schedule shall have expired or been terminated, or, where applicable, approval under such laws shall have been obtained (the “Antitrust Condition”).
Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver in writing of each of the following conditions:
(a) the representations and warranties of the Company set forth in this Agreement shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects as of the Closing, except (1) those representations and warranties that address matters only as to a particular date or only with respect to a specific period of time, which representations and warranties shall have been true and correct as of such date or with respect to such period of time, (2) any representation or warranty of the Company contained in Section 3.2(a) or Section 3.2(b) (Capitalization) (each subject to de minimis exceptions), and Section 3.3 (Authorization; Validity of Agreement; Company Action) shall be deemed to be not true and accurate if it fails to be true and accurate in all respects, and (3) for any representation or warranty of the Company (other than any representation or warranty referred to in clause (2) above), where failure to be so true and accurate, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein);
(b) (i) the Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants under this Agreement required to be performed at or prior to the date of Closing and (ii) since the Agreement Date, no events, circumstances, changes or effects shall have occurred, arisen, come into existence or become known and be continuing that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company and its Subsidiaries;
(c) the Company shall have delivered to Parent a certificate signed by its Chief Executive Officer or President on behalf of the Company, dated the date of Closing, certifying as to the satisfaction by the Company of the conditions described in (a) and (b) above; and
(d) there shall not be pending any lawsuit against Parent, the Company, Merger Sub, any Subsidiary of the Company or any of their respective directors, officers or members brought by a Governmental Entity, having jurisdiction over the Company, Parent or Merger Sub, challenging this Agreement or the Transactions seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operation of all or a material portion of the operations or assets of Company and its

Subsidiaries or of Parent or any of its Subsidiaries in connection with the Transactions (or Parent’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company’s Subsidiaries) pursuant to the HSR Act or any other Antitrust Laws set forth on Section 6.1(c) of the Company Disclosure Schedule.
Section 6.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing of each of the following conditions:
(a) the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the Agreement Date and, other than representations and warranties made as of a particular date (which shall have been accurate to the degree described below as of such date), as of the date of Closing as if made on and as of the date of Closing, except to the extent failure to be accurate, in the aggregate, would not constitute a Parent Material Adverse Effect;
(b) Parent and Merger Sub shall have performed and complied with, in all material respects, its obligations, agreements and covenants under the Agreement required to be performed at or prior to the date of Closing; and
(c) Parent shall have delivered to the Company a certificate signed by an authorized officer of Parent, dated the date of Closing, certifying as to the satisfaction by Parent and Merger Sub of the conditions described in (a) and (b) above.
Section 6.4 Frustration of Closing Conditions. None of the Company, the Parent or Merger Sub may rely on the failure of any condition set forth in ARTICLE VI to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.8 and Section 5.9.
ARTICLE VII

TERMINATION
Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger and the other Transactions contemplated herein may be abandoned at any time prior to the Closing:
(a) by the mutual written consent of the Company and the Parent;
(b) by either the Company or the Parent:
(i) if the Closing shall not have occurred by August 8, 2022 (as it may be extended as described below in this Section 7.1(b)(i)), the “End Date”); provided, however, that if as of such date, the Antitrust Condition or the conditions to close set forth in Section 6.1(a) (in respect of a matter involving Antitrust Laws) or Section 6.2(d) is not satisfied but all of the other conditions in ARTICLE VI shall have been satisfied or waived and each such unsatisfied condition remains capable of being satisfied or waived, then the End Date may be extended to February 6, 2023 (the “Outside Date”) at the election of Parent by written notice to the Company (and the Outside Date shall then be the End Date); provided further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;
(ii) if any Governmental Entity having jurisdiction over the Company, the Parent or Merger Sub shall have enacted or issued any Law or Order that is final and non-appealable permanently prohibiting or making illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or
(iii) this Agreement shall not have been duly adopted by stockholders of the Company constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions set forth in Section 6.1(b) to be satisfied on or prior to such date; or
(c) by the Company:
(i) upon a breach of any covenant or agreement on the part of the Parent or Merger Sub, or if any representation or warranty of the Parent or Merger Sub shall be untrue, and such breach or untruth gives rise to a failure of any condition to Closing set forth in Section 6.3(b) or Section 6.3(a), respectively; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Parent is notified in writing by the Company of such breach or inaccuracy, the Company may not terminate the Agreement pursuant to this Section 7.1(c)(i) (1) prior to such date if the Parent and Merger Sub are taking reasonable best efforts to cure such breach or inaccuracy and (2) if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
(ii) prior to the date of the Stockholders Meeting, in order to accept a Superior Proposal in compliance with Section 5.3;
(d) By the Parent or Merger Sub:
(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue and such breach or untruth gives rise to a failure of any condition to Closing set forth in Section 6.2(b) or Section 6.2(a), respectively; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Company is notified in writing by the Parent of such breach or inaccuracy, the Parent and Merger Sub may not terminate the Agreement pursuant to this Section 7.1(d)(i) (1) prior to such date if the Company is taking reasonable best efforts to cure such breach or inaccuracy and (2) if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 7.1(d)(i) shall not be available to the Parent or Merger Sub if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
(ii) if the Company Board shall have made a Change of Recommendation, except that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) will expire at 8:00 p.m., Eastern Time, on the 15th calendar day following the date on which Parent shall have received written notice thereof from the Company.
Section 7.2 Effect of Termination.
(a) In the event of the termination of this Agreement in accordance with Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to the Parent, Merger Sub and the Company, the obligations pursuant to this Section 7.2, and ARTICLE VIII, the last sentence of Section 5.2 and Section 5.6; provided, however, that except as set forth in Section 7.2(b) nothing contained in this Section 7.2 shall relieve the Parent, Merger Sub or the Company from liability for fraud or intentional and material breach of their respective covenants and agreements set forth in this Agreement.
(b) If
(i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii),
(ii) this Agreement is terminated by the Parent or Merger Sub pursuant to Section 7.1(d)(ii),

(iii) this Agreement is terminated by the Parent or Merger Sub pursuant to Section 7.1(d)(i) based on a knowing, material breach by the Company or its Subsidiaries or Representatives of Section 5.3, or
(iv) (x) this Agreement is terminated by (A) the Company or Parent pursuant to Section 7.1(b)(iii) (but only if at such time the Parent would not be prohibited from terminating this Agreement by the proviso in Section 7.1(b)(iii)) or (B) the Parent or Merger Sub pursuant to Section 7.1(d)(i), (y) there has been publicly disclosed after the Agreement Date and prior to the date of termination of this Agreement an Acquisition Proposal that remains outstanding and not withdrawn as of the date of termination of this Agreement, and (z) within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with respect to a Qualifying Transaction or consummates a Qualifying Transaction (in each case regardless of whether the Qualifying Transaction is the Acquisition Proposal referred to in clause (y)), then the Company shall pay to the Parent a termination fee of $29,250,000 in cash (the “Termination Fee”),
(A) Concurrently, in the case of a Termination Fee payable pursuant to Section 7.2(b)(i),
(B) within one (1) Business Day after termination, in the case of a Termination Fee payable pursuant to Section 7.2(b)(ii) or Section 7.2(b)(iii), and
(C) within one (1) Business Day after the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Qualifying Transaction, in the case of a Termination Fee payable pursuant to Section 7.2(b)(iv);
it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Upon payment of the Termination Fee pursuant to Section 7.2(b), the Company shall have no further liability to the Parent or Merger Sub and such payment shall be the sole and exclusive remedy of Parent and Merger Sub for any loss with respect to this Agreement or the Transaction, provided that nothing herein shall release the Company from liability for intentional and material breach of this Agreement or fraud. All payments contemplated by this Section 7.2(b) shall be made by wire transfer of immediately available funds to an account designated by the Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If the Company fails to promptly make any payment required under this Section 7.2(b) and the Parent commences a suit to collect such payment, the Company shall indemnify the Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 7.2(b).
(c) If this Agreement is terminated:
(i) pursuant to Section 7.1(b)(i), and at the time of termination, (A) all conditions set forth in Section 6.1 are then satisfied or have been waived other than the condition contained in Section 6.1(c) (or in Section 6.1(a) in respect of a matter involving Antitrust Laws), (B) there is an agreement not to consummate the Merger with any Governmental Entity with the authority to enforce any Antitrust Law, or (C) any condition set forth in Section 6.2(d) is not satisfied,
(ii) pursuant to Section 7.1(b)(ii) in respect of a matter involving Antitrust Laws, or
(iii) pursuant to Section 7.1(c)(i) based on a breach of Section 5.8, then an amount equal to the aggregate amounts outstanding under the Unsecured Subordinated Loans issued pursuant to Section 5.21 plus all accrued and unpaid interest under the Unsecured Subordinated Loans shall no longer be due and payable to Parent (such amount, the “Parent Termination Fee”). Upon satisfaction of the Parent Termination Fee pursuant to this Section 7.2(c), neither Parent nor Merger Sub shall have any further liability to the Company, and such Parent Termination Fee shall be the sole and exclusive remedy of the Company for any loss with respect to this Agreement or the Transaction, provided, further, that nothing herein shall release the Parent or Merger Sub from liability for intentional and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS
Section 8.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, by written agreement of the parties hereto, at any time prior to the date of the Closing with respect to any of the terms contained herein.
Section 8.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.
Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):
(a)	if to the Parent or Merger Sub, to:

c/o Medtronic
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: Vice President – Corporate Development
	Telephone:	(763) 505 3003
	E-Mail:	chris.cleary@medtronic.com

and

c/o Medtronic
15 Hampshire Street
Mansfield, MA 02048
	Attention:	Sr. Legal Director, Mergers & Acquisitions
	Telephone:	(508) 261 6611
	Email:	dj.sardella@medtronic.com

with a copy (which shall not constitute notice) to

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02110
	Attention:	Tara M. Fisher
Christopher D. Comeau
	E-Mail:	Tara.Fisher@ropesgray.com;
Christopher.Comeau@ropesgray.com

(b)	if to the Company, to:

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
	Attention:	Patrick Broderick, Executive Vice President, General
Counsel and Corporate Secretary
	Telephone:	(415) 748-0202
	Email:	pbroderick@intersectent.com

with copies (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
	Attention:	Matthew Hemington
	Email:	hemingtonmb@cooley.com
kcooper@cooley.com
Notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
Section 8.4 Certain Definitions. As used herein, the following terms have the following meanings:
“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than the Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of the Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving the Company or (y) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole.
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(e) herein.
“Antitrust Condition” has the meaning set forth in Section 6.1(c) herein.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.
“Assignee” has the meaning set forth in Section 8.13 herein.
“Balance Sheet Date” has the meaning set forth in Section 3.5(a) herein.
“Benefit Plan” means any of the following, whether written or unwritten, and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) currently maintained, contributed (or required to be contributed) to, or sponsored by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, or pursuant to which any Covered Employee, or any beneficiary or dependent thereof, has any present or future right to benefits or (ii) pursuant to which the Company or any of its Subsidiaries has any present or future liability (contingent or otherwise): (A) any “plan” as defined in Section 3(3) of ERISA; (B) any stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or any other equity incentive or equity-based plan, policy, program, agreement or arrangement; (C) any employment, individual consulting, compensation, profit-sharing, incentive, bonus, deferred compensation, welfare benefit, death benefit, cafeteria, medical, retiree medical or life insurance, retirement, pension, supplemental retirement, termination, salary continuation, severance, paid time off, change in control, or material fringe benefit plan, policy, program, agreement or arrangement; and (D) any other benefit plan, policy, program, agreement or arrangement.
“Book Entry Shares” has the meaning set forth in Section 2.1(c) herein.
“Burdensome Condition” means any condition or restriction imposed by a Governmental Entity on its grant of any consent, authorization, order, approval or exemption in connection with the Transactions that (except for Parent’s obligations hereunder with respect to the Fiagon Action) (a) includes a requirement to propose, negotiate, agree to, or effect any sale, divestiture, license, or other disposition of the assets, product lines, properties, or businesses owned by Parent or any Affiliate thereof or to be acquired by Parent pursuant to this Agreement (other than the Fiagon Action) or agree to any conditions, restrictions, or limitations on the conduct of it or its Affiliates or to accept any obligation to any Governmental Entity (b) would reasonably be expected to prevent consummation of any of the Transactions, (c) would reasonably be expected to result in any of the Transactions being rescinded following consummation, or (d) that would reasonably be expected to limit or otherwise adversely affect the right of Parent (or any Affiliate thereof) to control any of the Company or its Subsidiaries or to retain or operate without limitation all or any portion of the Company’s or its Subsidiaries’ business (other than the Fiagon Action) or assets or any portion of the business or assets of Parent or any of its Affiliates.
“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in Boston, Massachusetts are authorized by Law to be closed.
“Capitalization Date” has the meaning set forth in Section 3.2(a) herein.
“CARES Act” has the meaning set forth in Section 3.14(e) herein.
“CERCLA” has the meaning set forth within the definition of Environmental Laws herein.
“Certificate of Merger” has the meaning set forth in Section 1.2 herein.
“Certificates” has the meaning set forth in Section 2.1(c) herein.
“Change of Recommendation” has the meaning set forth in Section 5.3(d) herein.
“Closing” has the meaning set forth in Section 1.2 herein.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock Merger Consideration” has the meaning set forth in Section 2.1(c) herein.
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet” shall mean the balance of the Company as of the Balance Sheet Date, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended on the Balance Sheet Date.
“Company Board” has the meaning set forth in Recital B herein.
“Company Board Recommendation” has the meaning set forth in Recital B herein.
“Company Bylaws” has the meaning set forth in Section 3.1 herein.
“Company Charter” has the meaning set forth in Section 1.1(b) herein.
“Company Common Stock” has the meaning set forth in Section 2.1(b) herein.

“Company Disclosure Documents” means the Proxy Statement and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the Transactions.
“Company Disclosure Schedule” has the meaning set forth in ARTICLE III herein.
“Company Equity Plans” means the Company ESPP, the Intersect ENT, Inc. 2003 Equity Incentive Plan, the Intersect ENT, Inc. 2013 Equity Incentive Plan, and the Intersect ENT, Inc. 2014 Equity Incentive Plan.
“Company ESPP” means the Intersect ENT, Inc. Amended and Restated 2014 Employee Stock Purchase Plan.
“Company Material Adverse Effect” means, any event, circumstance, change or effect that has a material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States or the global economy or (iii) the United States financial or securities markets shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company; and provided further that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, a Company Material Adverse Effect: (1) the execution or the announcement of this Agreement (except to the extent that such change or effect was the result of a breach of Section 3.4(a)), (2) natural disasters, epidemics, pandemics (including COVID-19), acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company, (3) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (4) any enactment or other action required by Law, required by this Agreement or taken at the request of the Parent or Merger Sub, (5) any litigation brought or threatened by stockholders of either the Parent or the Company (whether on behalf of the Company, the Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents, (6) any changes in Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof), (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Company Disclosure Document, (8) any decrease in the market price or trading volume of Company Common Stock (but not the underlying cause of such decrease), (9) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (but not the underlying cause of such failure), or (10) any fluctuations in foreign currency exchange rates.
“Company Option” has the meaning set forth in Section 2.4(b) herein.
“Company Performance Stock Unit” has the meaning set forth in Section 2.4(e) herein.
“Company Requisite Vote” has the meaning set forth in Section 3.3 herein.
“Company Restricted Stock Unit” has the meaning set forth in Section 2.4(d) herein.
“Company SEC Reports” has the meaning set forth in Section 3.5(a) herein.
“Company Stockholders” has the meaning set forth in Recital B herein.
“Company’s Knowledge” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 3.8 of the Company Disclosure Schedule. With respect to matters involving Intellectual Property rights, knowledge does not require that any of the Company’s executive officers or directors conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers or directors.
“Confidentiality Agreement” has the meaning set forth in Section 5.2 herein.

“Consideration Fund” has the meaning set forth in Section 2.2(a) herein.
“Continuing Employees” has the meaning set forth in Section 5.5(a) herein.
“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation, whether written or oral.
“Covered Employee” means each current, retired or former employee, officer or director (whether or not an employee) of, or contractor, consultant, or other service provider (whether or not an employee) to, the Company or any of its Subsidiaries.
“COVID-19” means the novel coronavirus (2019-nCoV).
“Deerfield” means Deerfield Partners, L.P.
“Deerfield Convertible Facility Agreement” means the facility agreement dated May 11, 2020 by and among the Company, as borrower, certain of the Company’s subsidiaries from time to time party thereto as guarantors and Deerfield relating to the issuance and sale by the Company to Deerfield of $65.0 million of principal amount of 4.0% unsecured senior convertible notes.
“Deerfield Convertible Notes” means the $65.0 million of principal amount of 4.0% unsecured senior convertible notes issued pursuant to the Deerfield Convertible Facility Agreement.
“Deerfield Facility Agreements” means the Deerfield Convertible Facility Agreement and the Deerfield Term Facility Agreement.
“Deerfield Term Facility Agreement” means the facility agreement dated July 22, 2021, by and among the Company, as borrower, the loan parties from time to time party thereto, the lenders set forth thereto, and Deerfield.
“Delisting Period” has the meaning set forth in Section 5.14 herein.
“DGCL” has the meaning set forth in Section 1.1(a) herein.
“Dissenting Shares” has the meaning set forth in Section 2.3(a) herein.
“Effective Time” has the meaning set forth in Section 1.2 herein.
“End Date” has the meaning set forth in Section 7.1(b)(i) herein.
“Environmental Laws” means any applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of the environment, or, as such relates to exposure to or the handling of hazardous substances, health and safety, including the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of analogous effect.
“ERISA” has the meaning set forth within the definition of Benefit Plan herein.
“ERISA Affiliate” has the meaning set forth in Section 3.9(b) herein.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDCA” has the meaning set forth in Section 3.19(a) herein.
“Fiagon Business” means the assets of the Company acquired in its acquisition of Fiagon AG Medical Technologies as they exist as of the date hereof, including any improvements, developments, modifications or other changes with respect thereto through the date hereof.
“GAAP” means generally accepted accounting principles in the United States.

“Good Manufacturing Practices” has the meaning set forth in Section 3.19(a) herein.
“Governmental Entity” means any body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Parties” has the meaning set forth in Section 5.7(a) herein.
“Insured Parties” has the meaning set forth in Section 5.7(c) herein.
“Intellectual Property” means rights in patents, patent applications, inventions, invention disclosures, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, registered copyrighted works and unregistered copyrightable works (including proprietary software, works of authorship, and other copyrightable works), technology, trade secrets, know-how, formulae, processes, methods, designs and other intellectual property and proprietary rights.
“IRS” has the meaning set forth in Section 3.9(c) herein.
“Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 3.8 of the Company Disclosure Schedule.
“Knowledge of the Parent” has the meaning set forth in Section 4.9 herein.
“Law” means any applicable federal, state, local, or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.
“License-In Contracts” has the meaning set forth in Section 3.12(b) herein.
“License-Out Contracts” has the meaning set forth in Section 3.12(b) herein.
“Material Contract” has the meaning set forth in Section 3.8(a).
“Maximum Premium” has the meaning set forth in Section 5.7(c) herein.
“Medical Device” has the meaning set forth in Section 3.19(d) herein.
“Merger” has the meaning set forth in Recital A herein.
“Merger Consideration” has the meaning set forth in Section 2.1(d) herein.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Assignee” has the meaning set forth in Section 8.13 herein.
“Nasdaq” means The NASDAQ Stock Market LLC.
“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.9(i) herein.
“Notice Period” has the meaning set forth in Section 5.3(e) herein.
“Order” order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity.
“Outside Date” has the meaning set forth in Section 7.1(b)(i) herein.
“Parent” has the meaning set forth in the Preamble.
“Parent Assignee” has the meaning set forth in Section 8.13.
“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV herein.
“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of the Parent or Merger Sub to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impedes the Parent’s or Merger Sub’s ability to consummate the Transactions.
“Parent Termination Fee” has the meaning set forth in Section 7.2(c) herein.

“Parent’s Knowledge” has the meaning set forth in Section 4.9 herein.
“Paying Agent” has the meaning set forth in Section 2.2(a) herein.
“Performance-Based Options” has the meaning set forth in Section 2.4(c) herein.
“Permits” has the meaning set forth in Section 3.11(a) herein.
“Person” has the meaning set forth in Section 2.2(b) herein.
“Personal Data” means any information in the Company’s or its Subsidiaries’ possession that constitutes “personal data”, “personal information” or similar term as defined by applicable Law.
“Post-Closing SEC Reports” has the meaning set forth in Section 5.14 herein.
“Preferred Stock Merger Consideration” has the meaning set forth in Section 2.1(d) herein.
“Prohibited Payment” has the meaning set forth in Section 3.11(b) herein.
“Proxy Statement” has the meaning set forth in Section 5.4(b) herein.
“Qualifying Transaction” means any acquisition of (i) 50% or more of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
“Real Property” has the meaning set forth in Section 3.15 herein.
“Representatives” means, with respect to any Person, any of such Person’s officers, employees, counsel, investment bankers, accountants and other authorized representatives.
“SEC” means the United States Securities and Exchange Commission.
“Section 409A” has the meaning set forth in Section 3.9(h) herein.
“Securities Exchange Rules” means the rules of Nasdaq, with respect to the Company, or of New York Stock Exchange LLC, with respect to Parent or its ultimate parent entity.
“Series D Preferred Stock” means the convertible Series DF-1 Preferred Stock issuable upon a conversion of the Deerfield Convertible Notes.
“Shares” means the Company Common Stock and Series D Preferred Stock.
“Stockholders Meeting” has the meaning set forth in Section 5.4(a) herein.
“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power or (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions.
“Superior Proposal” means any Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Company Board determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company Stockholders than the Transactions.
“Surviving Corporation” has the meaning set forth in Section 1.1(a) herein.
“Tax” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, amounts levied for lack of transfer pricing documentation, obligations and charges of the same or of a similar nature to any of the foregoing.
“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Taxing Authority, including any attachments, amendments and supplements thereto.
“Taxing Authorities” has the meaning set forth in Section 3.14(a) herein.
“Termination Fee” has the meaning set forth in Section 7.2(b) herein.
“Transaction Litigation” has the meaning set forth in Section 5.10 herein.
“Transactions” has the meaning set forth in Recital B herein.
“Vested Company Performance Stock Unit” has the meaning set forth in Section 2.4(e) herein.
“Vested Performance-Based Options” has the meaning set forth in Section 2.4(c) herein.
Section 8.5 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 8.6 Counterparts. This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except (i) for the rights of the Company Stockholders to receive the Merger Consideration following the Effective Time in accordance with ARTICLE II and (ii) as provided in Section 5.7 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.
Section 8.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section 8.10 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware); provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any such court in any other court or jurisdiction.
Section 8.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 8.12 Specific Performance.
(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (i) each party hereby waives, in any action for specific performance, any and all defenses in any action for specific performance, including the defense of adequacy of a remedy at Law and (ii) each party shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to specific performance of the terms of this Agreement and to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 8.9, in each case without the posting of a bond or undertaking or other security as a prerequisite to obtaining equitable relief.
(b) Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 8.12(a), subject to Section 7.2(b), each party may pursue any other remedy available to it at Law or in equity, including monetary damages (in the case of the Company) based on the consideration that would otherwise have been payable to the Company Stockholders under this Agreement; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional and material breach of this Agreement or fraud prior to such termination. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.
Section 8.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (A) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligation hereunder to an Affiliate of Parent or Parent Assignee (each, a “Merger Sub Assignee”) and (B) Parent may assign, in its sole discretion and without the consent of any other party, any of its rights, interests and obligations hereunder to an Affiliate of Parent (each, each, a “Parent Assignee” together with each Merger Sub Assignee, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and Merger Sub to consummate the Transactions and (y) in connection with any assignment by Parent or Merger Sub to an Assignee pursuant to this Section 8.13, the Parent and Merger Sub (and the assignor, if applicable) shall remain liable for the performance by the Parent and Merger Sub (and such assignor, if applicable) of their obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
Section 8.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.

Section 8.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
Section 8.16 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.17 Construction; Interpretation. For purposes of this Agreement:
(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”
(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.
(e) The term “or” is not intended to be exclusive unless expressly indicated otherwise.
(f) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.
Section 8.18 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.19 Waiver of Jury Trial. EACH OF THE PARENT, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.19.
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IN WITNESS WHEREOF, the Company, the Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
INTERSECT ENT, INC.

By:	/s/ Thomas A. West
Name: Thomas A. West
Title: Chief Executive Officer and President
MEDTRONIC, INC.

By:	/s/ Christopher Cleary
Name: Christopher Cleary
Title: Vice President, Corporate Development
PROJECT KRAKEN MERGER SUB, INC.

By:	/s/ Christopher Cleary
Name: Christopher Cleary
Title: Vice President

SCHEDULE 5.21 – UNSECURED SUBORDINATED CREDIT FACILITY
Intersect ENT, Inc.
Unsecured Subordinated Delayed Draw Term Loan Facility
Summary of Principle Terms and Conditions
Set forth below is a summary of the principal terms and conditions for the Credit Facility (as defined below). This summary is for indicative purposes only and does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation for the Credit Facility and is not intended to limit the scope of discussion and negotiation of any matters relating thereto.
Borrower:	Intersect ENT, Inc., a Delaware corporation (the “Borrower”).

Lender:	Medtronic, Inc., a Minnesota corporation (the “Lender”).

Existing Deerfield Facility:
Facility Agreement, dated as of July 22, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Deerfield Facility”), by and among the Borrower, the other Loan Parties (as defined therein) party thereto from time to time, the lenders set forth on the signature page thereto, Deerfield Partners, L.P. (“Deerfield”), as agent for itself and the other Secured Parties (as defined therein) thereto.

Merger Transaction:
The merger of Project Kraken Merger Sub, Inc., a Delaware corporation, a wholly owned subsidiary of Lender (“Merger Sub”), with and into the Borrower, with the Borrower surviving as a wholly owned subsidiary of the Lender (the “Merger”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 6, 2021 (the “Signing Date”) to which this Schedule 5.21 is attached (the “Merger Agreement”), by and among the Borrower, the Lender, and Merger Sub.

Credit Facility:
Commitments to provide an unsecured subordinated delayed draw term loan facility (the “Credit Facility”) in an aggregate principal amount of up to $75,000,000 (the “Maximum Amount”) to be funded, at the option of the Borrower, in five tranches of $15,000,000 per fiscal quarter, which commitments shall be available to the Borrower on and after the Initial Commitment Date (as defined below) and through the Merger Termination Date (as defined below).

The Credit Facility shall be subordinated to the Existing Deerfield Facility in right of payment, pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to Deerfield and entered into between Deerfield and the Lender.

Use of Proceeds:	The proceeds of loans borrowed under the Credit Facility shall be used for working capital funding requirements and other general corporate purposes of the Borrower.

Availability:
The Credit Facility shall be available to the Borrower commencing on the closing date of the Credit Facility or such later date as agreed to by Lender and Borrower (the “Initial Commitment Date”) until the earlier of (i) the date the Merger Agreement is terminated for any reason without the closing of the Merger (such date, the “Merger Termination Date”) and (ii) the closing of the Merger. Principal plus accrued and unpaid interest will be payable on the Maturity Date.

Maturity Date:
The earliest to occur of: (i) the declaration of acceleration upon an event of default; or (ii) 180 days following the earlier of (x) the “Maturity Date” (as defined in the Existing Deerfield Facility) and (y) the date on which Existing Deerfield Facility has been fully paid in cash and is terminated (such date, the “Maturity Date”). The aggregate amounts outstanding under the Credit Facility, including all accrued and unpaid interest and other amounts owing, shall be forgiven in the event that the Lender is obligated to pay a termination fee to the Borrower under the terms of the Merger Agreement.

Interest Rate:	Loans drawn under the Credit Facility will accrue interest at a rate equal to 5% per annum. Interest shall be payable on the Maturity Date.

Loan Documentation:
Substantially similar affirmative and negative covenants to the Deerfield Convertible Facility Agreement (it being agreed that such covenants shall not be more restrictive than the Deerfield Convertible Facility Agreement and shall not include covenants that are specific to the conversion features of the Deerfield Convertible Notes or trading in securities of the Borrower). Borrower may draw down on additional tranches of the Existing Deerfield Facility without any Lender consent, provided that such additional tranches are drawn to fund the remaining payments owed in respect of the acquisition of Fiagon AG Medical Technologies. Notwithstanding anything to the contrary herein, the terms and documentation (including the subordination terms) for the Credit Facility shall be acceptable to Deerfield.

Guaranty:	Guaranteed by Subsidiaries of the Borrower that are guarantors under the Existing Deerfield Facility.

Conditions Precedent to
Borrowing Term Loans:
(i) The Borrower shall not have materially breached any of its obligations under the Merger Agreement; (ii) there shall not have been any Change of Recommendation; and (iii) delivery of a borrowing request that includes a covenant of the Borrower to use the Credit Facility funds in accordance with the operating plan delivered under the Merger Agreement, and otherwise in customary form.

Events of Default:
Includes (i) a change in control other than pursuant to the proposed transaction; (ii) payment default; (iii) cross-acceleration to the Deerfield Facility and other material indebtedness; and (iv) bankruptcy events of default.

Amendments and Waivers:	Except as otherwise set forth herein, amendments and waivers of the provisions of the documentation for the Credit Facility will require the prior written approval of the Borrower and the Lender.

No Transfer of Control
Nothing contained herein shall give to the Lender, directly or indirectly, rights to control or direct the operations of the Borrower or any of subsidiary of Borrower prior to the closing of the Merger. Prior to the closing of the Merger, each of the Borrower and its subsidiaries shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision of its operations.

Governing Law:	New York.

Annex B

PERSONAL AND CONFIDENTIAL
August 6, 2021
Board of Directors
Intersect ENT, Inc.
155 Adams Drive
Menlo Park, CA 94025

Ladies and Gentlemen:
Attached is our opinion letter, dated August 6, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Medtronic, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Intersect ENT, Inc. (the “Company”) of the $28.25 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 6, 2021, by and among Parent, Project Kraken Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)

PERSONAL AND CONFIDENTIAL
August 6, 2021
Board of Directors
Intersect ENT, Inc.
155 Adams Drive
Menlo Park, CA 94025

Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Medtronic, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Intersect ENT, Inc. (the “Company”) of the $28.25 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 6, 2021 (the “Agreement”), by and among Parent, Project Kraken Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with its acquisition of Fiagon AG Medical Technologies in October 2020, and as financial advisor to the Company in connection with its convertible notes financing in May 2020. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager to Medtronic Global Holdings S.C.A., an affiliate of Parent, in connection with its senior notes offering in September 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

Board of Directors
Intersect ENT, Inc.
August 6, 2021

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $28.25 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $28.25 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors
Intersect ENT, Inc.
August 6, 2021

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $28.25 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)

ANNEX C

Section 262 of the General Corporate Law of Delaware
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the

Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[Preliminary - Subject to Completion]

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/XENT2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you submit this proxy card by mail, it must be received no later than 11:59 p.m. Eastern Time on [*].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59694-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERSECT ENT, INC.

[Preliminary - Subject to Completion]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)/Title	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D59695-TBD

[Preliminary - Subject to Completion]

INTERSECT ENT, INC.
Special Meeting of Stockholders
[DATE] [TIME] PACIFIC TIME
This proxy is solicited by the Board of Directors

The undersigned stockholder of INTERSECT ENT, INC. ("Intersect ENT"), a Delaware corporation, hereby appoints Thomas A. West and Patrick A. Broderick, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Intersect ENT to be held on [TBD], at [TBD] Pacific Time (the "Special Meeting"), via live webcast at www.virtualshareholdermeeting.com/XENT2021SM or by means of remote communication, and at any adjournment or postponement thereof, and to vote all shares of Intersect ENT common stock that the undersigned would be entitled to vote if virtually present upon such business as may properly come before the Special Meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted "FOR" Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Continued and to be signed on reverse side